Exhibit 10(C)

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 12, 2010

between

THE FIRST AMERICAN CORPORATION

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent and the Collateral Agent

J.P. MORGAN SECURITIES INC,

WELLS FARGO SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

US BANK, NATIONAL ASSOCIATION,

COMERICA BANK

BANK OF AMERICA, N.A.,

as Documentation Agents

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

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SECTION 10.18.	Certain Financial Statements	97

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 12, 2010, among THE FIRST AMERICAN CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

The Borrower (as hereinafter defined), certain lenders and JPMorgan Chase Bank, N.A., as the administrative agent thereunder are parties to the Second Amended and Restated Credit Agreement dated as of November 16, 2009 (as so amended and in effect immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”);

The Borrower and certain of the lenders party to the Existing Credit Agreement desire that the Existing Credit Agreement be amended in certain respects and to be restated in its entirety, and accordingly, the Borrower and the Administrative Agent with the consent of such lenders hereby agree to amend the Existing Credit Agreement and the parties hereto hereby agree to restate the Existing Credit Agreement, as so amended, in its entirety, effective as of the Closing Date (as hereinafter defined). The execution and delivery of this Agreement shall not constitute a novation of the Existing Credit Agreement and all parties to the Existing Credit Agreement shall continue as parties to this agreement. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Borrower or any of its Subsidiaries (by purchase or otherwise) of all or substantially all of the business, property or fixed assets of, or the Capital Stock of, any Person or any division, business unit or line of business of any Person.

“Additional Collateral Documents” has the meaning assigned to such term in Section 6.09(b).

“Additional Revolving Commitment Lender” means any Person that agrees to provide a Revolving Commitment or (in the case of an existing Revolving Lender) agrees to increase the amount of its Revolving Commitment pursuant to Section 2.17, in each case with the consent of the Administrative Agent (such consent not to be unreasonably withheld).

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

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“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder and shall include any successor the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries; (b) none of the Subsidiaries of the Borrower shall be Affiliates of the Borrower and (c) (i) at any time prior to the Spin-Off, FINCO and its Subsidiaries shall be Affiliates of the Borrower and its Subsidiaries and (ii) at any time after the Spin-Off, FINCO and its Subsidiaries shall only be Affiliates of the Borrower and its Subsidiaries if FINCO or any Subsidiary of FINCO directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Borrower or any of its Subsidiaries.

“Agreement” means this Third Amended and Restated Credit Agreement, among The First American Corporation, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.00%. For purposes of this definition, Adjusted LIBO Rate shall be determined using Adjusted LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of Adjusted LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, Adjusted LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, as the case may be.

“Applicable Rate” means (a) with respect to any Revolving Loan that is a Eurodollar Loan or an ABR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, respectively, opposite the applicable Leverage Ratio then in effect:

Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
>2.00	3.25%	2.25%	0.50%

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1.00 to 2.00	3.00%	2.00%	0.50%
<1.00	2.75%	1.75%	0.50%

provided that (i) for purposes of the foregoing, the initial Leverage Ratio is 2.60 to 1.00 and (ii) any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c) and (b) with respect to any Term Loan that is a Eurodollar Loan, 3.25% if the Leverage Ratio is greater than or equal to 1.00 to 1.00 and 3.00% if the Leverage Ratio is less than 1.00 to 1.00, and with respect to any Term Loan that is an ABR Loan, 2.25% if the Leverage Ratio is greater than or equal to 1.00 to 1.00 and 2.00% if the Leverage Ratio is less than 1.00 to 1.00, provided that the Applicable Rate for any Incremental Term Loan shall be set forth in the relevant Incremental Term Loan Agreement.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any single Disposition or related series of Dispositions by the Borrower or any of its Subsidiaries to any Third Party of (a) any of the Capital Stock of any of the Borrower’s Subsidiaries, (b) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries outside of the ordinary course of business, or (c) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries (other than any such other assets to the extent that the aggregate value of such other assets Disposed of in any single Disposition or related series of Dispositions is equal to $5,000,000 or less).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender as assignor and an assignee (with the consent of each Person whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Retained Cash” means, on any Excess Cash Flow Application Date, an amount (which may be a negative amount) equal to the sum of:

(a) the aggregate amount of all Excess Cash Flow calculated prior to or on such Excess Cash Flow Application Date beginning with the Fiscal Year ending December 31, 2011; minus

(b) the aggregate principal amount of Term Loans prepaid or required to be prepaid prior to or on such Excess Cash Flow Application Date and since the Closing Date pursuant to Section 2.08(c).

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“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means The First American Corporation, a California corporation.

“Borrowing” means a Revolving Borrowing or a Term Borrowing.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets (including, without limitation, data and software) or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Securities” means preferred securities issued by a Subsidiary of the Borrower organized as a Delaware business trust that are redeemable, at the option of such issuer, ten years or more after the issuance thereof, which securities are guaranteed by the Borrower and the proceeds of which are invested in junior subordinated securities of the Borrower.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public

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instrumentality thereof, each having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least “A-1” or “P-1” (or long-term ratings of at least “A2” or “A”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 1 or VMIG 1 from Moody’s (or the equivalent thereof); (c) commercial paper maturing not more than 12 months after the date of creation thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s; (d) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing within 6 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank that has combined capital and surplus of not less than $500,000,000; (e) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the requirements specified in clause (d) above or with any securities dealer of recognized national standing; (f) shares of investment companies registered under the Investment Company Act of 1940, as amended, or money market funds that invest solely in one or more of the types of investments referred to in clauses (a) through (e) above; and (g) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments comparable to the types of Investments described in clauses (a) through (f) above made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“Cash Management Practices” means the cash, Cash Equivalent and short-term investment management practices of the Loan Parties as approved by the board of directors or chief financial officer of the Borrower from time to time, including any Indebtedness of the Loan Parties incurred in the ordinary course of business having a maturity of ninety two (92) days or less representing borrowings from any financial institution with which the Loan Parties have a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash and Cash Equivalents purchased by the relevant Loan Party with the proceeds of such borrowings.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means that during any period of 25 consecutive calendar months, (i) a majority of the board of directors of the Borrower shall no longer be composed of individuals (a) who were members of said board on the Closing Date after giving effect to the Spin-Off, (b) whose election or nomination to said board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of said board or (c) whose election or nomination to said board was approved by individuals referred to in clauses (a) and (b)

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above constituting at the time of such election or nomination at least a majority of said board or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower.

“Closing Date” means the first date on which all of the conditions set forth in Section 5.01 have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent for the benefit of the Secured Parties under the Collateral Documents and shall include any successor Collateral Agent.

“Collateral Documents” means, and includes each of, the Guarantee and Collateral Agreement, any Additional Collateral Document and all other security documents that may be entered into from time to time after the Closing Date by the Borrower or any Subsidiary of the Borrower granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Commitment” means, as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C annexed hereto delivered to the Administrative Agent and Lenders by the Borrower pursuant to Section 6.01(c).

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income plus (b) to the extent the following items are deducted in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) Consolidated Interest Expense, (ii) taxes computed on the basis of income, (iii) total depreciation expense, (iv) total amortization expense (including amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) of such Person determined on a consolidated basis for such period), (v) any expenses or charges incurred in connection with any issuance of debt or equity securities (including upfront fees payable in respect of bank facilities), (vi) any fees and expenses related to Acquisitions and Investments permitted hereunder or acquisitions consummated prior to the date hereof, (vii) any other non-cash charges (including without limitation impairment charges and excluding any such non-cash

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charges representing an accrual or reserve for expected cash items in any future period), (viii) any deduction for minority interest expense, (ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, (x) restructuring charges, reserves and severance charges for such period, not to exceed $20,000,000 for any one Fiscal Year and (xi) unrealized losses in respect of Swap Agreements (but adding any realized losses to the extent not deducted in calculating such Consolidated Net Income) and minus (c) to the extent the following items are added in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) any non-recurring gains, (ii) any non-cash gains, (iii) unrealized gains in respect of Swap Agreements (but deducting any realized gains to the extent not included in calculating such Consolidated Net Income) and (iv) any gains arising as a result of the repurchase of Existing Notes at a discount, all of the foregoing as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

“Consolidated Companies” means the Borrower and its Subsidiaries.

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding the current portion of Indebtedness of the Borrower and its Subsidiaries; provided that any such excluded current portion of Indebtedness shall solely be in respect of Indebtedness which has a final maturity, or which is renewable or extendable (at the option of the Borrower) to a date, that is more than one year from such date of determination of “total current liabilities”.

“Consolidated Interest Expense” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Swap Agreements accrued during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP plus, for any period prior to the Spin-Off, any allocation of general corporate expenses and overhead not attributable to the Borrower and its Subsidiaries in accordance with GAAP; provided that there shall be excluded (a) any income (or loss) in the Fiscal Year ending December 31, 2010 from discontinued operations related to the Spin-Off, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Subject Person or is merged into or consolidated with the Subject Person or any of its Subsidiaries or that Person’s assets are acquired by

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the Subject Person or any of its Subsidiaries, (c) any after-tax gains or losses, and any related fees and expenses, in each case to the extent attributable to Asset Sales or returned surplus assets of any Plan, (d) any currency gains and losses, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date.

“Consolidated Total Senior Secured Debt” means, as at any date, the principal amount of all Consolidated Total Debt that is not subordinated to the Obligations and that is secured by a first priority Lien on any assets of the Borrower and its Subsidiaries.

“Consolidated Working Capital” means, as at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CoreLogic Buyback” has the meaning assigned to that term in Section 7.03(k).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed

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for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule II.

“Disposition” means, with respect to any property, any sale, lease, Sale/Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dissenting Lender” has the meaning specified in Section 10.02(c).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Borrower organized under the laws of the United States or any state thereof.

“ECF Percentage” means 50%; provided, that, with respect to each Fiscal Year ending on or after December 31, 2011, the ECF Percentage shall be reduced to 0% if the Leverage Ratio as of the last day of such Fiscal Year is less than 1.0 to 1.0.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the

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minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or the failure by Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan pursuant to Section 4042 of ERISA; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any written notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excess Cash Flow” means, for any Fiscal Year, (a) the sum of (i) Consolidated Net Income for such Fiscal Year and, without duplication (including of amounts included in determining Consolidated Net Income), (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication (including of amounts deducted in determining Consolidated Net Income), of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures, Acquisitions permitted under Section 7.06(d) and Investments permitted under Sections 7.03(h), (i), (j), (k), (n) and (p) (excluding (A) for any such Capital Expenditure, the principal amount of Indebtedness (other than Loans) incurred in connection therewith and the proceeds of any Reinvestment Deferred Amount used as financing therefor and (B) for any such Acquisition or Investment, the principal amount of Indebtedness (other than Loans) incurred in connection therewith (but including any earnout or other payments made in connection with any such Acquisition)), (iii) the aggregate amount of all prepayments of Revolving Loans during such Fiscal Year to the

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extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such Fiscal Year, (iv) the aggregate amount of all regularly scheduled principal payments of outstanding Indebtedness (including the Loans and the principal component of any payments in respect of Capital Leases) of the Borrower and its Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such Fiscal Year, (vi) prior to any Reinvestment Prepayment Date with respect thereto and to the extent included in arriving at Consolidated Net Income, the proceeds of any Reinvestment Deferred Amount, (vii) cash indemnity payments made pursuant to indemnification provisions in any agreement in connection with the Spin-Off or any Asset Sale permitted pursuant to this Agreement and (viii) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date” has the meaning assigned to such term in Section 2.08(c).

“Excluded Domestic Subsidiaries” means, (i) as of any date of determination from the Closing Date until 90 days thereafter, those Domestic Subsidiaries of the Borrower that, collectively for the four-Fiscal Quarter period ended most recently prior to such date of determination, constituted less than 10% of the Total Domestic Assets for such period and (ii) as of any date of determination beginning 90 days after the Closing Date, those Domestic Subsidiaries of the Borrower that, collectively for the four-Fiscal Quarter period ended most recently prior to such date of determination, constituted less than 5% of Total Domestic Assets for such period.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Subsidiary” means any Excluded Domestic Subsidiary or any Foreign Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign

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Lender’s failure or inability to comply with Section 2.14(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Existing Note Documents” means the indentures and/or trust agreements pursuant to which the Existing Notes were issued.

“Existing Notes” means the (a) 5.70% senior debentures of the Borrower, due August 2014, (b) 7.55% senior debentures of the Borrower, due August 2028, (c) preferred plus 7.55% trust certificates series FAR-I evidencing a fractional undivided interest in a portion of the senior debentures of the Borrower described in clause (b) (the “Trust Certificates”), (d) 8.50% trust preferred securities, due 2012, issued by First American Capital Trust and (e) 8.50% junior subordinated deferrable interest debenture of the Borrower, due 2012.

“Existing Revolving Commitment Termination Date” has the meaning assigned to such term in Section 2.17(a).

“Experian” means Experian Information Solutions, Inc., an Ohio corporation, or any Affiliate thereof that holds a membership interest in FARES.

“Experian Buyout Date” means the first date on which the Borrower and its Subsidiaries own 100% of the membership interests of FARES.

“Facility” means each of the Term Facility and the Revolving Facility.

“FAREISI” means First American Real Estate Information Services, Inc., a California corporation and a Wholly Owned Subsidiary of the Borrower.

“FARES” means First American Real Estate Solutions LLC, a California limited liability company.

“FARES Documents” means (i) the Amended and Restated Contribution and Joint Venture Agreement among the Borrower, FAREISI, Experian and FARES, dated as of December 31, 2009 and (ii) the Amended and Restated Operating Agreement among FAREISI and Experian, dated as of December 31, 2009.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of

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the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FINCO” means First American Financial Corporation, a Delaware corporation.

“FINCO Subsidiary” means each Person that is a Subsidiary of FINCO at the time of the Spin-Off.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (a) such Lien has priority over any other Lien on such Collateral and (b) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to Section 7.02) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to

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support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranties” means the Guarantee and Collateral Agreement and any guaranty entered into by any Subsidiary of the Borrower pursuant to Section 6.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Closing Date” has the meaning assigned to such term in Section 2.06(d).

“Incremental Term Lender” has the meaning assigned to such term in Section 2.06(d).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.06(d).

“Incremental Term Loan Agreement” has the meaning assigned to such term in Section 2.06(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including surplus debentures or notes whether or not characterized as liabilities for purposes of GAAP and non-perpetual preferred stock requiring redemption or repurchase and any option exercisable in respect thereof to the extent of such redemption or repurchase), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) for purposes of Article VIII(f) only, all obligations of such Person under Swap Agreements, after giving effect to applicable netting arrangements; provided that Indebtedness shall include the aggregate

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liquidation preference of all Capital Securities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“INFOCO Subsidiary” means, on any date of determination prior to the date of the Spin-Off, each Subsidiary of the Borrower other than FINCO or any FINCO Subsidiary.

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Issuing Lender” means JPMCB or Wells Fargo Bank, National Association or any affiliate of either thereof, each in its capacity as issuer of any Letter of Credit. References to “the Issuing Lender” herein shall refer to the Lender or affiliate that is being requested to issue the Letter of Credit in question or that has issued such Letter of Credit.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period, (c) with respect to any Revolving Loan, upon termination of the Revolving Commitments and (d) with respect to any Term Loan, on the sixth anniversary of the Closing Date.

“Interest Period” means (a) for any Borrowing (other than an ABR Borrowing), the Interest Period of the Loan or Loans constituting such Borrowing; and (b) (i) for any Revolving Loan that is a Eurodollar Loan, the period commencing on the date of such Revolving Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if agreed to by all Lenders) nine or twelve months thereafter, as specified in the applicable Borrowing Request or Interest Election Request and (ii) for any Term Loan that is a Eurodollar Loan, the period commencing on the date of such Term Loan and ending on the numerically corresponding day in the calendar month that is three or six months or (if agreed to by all Lenders) one, two, nine or twelve months thereafter, as specified in the applicable Interest Election Request (it being understood and agreed that, pursuant to Section 2.05(a), for the first 30 days following the Closing Date the Administrative Agent may (in its sole reasonable discretion) designate an Interest Period of one month for the Term Loans that are Eurodollar Loans); provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such

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next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of, any other Person (other than a Person that prior to such purchase or acquisition was a Subsidiary (other than any Excluded Subsidiary) of the Borrower), (b) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any Third Party, including all indebtedness and accounts receivable from that Third Party that are not current assets or did not arise from sales to that Third Party in the ordinary course of business, or (c) any monetary obligations under Swap Agreements not constituting hedging agreements; provided, however, that the purchase of any Trust Certificates (as defined in the definition of “Existing Notes”) shall not constitute an “Investment.” The amount of any Investment shall be (i) the original cost of such Investment minus (ii) the lesser of (A) the aggregate amount of any repayments, redemptions, dividends or distributions thereon or proceeds from the sale thereof, in each case to the extent of cash payments (including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) actually received by the Borrower or the applicable Subsidiary of the Borrower, and (B) the aggregate amount described in the immediately preceding clause (i).

“IP Collateral” means the intellectual property Collateral under the Guarantee and Collateral Agreement.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, limited liability company, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMCB” means JPMorgan Chase Bank, N.A.

“L/C Commitment” means $50,000,000.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.

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“L/C Participants” means the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Counterparties” means and includes any Lender and any Affiliate thereof party to a Swap Agreement (notwithstanding the respective Lender subsequently ceases at any time to be a Lender under this Agreement for any reason), together with such Lender’s or Affiliate’s successors and assigns (if any).

“Lenders” means the Revolving Lenders, the Term Lenders and the Incremental Term Lenders, other than any such Revolving Lender, Term Lender or Incremental Term Lender that ceases to be a party hereto pursuant to an Assignment and Assumption or Section 10.02(c).

“Letters of Credit” has the meaning assigned to such term in Section 3.01(a).

“Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the four consecutive Fiscal Quarters most recently ending on or prior to such date.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the arithmetic mean of the rates (rounded upwards, if necessary, to the next 1/16 of 1%) at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, the minimum LIBO Rate with respect to any Term Loan shall not in any event be less than 1.50%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means any Revolving Loan or any Term Loan made by any Lender pursuant to this Agreement.

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“Loan Documents” means this Agreement, the Guaranties and the Collateral Documents.

“Loan Party” means the Borrower and each Subsidiary Guarantor, and “Loan Parties” means all such Persons, collectively.

“Majority-Owned Subsidiary” means a Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement and the other Loan Documents, taken as a whole, or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Minimum Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Minority Interest” means the minority interests in the Capital Stock of a Majority-Owned Subsidiary owned by Persons other than a Consolidated Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgage Policy” means a lender’s title insurance policy (Form 2006).

“Mortgaged Property” means any Real Property having a fair market value of $1,000,000 or more and which is owned by the Borrower or any other Loan Party and required to be subject to a Mortgage pursuant to Section 6.09(b).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

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“National Joint Venture” means a Joint Venture between the Borrower and/or one or more of its Subsidiaries, on the one hand, and a customer or client of the Borrower and/or any Subsidiary thereof, on the other hand, in which the Borrower and its Subsidiaries collectively own between 50% and 51% of the Capital Stock of the Joint Venture.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document or granted to the Borrower or any of its Subsidiaries) and other customary fees and expenses actually incurred in connection therewith, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of reserves reasonably established to fund contingent liabilities (including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligation, in each case as associated with such Asset Sale) and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Extending Revolving Lender” has the meaning assigned to such term in Section 2.17(a).

“Obligations” means all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of, or which may arise under, this Agreement or any other Loan Document, whether on account of principal, interest, fees, Reimbursement Obligations, indemnities, costs or expenses.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Action” has the meaning assigned to such term in Section 10.17(a).

“Permitted Encumbrances” means (a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 6.04; (b) carriers’, warehousemen’s, mechanics’, materialmen’s,

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landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII and that are vacated, extinguished or removed within 30 days following attachment; (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; (g) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; and (h) with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” means the “Pledged Collateral” as defined in the Guarantee and Collateral Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” means a detailed consolidated budget for the following Fiscal Year, including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto.

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“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Quarterly Dates” means the 7th day of February, May, August and November in each year, the first of which shall be the first such day after the date hereof; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day (unless such succeeding Business Day falls in a subsequent calendar month, in which event such Quarterly Date shall be the next preceding Business Day).

“Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Register” has the meaning set forth in Section 10.04(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.

“Reincorporation” means an event of the type described in Section 6.03(ii) or Section 7.06(a).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans pursuant to Section 2.08(d) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects, within one year of the date of such Reinvestment Notice, to use all or a specified portion, or to enter into a binding commitment to use all or a specified portion, of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event, unless

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and to the extent the Borrower (directly or indirectly through a Subsidiary) shall have, prior to such date, entered into a binding commitment to reinvest all or any portion of the relevant Reinvestment Deferred Amount and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Required Lenders” means, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the aggregate principal amount of all Revolving Loans then outstanding; provided that the unused Revolving Commitment and the portion of the total Revolving Credit Exposures held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer or treasurer of the Borrower, but in any event, with respect to financial matters, the treasurer, chief accounting officer or chief financial officer of the Borrower.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding owned by any Person other than the Borrower or any of its Subsidiaries, except a dividend payable solely in shares of common stock of the Borrower or such Subsidiary or payable solely in shares of that class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding owned by any Person other than the Borrower or any of its Subsidiaries, (c) any payment (other than a payment (including by way of cashless exercise) made solely in any class of stock of the Borrower or the relevant Subsidiary, as the case may be) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding owned by any Person other than the Borrower or any of its Subsidiaries, and (d) any payment or prepayment of principal of, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

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“Revolver Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Commitment Termination Date and the date of termination in full of the Revolving Commitments.

“Revolving Borrowing” means, with respect to the borrowings made under the Revolving Facility, (a) all ABR Loans made or converted on the same date or (b) all Eurodollar Loans that have the same Interest Period. For purposes hereof, the date of a Revolving Borrowing comprising one or more Revolving Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Revolving Loan or Revolving Loans.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and participate in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or increased from time to time pursuant to Section 2.17 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 10.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule IA or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Revolving Lenders’ Revolving Commitments is $500,000,000.

“Revolving Commitment Termination Date” means (a) July 11, 2012 (or if such date is not a Business Day, the immediately preceding Business Day) or (b) with respect to any Revolving Lender the Revolving Commitment of which has been extended pursuant to Section 2.17, the date to which such Lender’s Revolving Commitment has been so extended.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (i) the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans at such time and (ii) such Revolving Lender’s Revolving Percentage of the L/C Obligations outstanding at such time.

“Revolving Extension Closing Date” has the meaning assigned to such term in Section 2.17(a).

“Revolving Extension Request” has the meaning assigned to such term in Section 2.17(a).

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loan” has the meaning assigned to such term in Section 2.01(a).

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“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment; provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “Revolving Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“S&P” means Standard & Poor’s Ratings Services.

“Sale/Leaseback Transaction” means any arrangement with any Person whereby the Borrower or any of its Subsidiaries shall sell or otherwise transfer any of its property and thereafter rent or lease such property or similar property for substantially the same use or uses as the property sold or transferred.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission.

“Secured Hedging Agreement” means any Swap Agreement between the Borrower or any of its Subsidiaries and a Lender Counterparty, as amended, modified, extended, restated, replaced or supplemented from time to time, that mitigates the Borrower’s interest rate exposure under this Agreement and which is designated by the Borrower as a “Borrower Secured Obligation” under the Guarantee and Collateral Agreement.

“Secured Hedging Obligations” means, without duplication, all of the obligations, indebtedness and liabilities of the Borrower or any of its Subsidiaries to the Lender Counterparties, whenever arising, under the Secured Hedging Agreements, including principal, interest, fees, premiums, scheduled periodic payments, breakage, termination and other payments, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Loan Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Secured Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Secured Parties” means, collectively, each of (i) the Lenders, (ii) the Administrative Agent, (iii) the Collateral Agent and (iv) the Lender Counterparties.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or

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participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Senior Secured Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Senior Secured Debt as of such date to (b) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the four consecutive Fiscal Quarters most recently ending on or prior to such date.

“Spin-Off” means the distribution by the Borrower to its shareholders of all of the shares of common stock of FINCO pursuant to the Spin-Off Documents.

“Spin-Off Documents” means the (i) Separation and Distribution Agreement between the Borrower and FINCO; (ii) Tax Sharing Agreement between the Borrower and FINCO; (iii) Data Sharing Agreement between FINCO and First American CoreLogic Holdings, Inc.; (iv) License Agreement between FINCO, as licensor, and First American CoreLogic Holdings, Inc., as licensee; and (v) License Agreement between First American CoreLogic Holdings, Inc., as licensor, and FINCO, as licensee, the forms of which are included as Exhibits to FINCO’s filing on Form 10 made with the SEC.

“SPV” has the meaning assigned to such term in Section 10.04(b).

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower which is subordinated in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (other than a National Joint Venture) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (other than a National Joint Venture) (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date,

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owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, for any time prior to the Spin-Off, “Subsidiary” means an INFOCO Subsidiary. Unless otherwise specified, for any time on or after the Spin-Off, “Subsidiary” means a Subsidiary of the Borrower. For the avoidance of doubt, FINCO and its Subsidiaries shall not be considered Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Domestic Subsidiary of the Borrower other than any Excluded Subsidiary. The Subsidiary Guarantors as of the Closing Date are listed on Schedule III hereto.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease” means a lease of property or assets designed to permit the lessee (a) to claim depreciation on such property or assets under U.S. tax law and (b) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.

“Targeted Assets” means assets or businesses of the Borrower and its Subsidiaries designated by the Borrower as non-core to its business and having an aggregate book value as of December 31, 2009 not in excess of $200,000,000, and assets incidental thereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” means, with respect to the borrowings made under the Term Facility, (a) all ABR Loans made or converted on the same date or (b) all Eurodollar Loans that have the same Interest Period. For purposes hereof, the date of a Term Borrowing comprising one or more Term Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Term Loan or Term Loans.

“Term Commitment” means, with respect to any Lender, (a) the obligation of such Lender, if any, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule IB and (b) the obligation of such Lender, if any, to make an Incremental Term Loan to the Borrower on any Incremental Closing Date in a principal amount as agreed pursuant to Section 2.06(d).

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The aggregate amount of the Term Commitments pursuant to clause (a) above is $350,000,000.

“Term Facility” means the Term Commitments and the Term Loans made thereunder.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan” has the meaning assigned to such term in Section 2.01(b) and shall include each Incremental Term Loan.

“Term Percentage” means, with respect to any Term Lender at any time, the percentage which such Term Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Term Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Third Party” means any Person other than the Borrower or any of its Subsidiaries.

“Total Assets” means, at any time with respect to any Person, the total assets appearing on the most recently prepared consolidated balance sheet of such Person as of the end of the most recent fiscal quarter of such Person for which such balance sheet is available, prepared in accordance with GAAP.

“Total Domestic Assets” means, at any time, the Total Assets of the Borrower and its Domestic Subsidiaries at such time.

“Transactions” means the execution, delivery and performance by the Loan Parties of Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Voting Stock” means, with respect to any Person, Securities of such Person having ordinary voting power (without regard to the occurrence of any contingency) to vote in the election of directors of such Person.

“Wholly Owned Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are owned or controlled by the parent on such date.

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“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms and Determinations.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with (in the case of the Borrower and its Subsidiaries on a consolidated basis) GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements (after the date hereof) under Section 6.01, shall mean the financial statements as at December 31, 2009 referred to in Section 4.04(a)). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of (in the case of the Borrower and its Subsidiaries on a consolidated basis) GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 6.01 (or, prior to the delivery of the first financial statements (after the date hereof) under Section 6.01, used in the preparation of the financial statements as at December 31, 2009 referred to in Section 4.04(a)) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders shall so object within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.01, shall mean the financial statements referred to in Section 4.04(a)).

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(b) The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 6.01 (i) a description in reasonable detail of any material variation between the application of accounting principles or practices employed in the preparation of such statement and the application of accounting principles or practices employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) Notwithstanding anything to the contrary herein, the Borrower and the Lenders agree that, if after the date hereof, changes to GAAP become effective so as to require the reduction of the carrying amount of goodwill upon impairment (including, without limitation, as a result of the establishment of a benchmark), disposition of assets, discontinuance of operations or other similar events, then, for purposes of calculating compliance with the covenants set forth in Section 7.09, each such reduction shall be treated as an extraordinary non-cash item and shall be disregarded.

(d) The Borrower will not change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three Fiscal Quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively.

(e) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

(a) Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolver Availability Period in an aggregate principal amount that will not result in (a) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (b) the total Revolving Credit Exposures exceeding the total Revolving Commitments. For the avoidance of doubt, the total Revolving Credit Exposures, if any, under the Existing Credit Agreement as of the Closing Date shall be maintained as Revolving Credit Exposures hereunder. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Term Commitments. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the

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Closing Date in an aggregate principal amount equal to the amount of the Term Commitment of such Term Lender. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.05 and 2.11.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective relevant Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.11, each Borrowing shall be constituted entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount equal to $3,000,000 or a larger multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, (i) any Revolving Borrowing if the Interest Period requested therefor would end after the Revolving Commitment Termination Date or (ii) any Term Borrowing if the Interest Period requested therefor would end after the sixth anniversary of the Closing Date.

SECTION 2.03. Procedures for Borrowings.

(a) Procedure for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing under the Revolving Facility, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Revolving Borrowing or (b) in the case of an ABR Borrowing under the Revolving Facility, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Revolving Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand

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delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

(b) Procedure for Term Borrowings. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 p.m., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the date specified in such notice as the Closing Date and setting forth the related information of the types set forth in clauses (ii) through (v) of Section 2.03(a).

SECTION 2.04. Funding of Loans.

(a) Funding by Revolving Lenders. Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Funding by Term Lenders. Each Term Lender shall make each Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Term Lenders. The Administrative Agent will

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make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower.

(c) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) or (b) of this Section, as applicable, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections; Conversion and Continuation Options.

(a) Elections by the Borrower for Borrowings; Initial Type of Loans. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. For the first 30 days following the Closing Date, the Administrative Agent may (in its sole reasonable discretion) designate an Interest Period for Term Loans which are Eurodollar Loans of one month. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue any Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a proposed conversion to or continuation of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed conversion or continuation or (ii) in the case of a proposed conversion to an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

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(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.06. Termination and Reduction of Revolving Commitments; Incremental Term Loans.

(a) Scheduled Termination of Revolving Commitments. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

(b) Voluntary Termination or Reduction of Revolving Commitments. The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is $3,000,000 or a larger multiple of $500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the total Revolving Credit Exposures would exceed the total Revolving Commitments.

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(c) Notice of Voluntary Termination or Reduction of Revolving Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

(d) Incremental Term Loans. The Borrower may, from time to time by notice to the Administrative Agent, propose that additional term loans be made hereunder (each an “Incremental Term Loan”) either by the agreement of one or more existing Term Lenders to make Incremental Term Loans or by the agreement of one or more Persons which are not then Term Lenders to make Incremental Term Loans (each an “Incremental Term Lender”), in each case with the approval of the Administrative Agent (not to be unreasonably withheld), which notice shall specify the name of each Incremental Term Lender, the aggregate amount of the Incremental Term Loans and the portion thereof being made by each Incremental Term Lender, the date on which such Incremental Term Loans shall be made (an “Incremental Closing Date”) (which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the sixth anniversary of the Closing Date), the Applicable Rate for the Incremental Term Loans and any fees payable in connection therewith; provided that no Lender shall have any obligation hereunder to become an Incremental Term Lender and any election to do so shall be in the sole discretion of each Lender; provided further that:

(i) the minimum aggregate amount of the Incremental Term Loans made on any Incremental Closing Date and the minimum amount thereof being made by any Incremental Term Lender shall be $10,000,000 and the amount thereof shall be a multiple of $5,000,000;

(ii) immediately after giving effect to any Incremental Term Loan, the total Loans and unused Revolving Commitments hereunder shall not exceed $1,050,000,000;

(iii) no Default shall have occurred and be continuing on the relevant Incremental Closing Date or shall result from any Incremental Term Loan;

(iv) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the relevant Incremental Closing Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(v) no Incremental Term Loan shall have an average weighted life to maturity which is shorter than the then remaining average weighted life to maturity of the Term

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Loans made on the Closing Date and each Incremental Term Loan shall have a final maturity no earlier than the sixth anniversary of the Closing Date;

(vi) the Incremental Term Loans will be secured and guaranteed with the other Loans on a pari passu basis and will be entitled to prepayments and voting rights on the same basis as the Term Loans made on the Closing Date unless a lesser treatment is agreed to by the Incremental Term Lenders;

(vii) as of any Incremental Closing Date, the Senior Secured Leverage Ratio (calculated on a pro forma basis giving effect to the Incremental Term Loans to be made on such date and the use of proceeds thereof) shall be equal to or less than 2.50 to 1.0; and

(viii) in respect of any Applicable Rate for any Incremental Term Loan (which shall be deemed to include all upfront or similar fees or original issue discount payable in connection therewith), such Applicable Rate (A) shall not be greater than the Applicable Rate applicable to the other Term Loans (which shall be deemed to include all upfront or similar fees or original issue discount payable in connection therewith) (the “Existing Applicable Rate”) or (B) if such Applicable Rate does exceed the Existing Applicable Rate, the Existing Applicable Rate shall be increased by the amount necessary to eliminate such excess.

Each Incremental Term Loan shall be made as of the relevant Incremental Closing Date upon receipt by the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Incremental Closing Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Incremental Term Loans under this paragraph (d) have been satisfied and (B) an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, duly executed by each applicable Incremental Term Lender and the Borrower and acknowledged by the Administrative Agent (each such agreement, an “Incremental Term Loan Agreement”). Upon the Administrative Agent’s receipt of a fully executed agreement from each Incremental Term Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, each Incremental Term Lender shall make its portion of the Incremental Term Loans to be made by it hereunder on the applicable Incremental Closing Date by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Incremental Term Lenders. The Administrative Agent will make such Incremental Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) Repayment of Revolving Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Revolving Lenders the outstanding principal amount of the Revolving Loans on the Revolving Commitment Termination Date.

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(b) Repayment of Term Loans. (i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Term Lender the Term Loan (other than any Incremental Term Loan) of each Term Lender in consecutive quarterly installments on the last day of each Fiscal Quarter (or, in the case of the last installment, the date that is the sixth anniversary of the Closing Date), each of which shall be in an amount equal to such Term Lender’s Term Percentage, multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
September 30, 2010	$875,000
December 31, 2010	$875,000
March 31, 2011	$875,000
June 30, 2011	$875,000
September 30, 2011	$875,000
December 31, 2011	$875,000
March 31, 2012	$875,000
June 30, 2012	$875,000
September 30, 2012	$875,000
December 31, 2012	$875,000
March 31, 2013	$875,000
June 30, 2013	$875,000
September 30, 2013	$875,000
December 31, 2013	$875,000
March 31, 2014	$875,000
June 30, 2014	$875,000
September 30, 2014	$875,000
December 31, 2014	$875,000
March 31, 2015	$875,000

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June 30, 2015	$875,000
September 30, 2015	$875,000
December 31, 2015	$875,000
March 31, 2016	$875,000
Sixth anniversary of the Closing Date	$329,875,000

provided, however, that in the event the Borrower at any time incurs unsecured Indebtedness pursuant to Section 7.1(j) in an aggregate principal amount of more than $50,000,000 and such unsecured Indebtedness is at any time scheduled to mature or is subject to any mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale and change of control provisions) prior to the date that is six months after the sixth anniversary of the Closing Date, on the date three months prior to such maturity or such mandatory repurchase, redemption or amortization (as such maturity date or date of mandatory repurchase, redemption or amortization may have been extended), so long as the aggregate principal amount of such unsecured indebtedness is then more than $50,000,000, the Borrower shall repay in full the remaining principal amount of the Term Loan of such Term Lender and (ii) the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Incremental Term Lender the Incremental Term Loan of each Incremental Term Lender in installments each of which shall be in an amount as set forth in the relevant Incremental Term Loan Agreement.

(c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Loan or a Term Loan, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative

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Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Mandatory Prepayments: Incurrence of Indebtedness. If any Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness issued or incurred in accordance with Section 7.01), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans.

(c) Mandatory Prepayments: Excess Cash Flow. If, for any Fiscal Year commencing with the Fiscal Year ending December 31, 2011, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.01(a), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Mandatory Prepayments: Asset Sales; Recovery Events. If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans; provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

(e) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that (A) if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06 and (B) partial prepayments shall be in an aggregate principal amount of $1,000,000 or whole multiple thereof. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount

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such that the remaining Borrowing would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided that amounts to be applied in connection with prepayments of Term Loans shall be applied, first, to ABR Loans and, second, to Eurodollar Loans (and if more than one Interest Period is applicable to such Eurodollar Loans, to the Eurodollar Loans with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Loans with the most number of days remaining in the Interest Period applicable thereto, in each case, subject to Section 2.13); provided, further, that optional prepayments of Term Loans pursuant to Section 2.08(a) shall be applied to installments thereof as directed by the Borrower (subject to Section 2.13) and mandatory prepayments of Term Loans pursuant to clauses (b), (c) and (d) of Section 2.08 shall be applied in direct order of the installments set forth in Section 2.07(b). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(f) Prepayment Account. At the option of the Borrower, amounts to be applied to prepay Eurodollar Loans shall, if such prepayment would not occur on the last day of the relevant Interest Period, be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account to prepay the relevant Eurodollar Loans on the last day of the respective Interest Periods therefor (or, at the direction of the Borrower, on any earlier date). For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Borrower with the Administrative Agent. The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Loans to be prepaid, provided that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any applicable law or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Loans on the last day of the applicable Interest Periods therefor is not less than the amount that would have been available had no investments been made. Other than any interest earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited and reinvested and disbursed as described above. If the maturity of the Loans has been accelerated pursuant to Article VIII, the Administrative Agent shall apply amounts on deposit in the Prepayment Account to prepay the Eurodollar Loans.

(g) Secured Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s or its Subsidiary’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

SECTION 2.09. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Revolving Lender a commitment fee, which shall accrue at a rate per annum

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equal to the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the date hereof to but excluding the earlier of the date such Revolving Commitment terminates and the Revolving Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Commitment terminates and the Revolving Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Administrative Agent Fees; Amendment Fees. The Borrower agrees to pay (i) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent and (ii) to each lender under the Existing Credit Agreement, an amendment fee on the Closing Date for the account of such lender in the amount previously agreed to by the Borrower.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of the Loans, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount (including, without limitation, any Reimbursement Obligation), 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan under the Revolving Facility prior to the Revolving Commitment Termination Date or any other date on which the Revolving Commitments are terminated), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

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(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement, any Letter of Credit or any Eurodollar Loan made, issued or participated in, as the case may be, by such Lender and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or issuing or participating in any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

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(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans or Letters of Credit made, issued or participated in by such Lender, as the case may be, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(e) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar

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market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

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SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Revolving Loan is to be made by any Revolving Lender on a date the Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Revolving Lender to the Administrative Agent as provided in Section 2.04 or paid by the Borrower to the Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the relevant Lenders, each payment of commitment fees under Section 2.09 shall be made for account of the relevant Lenders and each termination or reduction of the amount of the Revolving Commitments under Section 2.06 shall be applied to the respective Revolving Commitments of the relevant Lenders, pro rata according to their respective Term Percentages or Revolving Percentages, as the case may be; (ii) (A) each Term Borrowing shall be allocated pro rata among the Term Lenders according to the amounts of their respective Term Percentages or their respective Term Loans (in the case of continuations of Term Loans) and (B) each Revolving Borrowing shall be allocated pro rata among the Revolving Lenders according to the amounts of their respective Revolving Percentages (in the case of the making of Revolving Loans), or their respective Revolving Loans (in the case of conversions and continuations of Revolving Loans); (iii) (A) each payment or prepayment of principal of Term Loans by the Borrower shall be made for

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account of the Term Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them and (B) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them and (iv) (A) each payment of interest on Term Loans by the Borrower shall be made for account of the Term Lenders pro rata in accordance with the amounts of interest on the Term Loans then due and payable to such Term Lenders and (B) each payment of interest on Revolving Loans by the Borrower shall be made for account of the Revolving Lenders pro rata in accordance with the amounts of interest on the Revolving Loans then due and payable to such Revolving Lenders.

(d) Sharing of Payments by Lenders. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c) or 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent or the Issuing Lender for

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account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, (iii) any Lender is a Dissenting Lender or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17. Extension of Revolving Commitment Termination Date.

(a) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Revolving Lenders) not more than 90 days and not less than 30 days prior to each July 11 (or if such anniversary date is not a Business Day, the Business Date next succeeding such anniversary) (each such anniversary of July 11, a “Revolving Extension Closing Date”), request (each, a “Revolving Extension Request”) that each Revolving Lender extend the Revolving Commitment Termination Date then in effect for such Revolving Lender (the “Existing Revolving Commitment Termination Date”) for an additional one year; provided that only two Revolving Extension Requests may be requested hereunder. Each Revolving Lender,

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acting in its sole discretion, shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day (or such later day as shall be acceptable to the Borrower) following the date of the Borrower’s notice, advise the Borrower and the Administrative Agent whether or not such Revolving Lender agrees to such extension; provided that any Revolving Lender that does not so advise the Borrower shall be deemed to have rejected such Revolving Extension Request (any such Revolving Lender which shall have rejected or is deemed to have rejected such extension being a “Non-Extending Revolving Lender”). The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree, and such election shall become effective only as provided under paragraph (c) of this Section.

(b) The Borrower shall have the right, at any time on or prior to, or at any time following, the relevant Revolving Extension Closing Date, unless an Event of Default shall have occurred and be continuing, to replace any Non-Extending Revolving Lender with, and otherwise add to this Agreement, one or more Additional Revolving Commitment Lenders. Each Additional Revolving Commitment Lender shall enter into an agreement with the Borrower and the Administrative Agent, in substantially the form attached as Exhibit B hereto, pursuant to which such Additional Revolving Commitment Lender shall, effective as of such Extension Closing Date (or, if such replacement occurs thereafter, as of the relevant effective date of such replacement), provide a new or additional Revolving Commitment hereunder, as applicable, in the amount specified therein and (if not then an existing Lender) become a Lender hereunder (and if such replacement shall be made after such Revolving Extension Closing Date, the Revolving Commitment Termination Date for such Revolving Commitment of such Additional Revolving Commitment Lender shall be the latest date to which the Revolving Commitments of the other Revolving Lenders was extended as of such Revolving Extension Closing Date).

(c) If (and only if) the total of the Revolving Commitments of the Revolving Lenders that have agreed in connection with any Revolving Extension Request to extend the Existing Revolving Commitment Termination Date and (if applicable) the additional Revolving Commitments of the Additional Revolving Commitment Lender(s) shall be at least 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the relevant Revolving Extension Closing Date, then, effective as of such Revolving Extension Closing Date, the Revolving Commitment Termination Date, but only with respect to the Revolving Commitment of each Revolving Lender that has agreed to so extend its Revolving Commitment and (if applicable) each Additional Revolving Commitment Lender that has replaced a Non-Extending Revolving Lender, shall be extended to the date that is one year after the then Existing Revolving Commitment Termination Date (or, if such date is not a Business Day, the immediately preceding Business Day) and (if not then an existing Revolving Lender) each Additional Revolving Commitment Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement; provided that the extension of the Existing Revolving Commitment Termination Date shall not be effective with respect to any Revolving Lender unless as of the relevant Revolving Extension Closing Date: (i) no Default shall have occurred and be continuing; (ii) the representations and warranties of the Borrower set forth in Article III shall be true and correct in all material respects on and as of the Existing Revolving Commitment Termination Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and the Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower certifying thereto and (iii) all amounts payable hereunder to any Non-Extending

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Revolving Lender that is being replaced by an Additional Revolving Commitment Lender in connection with such extension shall have been paid in full. Upon the effectiveness of such extension, the Administrative Agent shall record the relevant information in the Register and give prompt notice of such extension to the Borrower and the Lenders.

(d) Notwithstanding anything herein to the contrary, with respect to any Non-Extending Revolving Lender, the Revolving Commitment Termination Date for such Revolving Lender shall remain unchanged (and the Revolving Commitment of such Revolving Lender shall terminate, the Revolving Loans made by such Non-Extending Revolving Lender hereunder shall mature and be payable by the Borrower, and all other amounts owing to such Non-Extending Revolving Lender hereunder shall be payable, on such date).

SECTION 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any L/C Obligation exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such L/C Obligation shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Revolving Percentage of such L/C Obligation does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 5.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Revolving Percentage of such L/C Obligation (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VIII for so long as such amount is outstanding;

(iii) if the Borrower cash collateralizes any amount of such Defaulting Lender’s Revolving Percentage of an L/C Obligation pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting

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Lender pursuant to Section 3.03(a) with respect to such amount during the period such amount is cash collateralized;

(iv) if all or any part of an L/C Obligation is reallocated among the non-Defaulting Lenders pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.09(a) and Section 3.03(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if any Defaulting Lender’s Revolving Percentage of an L/C Obligation is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such L/C Obligation) and letter of credit fees payable under Section 3.03(a) with respect to such Defaulting Lender’s Revolving Percentage of such L/C Obligation shall be payable to the Issuing Lender until such amount is cash collateralized and/or reallocated.

(d) subject to the last sentence of this Section 2.18, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15(d) but excluding Section 2.16(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (A) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letters of Credit in which a Defaulting Lender has funded its participation obligations and (B) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be

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applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans or reimbursement obligations owed to any Defaulting Lender.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders and fulfill its reimbursement obligations in respect of Letters of Credit as the Administrative Agent and Issuing Lender shall determine may be necessary in order for such Lender to hold such Loans and reimbursement obligations in respect of Letters of Credit in accordance with its Revolving Percentage, as applicable.

In addition to the foregoing provisions of this Section 2.18, if any Lender becomes a Defaulting Lender, then the Borrower may (in the event that the Borrower does not require such Defaulting Lender to assign and delegate its interest, rights and obligations under this Agreement in accordance with Section 2.16(b)), on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

ARTICLE III

LETTERS OF CREDIT

SECTION 3.01. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.04(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or any of its Subsidiaries on any Business Day during the Revolver Availability Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the total Revolving Credit Exposures would exceed the total Revolving Commitments. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Commitment Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law.

SECTION 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing

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Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

SECTION 3.03. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Rate then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable on each Quarterly Date and on the earlier of the date the Revolving Commitment terminates and the Revolving Commitment Termination Date, commencing on the first such date to occur after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable on each Quarterly Date and on the earlier of the date the Revolving Commitment terminates and the Revolving Commitment Termination Date, commencing on the first such date to occur after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.04. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or

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otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.05. Reimbursement Obligations of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. If the Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each L/C Participant of the honor date, the amount of the unreimbursed drawing and the amount of such L/C Participant’s Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested an ABR Borrowing to be disbursed on the honor date in an amount equal to the unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.02(c) for the principal amount of ABR Loans, without the need for a Borrowing request but subject to the Revolving Credit Exposure and Revolving Commitments limitations set forth in Section 2.1(a)

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and the conditions set forth in Section 5.02. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.10(a) and (y) thereafter, Section 2.10(c).

SECTION 3.06. Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

SECTION 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

SECTION 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 4.01. Organization; Powers; Subsidiaries. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be

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expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Each Loan Party has all requisite organizational power and authority to enter into the Loan Documents to which it is a party and to carry out the Transactions. All of the Subsidiaries of the Borrower as of the Closing Date are identified in Schedule IV annexed hereto (which Schedule IV sets forth the exact legal name and jurisdiction of incorporation or organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party) and each Excluded Subsidiary as of the date of this Agreement has been so designated on said Schedule.

SECTION 4.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate, limited liability company and, if required, by all necessary shareholder or member action. This Agreement has been, and each other Loan Document will be, duly executed and delivered by the applicable Loan Party and constitutes (or, when executed and delivered by the applicable Loan Party, will constitute) a legal, valid and binding obligation of the applicable Loan Party, enforceable against the applicable Loan Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) any filings which are necessary to perfect the security interests created under the Collateral Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, any other Loan Party or any material assets of any Loan Party, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than the Liens created under the Collateral Documents in favor of Collateral Agent on behalf of Secured Parties.

SECTION 4.04. Financial Condition, Etc.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders its unaudited pro forma historical consolidated balance sheet as of December 31, 2008 and December 31, 2009 and the related unaudited pro forma statements of operations and cash flows for the Fiscal Years ended on such dates, prepared in accordance with GAAP applied on a consistent basis, and adjusted historically to reflect the consummation of the Spin-Off, accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries on a pro forma consolidated basis in accordance with GAAP consistently applied at the dates and for the periods presented after giving effect to the Spin-Off.

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(b) No Material Adverse Change. Since December 31, 2009, except for the Spin-Off and the incurrence of the Loans, there has been no material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

SECTION 4.05. Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve the Loan Documents or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 4.07. Compliance with Laws and Agreements.

Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

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SECTION 4.09. Taxes, Etc. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns and reports required to have been filed and have paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 4.12. Use of Credit. The proceeds of the Loans shall be used for working capital and other general corporate purposes. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance has been obtained thereafter and is in effect.

SECTION 4.14. Matters Relating to Collateral.

(a) Creation, Perfection and Priority of Liens.

(i) The execution and delivery of the Collateral Documents by the Loan Parties, together with (A) the actions taken on or prior to the Closing Date pursuant to Section 5.01(d) hereof and (B) the delivery to Collateral Agent of any Pledged Collateral not delivered to the Administrative Agent or Collateral Agent at the time of execution and delivery of the applicable Collateral Document are effective to create in favor of the

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Administrative Agent or Collateral Agent, as the case may be, for the benefit of the appropriate Secured Parties, as security for the respective Secured Obligations, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing or recording of any UCC financing statements or other Collateral Documents delivered to the Administrative Agent or Collateral Agent for filing or recordation (but not yet filed or recorded) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Administrative Agent or Collateral Agent.

(ii) Once executed and delivered pursuant to the terms of Section 6.09(b), each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

(b) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of the Administrative Agent or Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Administrative Agent or Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 4.14(a) and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

(c) Absence of Third-Party Filings. Except such as may have been filed in favor of the Administrative Agent or Collateral Agent as contemplated by Section 4.14(a) and filings for Liens permitted hereunder, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office (except as may have been filed (A) to secure Indebtedness which is no longer outstanding and (B) with respect to commitments to lend which have been terminated) and (ii) no effective filing concerning a security interest or other Lien covering all or any part of the IP Collateral material to the Borrower’s business is on file in the PTO or the United States Copyright Office.

(d) Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

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(e) Information Regarding Collateral. All information supplied to the Administrative Agent or Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

SECTION 4.15. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or other comparable term) of the Borrower under and as defined in the Existing Note Documents governing any Subordinated Indebtedness.

ARTICLE V

CONDITIONS

SECTION 5.01. Conditions to Effectiveness. The effectiveness of this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) shall not become effective until the date on which each of the following conditions has been satisfied (or waived by the Required Lenders), which date shall not be later than April 30, 2010:

(a) Agreement. The Borrower and the Administrative Agent, with the consent of the Required Lenders under the Existing Credit Agreement, shall have executed and delivered this Agreement.

(b) Loan Party Documents. On or before the Closing Date, the Borrower shall, and shall cause each other Loan Party to, deliver to the Lenders (or to the Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to the Borrower or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Certified copies of the certificate or articles of incorporation or other appropriate organizational documents of such Person (except those organizational documents referred to in Section 6.12(d)), together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation or formation, each dated a recent date prior to the Closing Date;

(ii) Copies of the bylaws or similar organizational documents of such Person, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary (or the corporate secretary or an assistant secretary of the Borrower);

(iii) Resolutions of the board of directors or similar governing body of such Person (except those resolutions referred to in Section 6.12(e)) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person (or the corporate secretary or an assistant secretary of the Borrower) as being in full force and effect without modification or amendment;

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(iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; and

(v) Executed originals of the Loan Documents to which such Person is a party.

(c) Approvals. On or prior to the Closing Date, (i) all necessary governmental (domestic and foreign) and material Third Party approvals and/or consents in connection with the Transactions and the granting of Liens under the Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions, (ii) there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions and (iii) there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any other Loan Document, or (b) which the Administrative Agent or the Required Lenders shall determine has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Security Interests in Pledged Collateral. The Administrative Agent shall have received evidence satisfactory to it that the Borrower and each other Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such registrations, filings and recordings (other than the filing or recording of items described in clause (iii) below) that may be necessary or, in the opinion of the Administrative Agent, desirable in order to create in favor of Collateral Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire Pledged Collateral. Such actions shall include the following:

(i) delivery to Collateral Agent of accurate and complete schedules to the Guarantee and Collateral Agreement;

(ii) delivery to Collateral Agent of certificates to the extent applicable (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all Capital Stock included in the Pledged Collateral;

(iii) delivery to Collateral Agent of UCC financing statements with respect to the Collateral under the Guarantee and Collateral Agreement, for filing in the jurisdiction of organization or formation of each applicable Loan Party;

(iv) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any other Loan Party as debtor and that are filed in the jurisdictions referred to in clause (iii) above and, to the extent requested by the Collateral Agent, in such other jurisdictions in which Collateral

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is located on the Closing Date, together with copies of such other financing statements that name the Borrower or any other Loan Party as debtor (none of which shall cover any of the Collateral except (A) to the extent evidencing Liens permitted by this Agreement or (B) those in respect of which Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(v) evidence that all other actions necessary or, in the reasonable opinion of Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Guarantee and Collateral Agreement have been taken, and the Guarantee and Collateral Agreement shall be in full force and effect.

(e) Loan Parties. As of the Closing Date, the aggregate value of all assets of the Borrower and the Subsidiary Guarantors, as certified by a Responsible Officer of the Borrower, shall be equal to at least 90% of the value of the Total Domestic Assets.

(f) Opinions of Counsel to Loan Parties. The Lenders and their respective counsel shall have received original executed copies of one or more favorable written opinions of (i) General Counsel for the Borrower and (ii) White & Case LLP, special counsel for Loan Parties, each dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit D annexed hereto and such other matters as the Administrative Agent may reasonably request, and the Borrower hereby requests such counsel for Loan Parties to deliver such opinions, in each case addressed to the Administrative Agent and Collateral Agent in their capacities as such, and each of the Lenders.

(g) Solvency Assurances. On the Closing Date, the Lenders shall have received a financial condition certificate dated the Closing Date, substantially in the form of Exhibit E annexed hereto and with appropriate attachments demonstrating that, after giving effect to the consummation of the Transactions and the Spin-Off (assuming the Spin-Off were to occur on the Closing Date), the Borrower will be solvent.

(h) Fees. The Borrower shall have paid to the Administrative Agent, for distribution (as appropriate) to Agents and Lenders, the fees payable on the Closing Date (i) that are described in the letter agreement dated January 28, 2010, among the Borrower, J.P. Morgan Securities Inc. and Wells Fargo Securities LLC and (ii) without duplication, the fees payable on the Closing Date described in Section 2.09 hereof.

(i) Disclosed Matters. The Lenders shall be satisfied that there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(j) Indebtedness. The Lenders shall have received Schedule V hereto listing all Indebtedness (other than Indebtedness created pursuant to this Agreement) of the Borrower and its Subsidiaries as of the Closing Date.

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(k) Liens. The Lenders shall have received Schedule VI hereto listing all Liens (other than Liens created pursuant to the Collateral Documents) of the Borrower and its Subsidiaries as of the Closing Date that secure Indebtedness of the Borrower and its Subsidiaries.

(l) Financial Statements. The Lenders shall have received (i) the financial statements referred to in Section 4.04 and (ii) Projections for the Fiscal Year ending December 31, 2010 through the Fiscal Year ending December 31, 2014.

(m) Credit Rating. The Borrower shall have obtained a rating for the Term Facility from each of Moody’s and S&P.

SECTION 5.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specified date, as of such specified date); and

(b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing by and issuance of a Letter of Credit on behalf of the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, no Letter of Credit remains outstanding and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each Fiscal Year (or such lesser number of days within which the Borrower shall be required to file its Annual Report on Form 10-K for such Fiscal Year with the SEC, without regard to any extension of the SEC’s filing requirements), (i) the audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition

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and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) the Projections for the immediately following Fiscal Year;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (or such lesser number of days within which the Borrower shall be required to file its Quarterly Report on Form 10-Q for such Fiscal Quarter with the SEC, without regard to any extension of the SEC’s filing requirements), the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) (i) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit C hereto (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) setting forth reasonably detailed calculations demonstrating compliance with Section 7.09 and (ii) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit C hereto attaching (A) a schedule setting forth a computation of Excess Cash Flow generated during the most recent Fiscal Year covered by such financial statements and (B) a schedule setting forth the portion of the baskets for Restricted Junior Payments used during the most recent Fiscal Year pursuant to Section 7.05 and the remaining portion available thereunder;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, provided that if any such report, statement or other material is electronically filed by the Borrower or any of its Subsidiaries with the SEC and is publicly available through the internet or other electronic means, the Borrower will notify the Lenders promptly following such filing and, only upon the request of any Lender, furnish a copy of such report, statement or other material to such Lender; and

(e) (e) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator of sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of the Lenders) promptly after receipt thereof; and

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(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (including accountants’ letters).

SECTION 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates which would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;

(d) the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e) in the event the Experian Buyout Date occurs, the Borrower will promptly notify the Administrative Agent and the Collateral Agent of such fact; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03. Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 7.06 or (ii) the Borrower from reincorporating in another state of the U.S. as long as (A) the Borrower remains liable for all of its obligations under the Loan Documents and (B) the Borrower shall provide 30 days’ advance written notice to the Administrative Agent and comply with any reasonable request of the Administrative Agent in respect of Section 6.09(c) prior to the effectiveness of such reincorporation.

SECTION 6.04. Payment of Obligations. The Borrower will, and will cause each other Loan Party to, pay its obligations, including Tax liabilities, that, if not paid, could result in

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a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05. Maintenance of Properties. The Borrower will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 6.06. Books and Records; Inspection Rights. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 6.07. Compliance with Laws and Agreements. The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.08. Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations. Each such policy of insurance shall (a) name the Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to the Collateral Agent of any modification or cancellation of such policy. The provisions of this Section 6.08 shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.

SECTION 6.09. Further Assurances; Additional Subsidiary Guarantors; Additional Collateral.

(a) For each new Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (a), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), the Borrower will promptly (but, in any event, within 30 days following any such event) notify the

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Administrative Agent and the Collateral Agent of such event and (A) cause each such new Subsidiary to execute and deliver to the Administrative Agent and the Collateral Agent a counterpart of the Guarantee and Collateral Agreement, (B) cause (I) the Capital Stock of each such new Subsidiary that is owned by any Loan Party, (II) the Capital Stock of each Domestic Subsidiary (other than any Excluded Domestic Subsidiary) of such new Subsidiary and (III) if such new Subsidiary owns 65% or more of the total combined voting power of all classes of Voting Stock of any Foreign Subsidiary (other than any Excluded Foreign Subsidiary), 65% of the Voting Stock and 100% of the non-Voting Stock of such Foreign Subsidiary, in each case, to be pledged under the Guarantee and Collateral Agreement and under any other pledge agreements or instruments that the Collateral Agent may reasonably request to effectuate such pledge, and (C) take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 5.01(d)) as may be necessary or, in the opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed property assets of each such Subsidiary described in the applicable forms of Collateral Documents.

(b) The Borrower will, and will cause each other Loan Party to, grant to the Collateral Agent for the benefit of the Secured Parties, Mortgages on Real Property not subject to a Lien permitted pursuant to Section 7.02 (such Mortgages limited to unencumbered owned Real Property with a fair market value of $1,000,000 or more) as may be requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Collateral Documents”). All such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable First Priority Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. In the case of any Mortgages pursuant to this Section 6.09(b), the Borrower or the respective Loan Party shall deliver to the Collateral Agent:

(i) a fully executed counterpart of such Mortgage and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgage and UCC fixture filings shall cover such Mortgaged Property, together with evidence that counterparts of such Mortgage and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage Policy relating to such Mortgage of the respective Mortgaged Property, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on such Mortgaged Property is a valid and enforceable First Priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, as requested by the Collateral Agent, to the extent available in the applicable jurisdiction,

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supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and Swap Agreements with Lender Counterparties, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(iii) to induce the title company to issue the Mortgage Policy referred to in clause (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgage and issuance of such Mortgage Policy;

(iv) a survey of such Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than six months prior to the date of delivery thereof, (3) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent in its capacity as such and the title company, (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (5) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of clause (ii) above;

(v) to the extent requested by the Collateral Agent, copies of all leases in which the Borrower or any other Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by the Collateral Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Collateral Agent); and

(vi) flood certificates covering such Mortgaged Property in form and substance acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and whether or not such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.

(c) The Borrower will, and will cause each of the other Loan Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances,

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financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Collateral Agent may reasonably require and are necessary for the perfection or priority of the Liens intended to be granted by the Collateral Documents. Furthermore, the Borrower will, and will cause the other Loan Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 6.09 has been complied with.

(d) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Loan Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Borrower agrees that each action required by clauses (b) through (d) of this Section 6.09 shall be completed as soon as possible, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent or the Collateral Agent (unless extended by the Administrative Agent or the Collateral Agent, as the case may be, in its sole discretion); provided that in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 6.09.

(f) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, but subject to the available grace period with respect to new Subsidiaries in paragraph (a) hereof, the Borrower shall, at any time (i) from the Closing Date until 90 days thereafter, cause each Subsidiary other than any Excluded Subsidiary to be a party to the Guarantee and Collateral Agreement and to execute and deliver any additional Collateral Documents and Guaranties necessary for the aggregate value of all assets of the Loan Parties to be at least 90% of the value of the Total Domestic Assets at such time and (ii) from 90 days after the Closing Date until the payment in full of all Obligations, cause each Subsidiary other than any Excluded Subsidiary to be a party to the Guarantee and Collateral Agreement and to execute and deliver any additional Collateral Documents and Guaranties necessary for the aggregate value of all assets of the Loan Parties to be at least 95% of the value of the Total Domestic Assets at such time.

SECTION 6.10. Maintenance of Separateness. The Borrower shall, and shall cause each other Loan Party to, satisfy customary corporate or other organizational formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate corporate or other organizational records and (iii) the maintenance of separate bank accounts (if any) in its own name. Neither the Borrower nor any other Loan Party shall take any action, or conduct its affairs in a manner, which would reasonably be expected to result in the existence of the Borrower or any other Loan Party being ignored, or in the assets and liabilities of the

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Borrower or any other Loan Party being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 6.11. Credit Ratings. The Borrower will use its commercially reasonable efforts to maintain at all times monitored public ratings of the Term Facility from each of Moody’s and S&P and a corporate family rating for the Borrower from each of Moody’s and S&P.

SECTION 6.12. Post-Closing Covenant.

(a) Within ninety (90) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such Intellectual Property filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(b) Within sixty (60) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such duly executed account control agreements as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest under the UCC in Collateral for which a control agreement is required for perfection;

(c) Within thirty (30) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received (i) stock certificate number 1 for 10 common shares in Sirius Holding Corp. owned by CoreLogic, Inc., (ii) a promissory note from Dorado Network Systems Corporation to the Borrower in the amount of $2,166,667 and (iii) such additional Investment Property (as defined in the Guarantee and Collateral Agreement) that constitutes Collateral that is not delivered to the Administrative Agent on or by the Closing Date; and

(d) Within thirty (30) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received certified copies of the articles of incorporation or other appropriate organizational documents of the following: (i) American Driving Records, Inc., (ii) America’s Innovative Insurance Solutions, Inc., (iii) CreditReportPlus, LLC, (iv) First American Real Estate Solutions LLC, (v) Jenark Business Systems, Inc., (vi) Multifamily Community Insurance Agency, Inc., (vii) First Advantage Supply Chain Security LLC and (viii) PrideRock Holding Company, Inc.

(e) Within fourteen (14) days after the Closing Date, the Administrative Agent shall have received resolutions of the board of directors or similar governing body of First American Real Estate Solutions LLC and First American Real Estate Information Services, Inc. approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person (or the corporate secretary or an assistant secretary of the Borrower) as being in full force and effect without modification or amendment.

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ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated, no Letter of Credit remains outstanding and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 7.01. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness under the Existing Notes;

(c) Indebtedness of any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower that is a Loan Party;

(d) other Indebtedness existing on the Closing Date and, in the case of any such Indebtedness in a principal amount of $1,000,000 or more, listed on Schedule V;

(e) Indebtedness of a Person that becomes a Subsidiary after the Closing Date as a result of an Acquisition permitted pursuant to Section 7.06(c) or (d), provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, (ii) the Senior Secured Leverage Ratio on a pro forma basis after giving effect to such Acquisition shall not exceed 2.50 to 1.00 and (iii) the aggregate principal amount of Indebtedness permitted under this clause (e) shall not exceed $250,000,000 at any one time outstanding;

(f) Indebtedness of any Subsidiary secured by a Lien upon real property and/or related fixtures and personal property including insurance and condemnation proceeds, if any, and assignment of leases and rents, with respect thereto (which Indebtedness may be guaranteed by the Borrower), provided that (i) the holder of such Indebtedness has recourse only to such real property (and/or such fixtures and other property) or (ii) the aggregate principal amount of Indebtedness permitted under this clause (f) shall not exceed $50,000,000 at any one time outstanding;

(g) Indebtedness that constitutes an Investment permitted by Section 7.03;

(h) Guarantees permitted by Section 7.04 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Guarantees so extinguished;

(i) obligations under Sale/Leaseback Transactions and Synthetic Leases permitted by Section 7.10;

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(j) unsecured Indebtedness of the Borrower, provided that after giving effect to the incurrence thereof, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.09;

(k) unsecured Indebtedness of the Borrower to FINCO incurred in connection with the Spin-Off, provided that the aggregate principal amount of such Indebtedness shall not exceed $75,000,000 at any one time outstanding;

(l) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(m) Indebtedness incurred in an Acquisition or Disposition permitted pursuant to Section 7.06 constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(n) Indebtedness (including intercompany Indebtedness among the Loan Parties) incurred in the ordinary course of business in respect of the Cash Management Practices;

(o) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(p) obligations in respect of bid, performance, stay, customs, appeal and surety bonds and performance and completion guarantees, in each case in the ordinary course of business and consistent with past practice;

(q) Indebtedness in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(r) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.02(a)(v) in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding;

(s) so long as no Default has occurred and is continuing, other unsecured Indebtedness, provided that the aggregate principal amount of such Indebtedness at any one time outstanding shall not exceed $50,000,000 minus the aggregate amount of any Guarantees for which the Borrower or its Subsidiaries shall have become liable pursuant to Section 7.04(f); and

(t) any extension, renewal or refinancing of the foregoing, subject to the limitations of the applicable provisions above (and thereafter including any such extension, renewal or refinancing in calculating any availability under any such provision).

SECTION 7.02. Liens; Negative Pledge.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

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(i) Liens under and contemplated by the Collateral Documents, including, without limitation, UCC financing statements and UCC fixture filings filed in connection therewith;

(ii) Liens in existence on the Closing Date and, in the case of any such Liens securing obligations in an amount of $1,000,000 or more, listed on Schedule VI;

(iii) Permitted Encumbrances;

(iv) Liens upon property of any Person which becomes a Subsidiary of the Borrower after the Closing Date, provided that (i) such Liens are in existence at the time such Person becomes a Subsidiary of the Borrower and were not created in anticipation thereof and (ii) the Senior Secured Leverage Ratio on a pro forma basis after giving effect to such Person’s becoming a Subsidiary of the Borrower shall not exceed 2.50 to 1.00;

(v) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.01(r) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased.

(vi) Liens upon real property securing Indebtedness permitted by Section 7.01(f);

(vii) Liens upon property of any Subsidiary of the Borrower securing Indebtedness of such Subsidiary to the Borrower or to another Subsidiary (which Subsidiary shall be a Loan Party if the debtor in respect of such Indebtedness is a Loan Party), as permitted by Section 7.01(c);

(viii) Liens under Sale/Leaseback Transactions and Synthetic Leases permitted by Section 7.10; provided that no such Lien shall extend to or cover any property other than the property subject to such Sale/Leaseback Transactions and/or Synthetic Leases;

(ix) Liens arising in the ordinary course of business in connection with the Cash Management Practices, including Liens securing borrowings from financial institutions and their Affiliates to the extent specified in the definition of “Cash Management Practices”;

(x) the rights reserved or vested by the Borrower or any of its Subsidiaries in any Person by the terms of any lease, license, franchise, grant or permit or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(xi) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of

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law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xii) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired as part of an Acquisition permitted pursuant to Section 7.06 to be applied against the purchase price for such Acquisition, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.06;

(xiii) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding leases entered into by any Loan Party in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(xiv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business;

(xv) so long as no Default has occurred and is continuing, other Liens securing obligations in an aggregate amount not to exceed $50,000,000 at any time outstanding; and

(xvi) any extension, renewal or replacement of the foregoing, provided that the Liens permitted under this clause (xvi) shall not be spread to cover any additional Indebtedness or obligations or property (other than a substitution of like property) and shall continue to be included in calculating any availability under each relevant preceding paragraph.

(b) Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, (ii) provisions in leases prohibiting assignment or encumbrance of the applicable leasehold interest, (iii) agreements granting Liens permitted by this Agreement, (iv) agreements in effect on the Closing Date, (v) provisions in Joint Venture agreements and other similar agreements entered into in the ordinary course of business, (vi) any agreement in effect at the time the Person becomes a Subsidiary so long as such agreement was not entered into in contemplation of the Person becoming a Subsidiary, (vii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (viii) any agreement amending, refinancing or replacing any of the foregoing (so long as any such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreement so amended, refinanced or replaced), neither the Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to secure the Obligations.

SECTION 7.03. Investments; Joint Ventures. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) the Borrower and its Subsidiaries may make and own Investments in Cash Equivalents;

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(b) the Borrower and its Subsidiaries may make loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries (i) to finance the purchases of Capital Stock of the Borrower and (ii) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding for additional purposes not contemplated by the foregoing clause (a);

(c) the Borrower and its Subsidiaries may make and own Investments consisting of non-cash proceeds received by the Borrower or any of its Subsidiaries in connection with any Asset Sale permitted under this Agreement;

(d) the Borrower and its Subsidiaries may continue to own the Investments owned by them on the Closing Date and the Borrower and its Subsidiaries may make and own Investments purchased with the proceeds of the sale of any Investments permitted under this Agreement;

(e) the Borrower and its Subsidiaries may make and own Investments made solely with Capital Stock of the Borrower;

(f) any Loan Party may make Investments in any other Loan Party;

(g) any Loan Party may make Investments in any Subsidiary that is not a Loan Party to extent necessary in order to satisfy minimum capital or licensing requirements of any Governmental Authority;

(h) the Borrower and its Subsidiaries may make and own Investments in any Person in which the Borrower or any of its Subsidiaries has an interest of 50% or less in an aggregate amount not exceeding $25,000,000 in any Fiscal Year;

(i) the Borrower and its Subsidiaries may make and own Investments in National Joint Ventures in an aggregate amount (including the value of any assets transferred thereto) not exceeding $100,000,000 in any Fiscal Year and $250,000,000 in the aggregate;

(j) the Borrower and its Subsidiaries may purchase from Experian all of Experian’s membership interest in FARES pursuant to the put and call arrangements contemplated by the FARES Documents;

(k) the Borrower and its Subsidiaries may purchase the issued and outstanding Capital Stock of First American CoreLogic Holdings, Inc. not presently owned by the Borrower or any of its Subsidiaries (the “CoreLogic Buyback”);

(l) the Borrower and its Subsidiaries may receive and hold Investments in satisfaction or partial satisfaction of obligations owed thereto from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) the Borrower and its Subsidiaries may receive and hold Investments received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and

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upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) the Borrower and its Subsidiaries may make Investments in connection with Acquisitions permitted by Section 7.06(c) or (d);

(o) the Loan Parties may make Investments in Excluded Subsidiaries in an aggregate amount for all such Investments under this clause (o) not to exceed $25,000,000 in any Fiscal Year plus the aggregate amount of any cash repayment of or return on such Investments received by the Loan Parties in such Fiscal Year; and

(p) the Borrower and its Subsidiaries may make other Investments in an aggregate amount equal to any Available Retained Cash which has not been used to make Restricted Junior Payments pursuant to Section 7.05.

SECTION 7.04. Guarantees. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Guarantee, except:

(a) the Borrower and its Subsidiaries may become and remain liable with respect to Guarantees in respect of the Guaranties;

(b) the Borrower and its Subsidiaries may become and remain liable with respect to Guarantees in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(c) the Borrower and its Subsidiaries may become and remain liable with respect to Guarantees under guarantees made in the ordinary course of business consistent with past practice of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(d) the Borrower and its Subsidiaries may become and remain liable with respect to Guarantees in respect of any Indebtedness of the Borrower or any of its Subsidiaries permitted by Section 7.01;

(e) the Borrower and its Subsidiaries, as applicable, may remain liable with respect to Guarantees described in Schedule VII annexed hereto; and

(f) the Borrower and its Subsidiaries may become and remain liable with respect to other Guarantees; provided that the maximum aggregate liability, contingent or otherwise, of the Borrower and its Subsidiaries in respect of all such Guarantees shall at no time exceed $50,000,000 minus the aggregate principal amount of Indebtedness incurred pursuant to Section 7.01(s).

SECTION 7.05. Restricted Junior Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) the Borrower may effect the Spin-Off, (ii) the Borrower may repurchase or redeem Subordinated Indebtedness issued pursuant to

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the Junior Subordinated Indenture, dated as of April 22, 1997, between the Borrower and Wilmington Trust Company, as trustee, or derivatives thereof and (iii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, the Borrower may:

(a) purchase, redeem or otherwise acquire shares of any class of Capital Stock of the Borrower or any Subsidiary of the Borrower in an aggregate amount not to exceed $250,000,000;

(b) make Restricted Junior Payments as required pursuant to the FARES Documents;

(c) make other Restricted Junior Payments in an aggregate amount not to exceed $30,000,000 in any Fiscal Year, provided that during the Fiscal Year ending December 31, 2010, such amount shall be limited to $15,000,000; and

(d) make dividend payments payable on April 15, 2010.

Notwithstanding the foregoing, the sum of any Restricted Junior Payments made pursuant to Section 7.05(a), (b) and (c) shall not exceed $75,000,000 in any Fiscal Year (with such amount limited to $55,000,000 during the Fiscal Year ending December 31, 2010) plus the positive amount, if any, of Available Retained Cash generated during each Fiscal Year beginning with the Fiscal Year ending December 31, 2011 which has not been used to make Investments pursuant to Section 7.03(p).

SECTION 7.06. Fundamental Changes; Disposal of Assets. The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease or otherwise Dispose of any of its assets or Capital Stock (in each case, whether now owned or hereafter acquired), except:

(a) the Borrower may merge into any other Person for purposes of reincorporation in another state of the U.S. as long as (A) the surviving Person assumes, whether by operation of law or otherwise, all of the Borrower’s obligations under the Loan Documents and the shareholders of the Borrower immediately prior to such merger become the shareholders or stockholders of the surviving Person upon such merger and (B) the Borrower shall provide 30 days’ advance written notice to the Administrative Agent and comply with any reasonable request of the Administrative Agent in respect of Section 6.09(c) prior to the effectiveness of such reincorporation;

(b) any Subsidiary of the Borrower may be merged with or into the Borrower or any other Subsidiary of the Borrower, and any Subsidiary of the Borrower may be liquidated, wound up or dissolved, or all or any part of its business, property or assets (including Capital Stock of any Subsidiary of the Borrower) may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to the Borrower or any other Loan Party; provided that (i) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation and (ii) in the case of any such merger involving a Subsidiary and another Subsidiary, either (A) a Subsidiary Guarantor shall be the

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continuing or surviving corporation or (B) the merger shall be among two Excluded Subsidiaries; provided that the Borrower and other Loan Parties shall be permitted to make Asset Sales to Subsidiaries which are not Loan Parties for fair market value in an aggregate amount not to exceed $10,000,000 in any Fiscal Year (other than assets conveyed, sold, leased, transferred or disposed of for fair value and cash consideration);

(c) the Borrower and its Subsidiaries may make Acquisitions (by merger or otherwise) so long as (i) the consideration for any such Acquisition consists solely of the Capital Stock of the Borrower and (ii) the requirements of Section 6.09 have been satisfied;

(d) the Borrower and its Subsidiaries may make other Acquisitions (by merger or otherwise) so long as the requirements of Section 6.09 have been satisfied and prior to the consummation of any such Acquisition, the Borrower shall have delivered to the Administrative Agent (i) financial statements for the Borrower and its Subsidiaries for the four Fiscal Quarter period most recently ended (the “Pro Forma Test Period”), prepared on a pro forma basis as if such Acquisition had been consummated on the first day of the Pro Forma Test Period and giving effect to the Borrower’s good faith estimate of any anticipated cost savings or increases as a result of the consummation thereof, and (ii) a pro forma Compliance Certificate demonstrating that, on the basis of such pro forma financial statements, the Borrower would have been in compliance with all financial covenants set forth in Section 7.09 on the last day of the Pro Forma Test Period;

(e) the Borrower and its Subsidiaries may Dispose of obsolete, worn out or surplus property in the ordinary course of business and sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f) the Borrower and its Subsidiaries may sell or otherwise Dispose of other assets in transactions in the ordinary course of business that do not constitute Asset Sales;

(g) the Borrower and its Subsidiaries may make Asset Sales of (x) assets for fair market value in an aggregate amount not to exceed $100,000,000 in any Fiscal Year, provided that at least 75% of the consideration received in each such Asset Sale, net of attorneys’ fees, accountants’ fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of reserves reasonably established to fund contingent liabilities (including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligation, in each case as associated with such Asset Sale), shall be in the form of cash or Cash Equivalents and (y) Targeted Assets, provided that (i) the consideration received in each such Asset Sale shall be in an amount at least equal to the fair value of the assets being sold and (ii) any non-cash consideration received by the Borrower or any of its Subsidiaries in respect of any such Asset Sale in the form of Indebtedness of any Person in an amount in excess of $1,000,000 shall be evidenced by a promissory note which shall be pledged by the Borrower or the applicable Subsidiary to the Collateral Agent pursuant to the Guarantee and Collateral Agreement as security for the Secured Obligations;

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(h) transactions that are Investments permitted under Section 7.03; and

(i) pursuant to the Spin-Off, provided that the Borrower shall not enter into any amendment to the Spin-Off Documents that is, in the judgment of the Administrative Agent, materially adverse to the Lenders.

SECTION 7.07. Lines of Business. The Borrower will not, nor will it permit any other Loan Party to, engage to any material extent in any business other than the businesses of the type conducted by the Borrower and the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 7.08. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) customary fees paid to members of the board of directors of the Borrower or any of its Subsidiaries and (c) pursuant to the Spin-Off Documents.

SECTION 7.09. Financial Covenants.

(a) Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of any date to exceed 3.00 to 1.00.

(b) Minimum Interest Coverage Ratio. The Borrower shall not permit the Minimum Interest Coverage Ratio for the four-Fiscal Quarter period ending on the last day of any Fiscal Quarter to be less than 4.00 to 1.00.

SECTION 7.10. Sale/Leaseback Transactions and Synthetic Leases. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction or Synthetic Lease, if, as a result thereof, the aggregate amount of rent and lease payments payable in any Fiscal Year by the Borrower and its Subsidiaries under all such arrangements would exceed $35,000,000.

SECTION 7.11. No Restrictions on Subsidiary Distributions. Except as provided herein, the Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary (except, in the case of a Subsidiary that became a Subsidiary by means of an Acquisition permitted hereunder, restrictions or encumbrances that existed at the time such Subsidiary was acquired and which were not created in contemplation of such Acquisition) to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) the Loan Documents, (c) customary provisions restricting

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subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (d) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (e) restrictions on the transfer of any asset pending the close of the sale of such asset, (f) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.02(b), (g) restrictions on the transfer of any asset subject to a purchase money Lien; and (h) any agreement amending, refinancing or replacing any of the foregoing (so long as any such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreement so amended, refinanced or replaced).

SECTION 7.12. Amendments of Documents Relating to other Indebtedness. The Borrower shall not amend or otherwise change, or consent to any amendment or change to, the terms of any Existing Notes or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to (i) increase the interest rate on such Existing Notes, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than the waiver of any such default by the holders of such Existing Notes to eliminate any such event of default or increase any grace period related thereto), (iv) change the redemption, prepayment or defeasance provisions thereof, (v) change any subordination provisions thereof (or of any guaranty thereof or guaranty requirements with respect thereto other than to release such guaranty), (vi) change or add any collateral therefor (other than to release such collateral), (vii) add any financial maintenance covenant thereto, or (viii) together with all other amendments or changes made, increase materially the obligations of the obligor thereunder or confer any material additional rights on the holders of such Existing Notes (or a trustee or other representative on their behalf) which would be adverse to the Borrower or Lenders (as determined by the Administrative Agent in its reasonable judgment).

SECTION 7.13. Minimum Liquidity. The Borrower shall not, at any time when a Permitted Action exists, permit the sum of its unrestricted cash and Cash Equivalents (but including for this purpose any cash and Cash Equivalents referred to in Section 10.17(a)(ii)) and unused Revolving Commitments to be less than such aggregate principal plus any premium that would be payable upon a redemption of the Existing Notes as of such date that are the subject of the Permitted Action.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fee or any other amount (other than an amount referred to in clause (a)

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of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), Section 6.02(f) or in Article VII;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (beyond any applicable grace period expressly set forth in the governing documents); or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after taking into account any applicable grace period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator,

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conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries, or any predecessor in interest of the Borrower or any of its Subsidiaries, of (or there shall have been asserted against the Borrower or any of its Subsidiaries) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or predecessors that, in the judgment of the Required Lenders, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(m) a Change of Control shall occur; or

(n) at any time after the execution and delivery thereof:

(i) any of the Collateral Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than with respect to Collateral the aggregate value of which is less than $5,000,000), in favor of the Collateral Agent, superior to and prior to the rights of all Third Parties (except as permitted by Section 7.02), and subject to no other Liens (except as permitted by Section 7.02); or

(ii) any provision of the Guarantee and Collateral Agreement or any guaranty entered into by a Subsidiary of the Borrower pursuant to Section 6.09 for

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any reason, other than the satisfaction in full of all obligations of the Loan Parties under the Loan Documents, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, as to any material portion of Subsidiary Guarantors and other Subsidiaries guaranteeing the obligations of the Loan Parties under the Loan Documents, or (b) or any Subsidiary Guarantor, or any Person acting for or on behalf of a Subsidiary Guarantor, shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement or any guaranty entered into by a Subsidiary of the Borrower pursuant to Section 6.09 for any reason; or

(iii) any Loan Party shall deny in writing its obligations under any Loan Document to which it is a party;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, (i) by notice to the Borrower, take either or both of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (ii) by notice to the Collateral Agent (which notice shall not be necessary if the Person serving as the Collateral Agent is also the Person serving as the Administrative Agent), instruct the Collateral Agent to enforce all of the Liens and security interests created pursuant to the Collateral Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid

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in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent (for purposes of this Article IX and Section 10.02, the term “the Administrative Agent” shall also include the Collateral Agent if the Person that is the Administrative Agent is also the Person that is the Collateral Agent) as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the

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proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring the Administrative Agent gives notice of its resignation, then the retiring the Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring the Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) the Administrative Agent and the retiring the Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor the Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

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Each Lender authorizes and directs the Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

Each Lender hereby authorizes the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction by the Loan Parties of all their respective obligations (other than inchoate indemnification obligations) at any time arising under or in respect of the Loan Documents, the Secured Hedging Agreements or the Transactions, (ii) constituting property being sold or otherwise Disposed of (to Persons other than the Borrower and its Subsidiaries) in accordance with the terms of this Agreement upon the sale or other Disposition thereof, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 10.02) or (iv) as otherwise may be expressly provided in the relevant Collateral Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this paragraph.

The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in this Article IX or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Notwithstanding anything to the contrary contained herein, the Joint Lead Arrangers and Joint Bookrunners, the Documentation Agents and the Syndication Agent named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

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ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at The First American Corporation, 4 First American Way, Santa Ana, California 92707, Attention of Chief Financial Officer (Telecopier No.: (714) 250-6923; Telephone No.: (714) 250-3720), with a copy to the General Counsel (Telecopier No.: (714) 250-6917; Telephone No.: (714) 250-7662;

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention of Angelica Castillo, Loan and Agency Services (Telephone No. (713) 750-2513; Telecopy No. (713) 750-2223), JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of Sharon Bazbaz (Telecopy No. (212) 270-5127; Telephone No. (212) 270-3794; and

(c) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the Collateral Agent under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by

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paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. No Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guarantee and Collateral Agreement and the Collateral Documents in accordance with the provisions thereof without the consent of the other Loan Parties party thereto or the Required Lenders); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans, without the written consent of each Lender, (v) release all or substantially all of the Collateral (except as expressly provided in the Loan Documents) under the Collateral Documents without the written consent of each Lender, (vi) release all or substantially all of the Guarantees under the Guaranties without the written consent of each Lender, (vii) amend, modify or waive any provision of Section 2.18 or the definition of the term “Defaulting Lender” without the written consent of the Administrative Agent and the Issuing Lender (for the avoidance of doubt, this clause (vii) shall be the only clause in this proviso applicable to any such amendment, modification or waiver of Section 2.18 or the definition of the term “Defaulting Lender”), (viii) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (ix) amend, modify or waive any provision of Article III without the written consent of the Issuing Lender or (x) amend, modify or waive any provision of Section 6.5 of the Guarantee and Collateral Agreement without the written consent of each Lender adversely affected thereby; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Dissenting Lender. Notwithstanding anything to the contrary contained in this Section 10.02, in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders or all of the Lenders under a particular Facility and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Required Lenders, the Borrower and the Required Lenders shall be permitted to amend this Agreement without the

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consent of the Lender or Lenders that did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Dissenting Lenders”) to provide (subject to the payment of the Obligations to the Dissenting Lenders as described in clause (iii) below) for (i) the termination of the Revolving Commitment of each of the Dissenting Lenders, (ii) the addition to this Agreement of one or more other financial institutions, or an increase in the Revolving Commitment or Term Loans of one or more of the Required Lenders (with the written consent thereof), so that the aggregate Revolving Commitments and Term Loans after giving effect to such amendment shall be in the same amount as the aggregate Revolving Commitments and Term Loans immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full in cash, at par, the outstanding Obligations of the Dissenting Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i), (ii) and (iii).

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the Transactions shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent

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jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, (i) each Revolving Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Revolving Lender’s Revolving Percentage of such unpaid amount, to the extent such unpaid amount is in respect of any Revolving Loan and (ii) each Term Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Term Lender’s Term Percentage of such unpaid amount, to the extent such unpaid amount is in respect of any Term Loan, in each case as determined as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided that any such unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, as the case may be, in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). For the avoidance of doubt, the parties to this Agreement acknowledge and agree that Reincorporation shall not constitute an assignment or transfer of the Borrower’s rights or obligations under this Agreement. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and the Collateral Agent, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees (other than a natural person or any entity maintained solely for the benefit of a individual natural person and the immediate family members thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a

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Lender or an Approved Fund, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) in the case of an assignment of a Revolving Commitment, each Issuing Lender must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Facility) and $1,000,000 (in the case of the Term Facility) unless each of the Borrower and the Administrative Agent otherwise consent (which consent shall not be unreasonably withheld or delayed), (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that (x) any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (b), (g) or (h) of Article VIII has occurred and is continuing and (y) the otherwise required prior written consent of the Borrower to an assignment will be deemed to have been given if the Borrower has not objected within five Business Days of a request for consent. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle (an “SPV”) of, or administered by, such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to timely provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Borrower may bring any proceeding against either or both of the Granting Lender and the SPV in order to enforce any rights of the Borrower hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that nothing contained in this paragraph shall relieve any

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Granting Lender of its obligations under this Agreement and that no SPV shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment in accordance with the terms of this Agreement. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof arising out of any claim against such SPV under this Agreement. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld) providing liquidity and/or credit support (if any) with respect to commercial paper issued by such SPV to fund such Loans and such SPV may disclose, on a confidential basis in accordance with Section 10.13, confidential information with respect to the Borrower and its Subsidiaries to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit liquidity enhancement to such SPV. Each Granting Lender shall provide the Borrower with notice of each grant made by it under this paragraph to an SPV. Except for its obligation to make payments directly to an SPV in respect of any Loan (or any part thereof) made by such SPV, the Borrower shall continue to deal solely and directly with the Granting Lender. This paragraph may not be amended without the consent of any SPV at the time holding Loans under this Agreement.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(e) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection therewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any

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accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b) NOTWITHSTANDING THE FOREGOING SECTION 10.08(a), AT ANY TIME THAT THE LOANS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE,

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IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THIS AGREEMENT, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SECTION 10.08(b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND ADMINISTRATIVE AGENT HEREUNDER.

SECTION 10.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents shall, except as otherwise provided in any Mortgage, be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in any Loan Document will affect the right of any party to any Loan Document to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT

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OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Releases of Guaranties and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.02) to take any action requested by the Borrower having the effect of releasing any Collateral or Guaranties (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.02 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Secured Hedging Obligations, the Reimbursement Obligations and the other obligations under the Loan Documents or under the Secured Hedging Agreements shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 10.13. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement , the other Loan Documents or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement and the other Loan Documents, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

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(b) Confidentiality. Each of the Administrative Agent, the Lenders and each SPV agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vi) subject to an agreement in writing containing provisions substantially the same as those of this paragraph and for the benefit of the Borrower, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at or prior to the time of delivery as confidential. Any Person that is required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with said Act.

SECTION 10.15. Marshalling; Payments Set Aside. None of the Administrative Agent, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the obligations of the Loan Parties under the Loan Documents. To the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent for the benefit of Lenders), or the Administrative Agent, the Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto,

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shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 10.16. Effect of Third Amended and Restated Credit Agreement. Upon the execution and delivery hereof by the Borrower and the Administrative Agent, this Agreement shall amend, and restate as amended, the Existing Credit Agreement, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby.

SECTION 10.17. Certain Agreements. (a) The Lenders and the Administrative Agent acknowledge and agree that:

(i) one or more holders of any of the Existing Notes or a trustee or other representative for them may, in anticipation of, in connection with or following the Spin-Off, (A) assert in writing that the Spin-Off will give rise or has given rise to a breach of one or more covenants in one or more Existing Note Documents, (B) issue a notice of default or of acceleration under such Existing Notes premised on such a breach (or premised on a cross-default or cross-acceleration to one of the other Existing Note Documents as a result of such a breach under such other Existing Note Document) or (C) threaten in writing or commence litigation or other proceedings based upon such assertion or such notice of default or of acceleration, including proceedings to enjoin the Spin-Off, for declaratory relief that such a breach will occur or has occurred or to seek money damages;

(ii) the Borrower may deny any such assertion in whole or in part and may defend or settle any such threatened or actual litigation or other proceeding (including appeals of any judgments or decisions therein) and, in connection therewith, may (A) cause to be posted bonds or similar instruments (including letters of credit, which may include a Letter of Credit) for the benefit of such holders or a trustee or representative therefor and make deposits of cash or Cash Equivalents in lieu of causing any such instruments to be posted or to provide security for the issuance thereof or (B) redeem or repurchase, or agree to redeem or repurchase, any of the Existing Notes at such premiums or prices, or make such other cash payments to or for the benefit of the holders thereof, or amend, or agree to amend the interest, maturity or redemption terms thereof, as the Borrower shall determine to be reasonable under the circumstances; and

(iii) (A) any action or event referred to in clause (i) or (ii) above, or any other action or event substantially to the same effect or incidental thereto, either individually or in the aggregate (any such action or event, a “Permitted Action”), shall not constitute or give rise to any breach of any representation or warranty in Section 4.04(b), 4.06(a), 4.07 or 4.11 (and shall not prevent the making or deemed making of any such representation or warranty) or of any covenant in Section 6.02(a), (b) or (f), 6.04, 6.07, 7.02 or 7.12(ii), (iii) or (iv), and (B) no Default or Event of Default under Article VIII(c), (d), (e) or (f) shall occur solely as a result of any Permitted Action or by virtue of any such breach or from any

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default under or acceleration of the Existing Notes as a result of a Permitted Action, provided that:

(1) the Borrower shall not incur, assume or permit to exist any Lien on any property or asset owned by it or any of its Subsidiaries in connection with any Permitted Action other than on cash or Cash Equivalents as contemplated above;

(2) the Borrower shall endeavor, through its reports and other materials filed with the SEC or otherwise, to keep the Administrative Agent generally informed as to any Permitted Actions taken and the status from time to time thereof, including making available such correspondence and filings with respect to such Permitted Actions as are reasonably requested by the Administrative Agent (but excluding advice or plans of counsel with respect to such Permitted Actions and correspondence, discussions or plans that may relate to or possibly result in any settlement or are otherwise reasonably deemed sensitive or confidential by the Borrower or are otherwise subject to the attorney-client privilege); and

(3) following any settlement of or judgment in respect of any Permitted Action (except for any judgment which would not give rise to an Event of Default under Article VIII(j) in the absence of this Section 10.17), the Borrower shall timely perform its obligations thereunder and the provision of this Section 10.17 shall cease to apply to such Permitted Action as of the date such performance is due.

(b) The Borrower agrees that the acknowledgments and agreements of the Administrative Agent and the Lenders in paragraph (a) of this Section are not intended to be construed so as to extend to or cover the breach of any representation or warranty or covenant herein that may only be indirectly attributable to any Permitted Action.

SECTION 10.18. Certain Financial Statements. The Revolving Lenders parties hereto as of the Closing Date acknowledge and agree that the consolidated financial statements furnished by the Borrower under the Existing Credit Agreement for the Fiscal Year ended December 31, 2009 are sufficient to comply with the requirements therefor in the Existing Credit Agreement notwithstanding that they may not exclude FAC (as defined in the Existing Credit Agreement), and its Subsidiaries from the consolidated financial statements of the Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By	/s/ Anand K. Nallathambi
Name:	Anand K. Nallathambi
Title:	Executive Vice President

By	/s/ Anthony S. Piszel
Name:	Anthony S. Piszel
Title:	Chief Financial Officer

U.S. Federal Tax Identification No.: 95-1068610

JPMORGAN CHASE BANK, N.A., individually and as the Administrative Agent

By	/s/ Sharon Bazbaz
Name:	Sharon Bazbaz
Title:	Vice President

[Signature Page to Credit Agreement]	© Copyright 2010

WELLS FARGO BANK, N.A.

By	/s/ Jeremy Schultz
Name:	Jeremy Schultz
Title:	Vice President

[Signature Page to First American Credit Agreement]	© Copyright 2010

BANK OF AMERICA N.A.

By	/s/ Jason Cassity
Name:	Jason Cassity
Title:	Vice President

[Signature Page to First American Credit Agreement]	© Copyright 2010

BANK OF THE WEST

By	/s/ Dale Paterson
Name:	Dale Paterson
Title:	SVP & Manager

[Signature Page to First American Credit Agreement]	© Copyright 2010

COMERICA BANK

By	/s/ Don R. Carruth
Name:	Don R. Carruth
Title:	Vice President

[Signature Page to First American Credit Agreement]	© Copyright 2010

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Lawrence Karp
Name:	Lawrence Karp
Title:	Senior Vice President

[Signature Page to First American Credit Agreement]	© Copyright 2010

UNION BANK, N.A. (Formerly known as Union Bank of California, N.A.)
By	/s/ George Plazola
Name:	George Plazola
Title:	Vice President

[Signature Page to First American Credit Agreement]	© Copyright 2010

U.S. BANK NATIONAL ASSOCIATION
By	/s/ James F. Cooper
Name:	James F. Cooper
Title:	Senior Vice President

[Signature Page to First American Credit Agreement]	© Copyright 2010

SCHEDULE IA

to the Credit Agreement

REVOLVING LENDERS COMMITMENT SCHEDULE

Revolving Lenders	Commitment
Bank of America, N.A.	$75,000,000
JPMorgan Chase Bank, N.A.	$65,000,000
Comerica Bank	$60,000,000
Union Bank, N.A. (formerly known as Union Bank of California, N.A.)	$60,000,000
US Bank, National Association	$60,000,000
Wells Fargo Bank, National Association	$60,000,000
Bank of the West	$45,000,000
Keybank National Association	$45,000,000
HSBC Bank USA, National Association	$30,000,000
Total Commitments
$500,000,000

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SCHEDULE IB

to the Credit Agreement

TERM LENDERS COMMITMENT SCHEDULE

Term Lender	Commitment
JPMorgan Chase Bank, N.A.	$350,000,000
Total Commitments
$350,000,000

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

SCHEDULE II

Disclosed Matters

None.

1

Schedule II to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

SCHEDULE III

Subsidiary Guarantors

Name of Subsidiary	Jurisdiction of Organization
Accufacts Pre-Employment Screening, Inc.	DE
American Driving Records, Inc.	CA
America’s Innovative Insurance Solutions, Inc.	CA
Atone Acquisition Corporation	DE
Atone Software, Inc.	DE
Basis100 Corporation	CA
CoreLogic, Inc.	DE
CreditReportPlus, LLC	MD
Data Tree LLC	CA
Decision Payroll Services, Inc.	FL
DecisionHR 30, Inc.	FL
DecisionHR I, Inc.	FL
DecisionHR II, Inc.	OK
DecisionHR IX, Inc.	FL
DecisionHR USA, Inc.	DE
DecisionHR V, Inc.	FL
DecisionHR VII, Inc.	GA
DecisionHR VIII, Inc.	FL
DecisionHR XIII, Inc.	FL
DecisionHR XIV, Inc.	FL
DecisionHR, Inc.	FL
eAppraiseIT, LLC	DE
FA Locate, Inc.	DE
FADV CMSI, Inc.	DE
FADV Holdings LLC	DE
Faslo Solutions LLC	DE
First Advantage Background Services Corp.	FL
First Advantage Corporation	DE
First Advantage Credco LLC	DE
First Advantage Enterprise Screening Corp.	DE
First Advantage Litigation Consulting, LLC	VA
First Advantage Membership Services, Inc.	CA
First Advantage Occupational Health Services Corp.	FL
First Advantage Public Records, LLC	DE
First Advantage SafeRent, Inc.	DE
First Advantage Supply Chain Security, LLC	AZ
First Advantage Talent Management Services LLC	DE
First Advantage Tax Consulting Services, LLC	DE

2

Schedule III to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Subsidiary	Jurisdiction of Organization
First American Commercial Real Estate Services, Inc.	FL
First American CoreLogic Holdings, Inc.	DE
First American CoreLogic, Inc.	DE
First American Credco of Puerto Rico, Inc.	DE
First American Default Information Services LLC	FL
First American Flood Hazard Certification LLC	DE
First American Holding Corporation	DE
First American Indian Holdings LLC	DE
First American Real Estate Flood & Tax Solutions LLC	DE
First American Real Estate Information Services, Inc.	CA
First American Real Estate Solutions LLC	CA
First American Real Estate Tax Service LLC	DE
Jenark Business Systems, Inc.	MD
LeadClick Holding Company, LLC	DE
LeadClick Media, Inc.	CA
MarketLinx, Inc.	TN
Multifamily Community Insurance Agency, Inc.	MD
National Background Data, LLC	DE
National Data Registry, LLC	DE
Omega Insurance Services, Inc.	FL
PrideRock Holding Company, Inc.	AL
Proxix Solutions, Inc.	DE
Quantrix, LLC	DE
Screeners Advantage, Inc.	DE
Statistics Data, Inc.	DE
Teletrack, Inc.	GA

3

Schedule III to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

SCHEDULE IV

Subsidiaries/Excluded Subsidiaries

Name of Subsidiary	Jurisdiction of Organization	Percentage Ownership	Excluded Subsidiary

FIRST TIER AFFILIATE

Affiliates of: The First American Corporation

First American Capital Trust I (see Note 1 below)	DE	100.00	Y

First American Holding Corporation	DE	100.00

First American Real Estate Information Services, Inc.	CA	100.00

MarketLinx, Inc.	TN	100.00

FADV Holdings LLC	DE	98.24

First Advantage Corporation	DE	26.00

SECOND TIER AFFILIATE

Affiliates of: FADV Holdings LLC

First Advantage Corporation	DE	50.80

Affiliates of: First American Real Estate Information Services, Inc.

America’s Innovative Insurance Solutions, Inc.	CA	100.00

Data Tree LLC	CA	100.00

First American Commercial Real Estate Services, Inc.	FL	100.00

Harvard Design and Mapping Company, Inc.	MA	100.00	Y

Information Solutions Holdings (Mauritius) Limited[1]	Mauritius	100.00	Y

First American Real Estate Solutions LLC	CA	80.00

[1]

Entity is presently a subsidiary of First American International Holdings, LLC which is not a subsidiary of The First American Corporation. However, in connection with the spin-off, ownership will be transferred to First American Real Estate Information Services, Inc.

4

Schedule IV to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Subsidiary	Jurisdiction of Organization	Percentage Ownership	Excluded Subsidiary

First Advantage Corporation	DE	23.20

FADV Holdings LLC	DE	1.76

First Indian Services Private Limited	India	1.00	Y

LeadClick Holding Company, LLC	DE	30.00

Affiliates of: MarketLinx. Inc.

MarketLinx Corp.[2]	Canada	100.00	Y

THIRD TIER AFFILIATE

Affiliates of: Data Tree LLC

First Indian Corporation Private Limited	India	100.00	Y

Affiliates of: First Advantage Corporation

Accufacts Pre-Employment Screening, Inc.	DE	100.00

American Driving Records, Inc.	CA	100.00

FA Locate, Inc.	DE	100.00

FADV CMSI, Inc.	DE	100.00

First Advantage Australasia Pty Ltd	Australia	100.00	Y

First Advantage Background Services Corp.	FL	100.00

First Advantage Canada, Inc.	Canada	100.00	Y

First Advantage Credco LLC	DE	100.00

First Advantage Enterprise Screening Corp.	DE	100.00

First Advantage Europe Ltd.	United Kingdom	100.00	Y

[2]

Entity is presently a subsidiary of First American International Holdings, LLC which is not a subsidiary of The First American Corporation. However, in connection with the spin-off, ownership will be transferred to MarketLinx, Inc.

5

Schedule IV to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Subsidiary	Jurisdiction of Organization	Percentage Ownership	Excluded Subsidiary

First Advantage Litigation Consulting Japan GK	Japan	100.00	Y

First Advantage Litigation Consulting, LLC	VA	100.00

First Advantage Membership Services, Inc.	CA	100.00

First Advantage Occupational Health Services Corp.	FL	100.00

First Advantage Philippines, Inc.	Philippines	99.99	Y

First Advantage Public Records, LLC	DE	100.00

First Advantage Quest Research Corporation	Cayman Islands	100.00	Y

First Advantage SafeRent, Inc.	DE	100.00

First Advantage Supply Chain Security, LLC	AZ	100.00

First Advantage Tax Consulting Services, LLC	DE	100.00

First American Indian Holdings LLC	DE	100.00

Jenark Business Systems, Inc.	MD	100.00

National Background Data, LLC	DE	100.00

National Data Registry, LLC	DE	100.00

Omega Insurance Services, Inc.	FL	100.00

Screeners Advantage, Inc.	DE	100.00

Teletrack UK Limited	United Kingdom	100.00	Y

Teletrack, Inc.	GA	100.00

Verify Limited	Mauritius	100.00	Y

First Advantage Eurasia Litigation Consulting SPRL/BVBA	Belgium	99.99	Y

PrideRock Holding Company, Inc.	AL	85.00

LeadClick Holding Company, LLC	DE	70.00

6

Schedule IV to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Subsidiary	Jurisdiction of Organization	Percentage Ownership	Excluded Subsidiary

Affiliates of: First American Real Estate Solutions LLC eAppraiseIT, LLC	DE	100.00

First American Default Information Services LLC	FL	100.00

First American Flood Hazard Certification LLC	DE	100.00

First American Real Estate Flood & Tax Solutions LLC	DE	100.00

First American Real Estate Tax Service LLC	DE	100.00

Proxix Solutions, Inc.	DE	100.00

Quantrix Credit Services, LLC	DE	100.00	Y

Quantrix, LLC	DE	100.00

First American CoreLogic Holdings, Inc.	DE	81.71

Affiliates of: Information Solutions Holdings (Mauritius) Limited

First Indian Services Private Limited	India	99.00	Y

FOURTH TIER AFFILIATE

Affiliates of: American Driving Records, Inc.

First Advantage Offshore Services Private Limited	India	0.01	Y

Affiliates of: FADV CMSI, Inc.

CreditReportPlus, LLC	MD	100.00

Affiliates of: First Advantage Australasia Pty Ltd

First Advantage Australia Pty Ltd	Australia	100.00	Y

NZ Background (2006) Limited	New Zealand	100.00	Y

Affiliates of: First Advantage Background Services Corp.

DecisionHR USA, Inc.	DE	100.00

7

Schedule IV to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Subsidiary	Jurisdiction of Organization	Percentage Ownership	Excluded Subsidiary

First Advantage Hiring Management Systems Limited	United Kingdom	100.00	Y

First Advantage Talent Management Services LLC	DE	100.00

Affiliates of: First Advantage Credco LLC

First American Credco of Puerto Rico, Inc.	DE	100.00

First Canadian CREDCO, Inc.	Canada	100.00	Y

Affiliates of: First Advantage Litigation Consulting, LLC

First Advantage Eurasia Litigation Consulting SPRL/BVBA	Belgium	0.01	Y

First Advantage Corefacts, Inc.	CA	100.00	Y

Affiliates of: First Advantage Quest Research Corporation

First Advantage (Beijing) Co., Ltd	China	100.00	Y

First Advantage Japan KK	Japan	100.00	Y

First Advantage Quest Research Group Limited	British Virgin Islands	100.00	Y

Affiliates of: First Advantage SafeRent, Inc.

Multifamily Community Insurance Agency, Inc.	MD	100.00

Affiliates of: First American CoreLogic Holdings, Inc.

Basis100 Inc.	Ontario	100.00	Y

CoreLogic, Inc.	DE	100.00

UKValuation Limited	United Kingdom	100.00	Y

First American CoreLogic, Inc.	DE	75.00

Affiliates of: First American Default Information Services LLC

Faslo Solutions LLC	DE	100.00

8

Schedule IV to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Subsidiary	Jurisdiction of Organization	Percentage Ownership	Excluded Subsidiary

Affiliates of: First American Indian Holdings LLC

First Advantage Offshore Services Private Limited	India	99.99	Y

Affiliates of: LeadClick Holding Company, LLC

LeadClick Media, Inc.	CA	100.00

Affiliates of: Verify Limited

FADV Malaysia Sdn Bhd	Malaysia	100.00	Y

First Advantage (HK) Limited	Hong Kong	100.00	Y

Verify (Mauritius) Limited	Mauritius	100.00	Y

FIFTH TIER AFFILIATE

Affiliates of: Basis100 Inc.

Basis100 Corporation	CA	100.00

Affiliates of: CoreLogic, Inc.

First American CoreLogic, Inc.	DE	25.00

Affiliates of: DecisionHR USA, Inc.

Decision Payroll Services, Inc.	FL	100.00

DecisionHR 30, Inc.	FL	100.00

DecisionHR I, Inc.	FL	100.00

DecisionHR II, Inc.	OK	100.00

DecisionHR IX, Inc.	FL	100.00

DecisionHR V, Inc.	FL	100.00

DecisionHR VII, Inc.	GA	100.00

9

Schedule IV to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Subsidiary	Jurisdiction of Organization	Percentage Ownership	Excluded Subsidiary

DecisionHR VIII, Inc.	FL	100.00

DecisionHR XIII, Inc.	FL	100.00

DecisionHR XIV, Inc.	FL	100.00

DecisionHR, Inc.	FL	100.00

Affiliates of: First Advantage (HK) Limited

First Advantage (Zhuhai) Co., Limited	China	100.00	Y

Affiliates of: First Advantage Quest Research Group Ltd.

First Advantage Limited	HK	100.00	Y

First Advantage Pte. Ltd (Singapore)	Singapore	100.00	Y

First Advantage Quest Research Limited	British Virgin Islands	100.00	Y

Affiliates of: First American CoreLogic, Inc.

Atone Acquisition Corporation	DE	100.00

Happy Home Buying, Ltd.	Cayman Islands	100.00	Y

Affiliates of: Verify (Mauritius) Limited

TP Verify Screening Pvt Limited	India	99.99	Y

SIXTH TIER AFFILIATE

Affiliates of: Atone Acquisition Corporation

Atone Software, Inc.	DE	100.00

Affiliates of: First Advantage Limited

First Advantage Private Limited	India	0.01	Y

Affiliates of: First Advantage Quest Research Limited

First Advantage Private Limited	India	99.99	Y

10

Schedule IV to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Subsidiary	Jurisdiction of Organization	Percentage Ownership	Excluded Subsidiary
Affiliates of: Happy Home Buying, Ltd.

Statistics Data, Inc.	DE	100.00

(1)	First American Capital Trust I, a Delaware business trust (the “Trust”), was formed on April 11, 1997. The trust is administered by Wilmington Trust Company, as the Delaware trustee. The trust has two individual trustees, officers of The First American Corporation (“FAC”). The Trust issued two classes of securities, (i) $100,000,000 of capital securities and (ii) $3,093,000 of common securities. 100% of the common securities are owned by FAC and represent the residual value of the Trust after the prior payment of the capital securities. The capital securities are owned by various institutional investors. While FAC owns all of the common securities of the Trust, it does not control the Trust.

11

Schedule IV to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

SCHEDULE V

Indebtedness3

Borrower	Debt	(in thousands) Facility Amounts	(in thousands) Amounts Outstanding As of 12/31/2009

The First American Corporation	Unsecured syndicated bank debt, maturing July 11, 2012	$500,000	$340,000

First American Capital Trust	8.50% Trust Preferred Securities, maturing April 15, 2012	$100,000	$100,000

The First American Corporation	Unsecured 5.70% senior notes, maturing August 1, 2014	$150,000	$150,000

The First American Corporation	Unsecured 7.55% senior debentures, maturing April 1, 2028	$100,000	$100,000

First American CoreLogic Holdings, Inc.	Secured notes due to Bank of America, maturing December 31, 2012, collateralized by personal property.	$50,000	$31,769

First American CoreLogic Holdings, Inc.	Secured notes due to Bank of America, maturing January 13, 2013, collateralized by personal property.	$50,000	$32,444

First American Real Estate Solutions, LLC	Letter of credit	$2,000	—

[3]	FAC has guaranteed the performance of First American Financial Corporation and/or one or more of its subsidiaries (collectively, “FSG” on certain of FSG’s contractual obligations (the “FSG Guarantees”). The amounts payable by FAC under the FSG Guarantees are not reasonably determinable as of this date. It is expected that the FSG Guarantees will be transferred to First American Financial Corporation (“FAFC”) promptly after the closing date of the spin-off (the “Spin-off Date”); provided, that in the event such transfer is not effected, FAFC shall indemnify and hold harmless FAC for any losses or claims FAC suffers or incurs arising from or as a result of such FSG Guarantees pursuant to an indemnification agreement entered into between FAC and FAFC prior to the Spin-off Date.

12

Schedule V to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

		(in thousands) Facility Amounts	(in thousands) Amounts Outstanding

First Advantage Corporation	Guarantees of debt and letters of credit	$6,275	$5,108

The First American Corporation	Letters of credit	$14,968	$—

The First American Corporation	Capital leases secured by telephony equipment	$7,808	$6,427	[4]

The First American Corporation	Unsecured note to be issued to FAFC as of the Spin-off Date for the underfunded portion of the FAC employee pension plan that is being transferred to FAFC as of the Spin-off Date. Amounts are estimated as of the date of the Agreement.	$23,000

[4]	Amounts outstanding are as of February 28, 2010.

13

Schedule V to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

SCHEDULE VI

Liens5

Borrower	Lien	(in thousands) Facility Amounts	(in thousands) As of 12/31/2009

First American CoreLogic Holdings, Inc.	Secured notes due to Bank of America, maturing December 31, 2012, collateralized by personal property.	$50,000	$31,769

First American CoreLogic Holdings, Inc.	Secured notes due to Bank of America, maturing January 13, 2013, collateralized by personal property.	$50,000	$32,444

The First American Corporation	Capital leases secured by telephony equipment	$7,808	$6,427	[6]

The First American Corporation	Expired line of credit with Bank of America NA, termination of lien in process.	$—	$—

The First American Corporation	Expired line of credit with Bank of the West, termination of lien in process.	$—	$—

The First American Corporation	Master equipment lease, lien to be terminated immediately prior to Spin-off Date.	$—	$—

Decision HR II, Inc.	Expired loan facility with Bank of America, NA, termination of lien filed April 6, 2010.	$—	$—

[5]	Schedule VI does not include liens (a) in amounts not exceeding $1,000,000, (b) which have been terminated prior to the date of the Agreement, and (c) with respect to operating leases. Please note that there is a federal tax lien on Accufacts Pre-Employment Screening, Inc, for a total amount of $44,901.61 of which $34,802.20 relates to a payroll tax dispute. Please see attached UCC Reports for additional information.
[6]	Amounts outstanding are as of February 28, 2010.

14

Schedule VI to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

First Advantage Litigation Consulting, LLC	Expired loan facility with Bank of America, NA, termination of lien April 6, 2010.	$—	$—

Teletrack, Inc.	Expired loan facility with Bank of America, NA, termination of lien filed April 6, 2010.	$—	$—

15

Schedule VI to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

SCHEDULE VII

Existing Guarantees

		(in thousands) Facility Amounts	(in thousands) Amounts Outstanding As of 12/31/2009

Borrower

First Advantage Corporation	Guarantee of debt of First Advantage Europe, LTD (UK) maturing September 30, 2010.	$2,250	$1,083

The First American Corporation	FAC has guaranteed the performance of First American Financial Corporation and/or one or more of its subsidiaries (collectively, “FSG” on certain of FSG’s contractual obligations (the “FSG Guarantees”). The amounts payable by FAC under the FSG Guarantees are not reasonably determinable as of this date. It is expected that the FSG Guarantees will be transferred to First American Financial Corporation (“FAFC”) promptly after the closing date of the spin-off (the “Spin-off Date”); provided, that in the event such transfer is not effected, FAFC shall indemnify and hold harmless FAC for any losses or claims FAC suffers or incurs arising from or as a result of such FSG Guarantees pursuant to an indemnification agreement entered into between FAC and FAFC prior to the Spin-off Date.[7]

[7]	See attached Annex A to Schedule VII to Credit Agreement

16

Schedule VII to Credit Agreement	© Copyright 2010

ANNEX A

Third Amended and Restate Credit Agreement – First American

Name of Agreement/ (Deal)	Date Created	Description of FSG Guarantee
Guaranty	9/16/2002	Guarantee of debt of Colliers Seeley International, Inc. to Comercia-Bank California, amount of future payments not to exceed $1,000,000

Reaffirmation of Guaranty	3/13/2001	Guarantee of debt of New Arts Acquisition, Inc. to Imperial Bank Comercia Bank- California in the amount of $6,500,000

Continuing Guaranty	9/27/1996	Guarantee of debt of Ruth Ann Furst Living Trust to Union Bank of California, amount of future payments not to exceed $160,000.

Irrevocable Standby Letter of Credit No. 71132	11/1/1991	Irrevocable Standby Letter of Credit No. 71132 in favor of Continental Casualty Co. with respect to its payment obligations to Union Bank, amount of future payments not to exeed $100,000

Guarantee	11/17/2003	Guarantee of performance by FCT Valuation Services Inc. (“FCT”) of FCT’s obligations under a guaranteed valuation services agreement dated as of November 17,2003 between FCT and CIBC Mortgage Inc.

Guarantee	11/17/2009	Guarantee of FCT’s indemnification obligations with respect to CIBC Mortgage Inc. pursuant to the guaranteed valuation services agreement.

Lease Guaranty	12/21/2007	Guarantee of lease obligations of First American Title Company under a lease agreement with WCOT Glendale LLC, expiring on the earlier of (a) November 30, 2013 or (b) the expiration or termination of the lease agreement.

Guarantee (United General Title Insurance Co.)	5/12/2005	Guarantee of United General Financial Services, Inc’s payment obligations to Compass Bank (“Lender”) under two promissory notes, one in an amount of $5,000,000 and another of $2,000,000.

Guaranty Agreement	4/28/2005	Guarantee of the payment obligations of the Hong Kong division of First American Title Insurance for any title losses and claims tendered by, on or after 4/28/05 that are not covered by the 8% loss reserve that was not in place as of April 28, 2005

Loss Payment Obligation Agreement	3/22/2005	Guarantee of performance by FCT Valuation Services Inc. (“FCT”) of FCT’s obligations under a guaranteed valuation services agreement dated as of March 18, 2005 between FCT and Toronto-Dominion Bank.

Annex A was prepared using general summaries of the FSG Guarantees referenced herein and does not present a comprehensive description of the terms and conditions of any of such FSG Guarantees.

Annex A to Schedule VII to Credit Agreement	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Agreement/ (Deal)	Date Created	Description of FSG Guarantee
Amendment No. 1 to Guaranty	11/23/2004	Guarantee of First American Title Insurance Company’s payment obligations to Wells Fargo Bank Northwest, NA under a $55,000,000.00 loan facility.

Master Equipment Lease Agreement Guaranty	2/4/2004	Guarantee of First American Title Services De Mexico, S. DE R.L. DE C.V.’s payment obligations to CSI Leasing Mexico, S. DE R.L. DE C.V. under a Master Equipment Lease Agreement dated 11/21/03.

Guaranty (753622)	10/28/2003	Guaranty of First American Title Insurance Company’s payment obligations to Wells Fargo Bank Northwest, National Association with respect to a mortgage of real estate located in Santa Ana, CA, amount of future payments not to exceed $55,000,000

Torre Mayor Guaranty Agreement	8/26/2003	Torre Mayor Guaranty Agreement on behalf of First American Title Insurance Company for its payment obligations to Torre Mayor, S.A. DE C.V. and BankBoston, S.A., Institucion de Banca Multiple Default under the Lease Contract and Administrative Services Contract.

Guaranty	1/14/2003	Guarantee of Southwest Title Company’s payment obligations to 1st National Bank of Nevada under a promissory note in an amount equal to $1,500,000.00.

Guarantee and Postponement of Claim	12/30/2002	Guarantee and Postponement of Claim in favor of First Canadian Title Company Limited with respect to its payment obligations to Desjardins Financial Security Life Assurance Company under a Term Lease Master Agreement.

Commercial Guaranty	1/4/2002	Guaranty of First American Title Insurance Agency, LLC’s payment obligations to Zions First National Bank, amounts not to exceed $3,344,576.

Corporate Guaranty	1/1/2000	Guaranty of all payment obligations of First American Australia.

Heritage Guarantee Letter	10/15/1999	Agreement to pay all losses, liabilities, obligations, damages, costs and expenses incurred by or imposed upon Spring Mountain or Heritage resulting from a violation by Spring Mountain during the four year period preceding October 15, 1999, in an amount not to exceed $3,100,000.

Annex A was prepared using general summaries of the FSG Guarantees referenced herein and does not present a comprehensive description of the terms and conditions of any of such FSG Guarantees.

Annex A to Schedule VII to Credit Agreement

2	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Agreement/ (Deal)	Date Created	Description of FSG Guarantee
Continuing Guarantee	9/27/1997	Guarantee of Financial Title Company’s payment obligations to Imperial Bank, amounts in future payments not to exceed $127,486.41

Continuing Guarantee	9/17/1997	Guarantee of Golden California Title Company’s payment obligations to Imperial Bank, amount in future payments not to exceed $3,546,688

Continuing Guarantee	9/17/1997	Guarantee of Golden California Title Company of Alameda County, Inc.’s payment obligations to Imperial Bank, amount in future payments not to exceed $1,111,362.

Continuing Guarantee	9/17/1997	Guarantee of debt of Santa Clara Land Title Company to Imperial Bank, amount of future payments not to exceed $1,074,305.30

Continuing Guarantee	9/17/1997	Guarantee of debt of Alliance Title Company, Inc. to Imperial Bank, amount of future payments not to exceed $120,760

Continuing Guarantee	5/7/1997	Guaranty of the obligations of Strategic Mortgage Services under a credit facility with Bank of American National Trust and Savings Association.

Guaranty	6/1/1993	Guaranty of First American Title Insurance Company obligations under a facility agreement with Comerica Bank

Continuing Guaranty	4/1/1992	Guaranty of debt of First American Title Company of Nevada to Nevada National Bank, amount of future payments not to exceed $383,000

Unconditional Guaranty	1/1/1992	Guaranty of payment obligations of First American Title Company of Florida, Inc. under a promissory note and non-Competition agreement with Catherine A. Anderson

Guaranty by Corporation	6/25/1991	Guaranty of First American Title Company of Spokane’s payment obligations to Washington Trust Bank under a credit agreement.

Guaranty by Corporation	11/12/1990	Guaranty of First American Title Company of Spokane’s payment obligations to Washington Trust Bank under a credit agreement.

Guaranty	9/23/1982	Guaranty of the payment obligations of Independent Title Services to Northwestern National Bank of Great Falls under a facility agreement.

Loss Payment Obligation Agreement	8/26/2008	Guarantee of performance by FCT Valuation Services Inc. (“FCT”) of FCT’s obligations under a guaranteed valuation services agreement dated as of April 19, 2007 between FCT and First National Financial.

Annex A was prepared using general summaries of the FSG Guarantees referenced herein and does not present a comprehensive description of the terms and conditions of any of such FSG Guarantees.

Annex A to Schedule VII to Credit Agreement

3	© Copyright 2010

Third Amended and Restated Credit Agreement – First American

Name of Agreement/ (Deal)	Date Created	Description of FSG Guarantee
Loss Payment Obligation Agreement	1/25/2006	Guarantee of performance by FCT Valuation Services Inc. (“FCT”) of FCT’s obligations under a guaranteed valuation services agreement dated as of February 3, 2006 between FCT and Royal Bank of Canada.

Annex A was prepared using general summaries of the FSG Guarantees referenced herein and does not present a comprehensive description of the terms and conditions of any of such FSG Guarantees.

Annex A to Schedule VII to Credit Agreement

4	© Copyright 2010

EXHIBIT A

to the Credit Agreement

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower(s):	The First American Corporation

[1]	Select as applicable.

© Copyright 2010

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The $850,000,000 Third Amended and Restated Credit Agreement dated as of April 12, 2010 among The First American Corporation, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6: Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	$
$	$	$
$	$	$

Effective Date:             ,             20_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

© Copyright 2010

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as Issuing Lender

By
Title:

[Consented to and]5 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender

By
Title:

[Consented to:]6

THE FIRST AMERICAN CORPORATION

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of each Issuing Lender is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of each Issuing Lender is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

© Copyright 2010

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

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3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B

[Form of Additional Commitment Agreement]

ADDITIONAL COMMITMENT AGREEMENT

            , 201    ,

The First American Corporation

1 First American Way

Santa Ana, CA 92707

Attention: [            ]

JPMorgan Chase Bank, N.A.

as Administrative Agent

270 Park Avenue

New York, New York 10017

Attention: Loan and Agency Services Group

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Credit Agreement, dated as of April 12, 2010 (as amended and in effect from time to time, the “Credit Agreement”), among The First American Corporation, the Lenders named therein and JPMorgan Chase Bank, N.A. as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

By the execution and delivery of this Agreement, which is being entered into pursuant to Section 2.17(b) of the Credit Agreement, each of the Persons listed below under the caption “ADDITIONAL COMMITMENT LENDER(S)” (each an “Additional Commitment Lender”) agrees as follows:

1. The effective date of this Agreement is [            ] (the “Effective Date”).

2. If, immediately prior to the execution and delivery of this Agreement, such Person is a Lender party to the Credit Agreement, such Person hereby agrees that, effective as of the Effective Date, it shall provide an additional Commitment under the Credit Agreement in the amount set forth opposite its name under Part A of Schedule I hereto under the caption “Additional Commitment” (which Commitment shall be in addition to such Person’s existing Commitment under the Credit Agreement).

3. If, immediately prior to the execution and delivery of this Agreement, such Person is not a Lender party to the Credit Agreement, such Person hereby agrees that, effective as of the Effective Date, (i) it shall have a Commitment in an amount equal to the amount set forth opposite its name under Part B of Schedule I hereto under the

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caption “Commitment” and (ii) agrees with the Borrower and the Administrative Agent that, from and after the Effective Date, such Person shall be a Lender party to and be bound by the provisions of the Credit Agreement and shall have all of the rights and obligations of a Lender under the Credit Agreement in respect of such Commitment.

4. The Commitment Termination Date in respect of such Person’s Commitment covered by this Agreement is [             ].7

This Agreement shall be construed in accordance with and governed by the law of the State of New York. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

This Agreement shall become effective as of the Effective Date upon the execution and delivery of this Agreement by each Additional Commitment Lender, the Borrower and the Administrative Agent and receipt by the Administrative Agent of counterparts hereof executed by each such party.

ADDITIONAL COMMITMENT LENDER(S)

[NAME OF LENDER]

By
Name:
Title:

[7]	Should be completed to provide the updated Commitment Termination Date pursuant to the extension request.

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CONSENTED TO:

THE FIRST AMERICAN CORPORATION

By
Name:
Title:

JPMORGAN CHASE BANK, N.A.,as Administrative Agent

By
Name:
Title:

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Schedule I

Part A: Existing Lenders:

Name	Additional Commitment ($)

Part B: New Lenders:

Name	Commitment ($)

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EXHIBIT C

to the Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you [pursuant to Section 6.01(c) of the Third Amended and Restated Credit Agreement][in connection with an Acquisition (the “Permitted Acquisition”) pursuant to Section 7.06(d) of the Third Amended and Restated Credit Agreement], dated as of April 12, 2010, as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among THE FIRST AMERICAN CORPORATION (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), J.P. MORGAN SECURITIES INC. and WELLS FARGO SECURITIES LLC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), US BANK, COMERICA BANK and BANK OF AMERICA, N.A. as documentation agents (in such capacity, the “Documentation Agents”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [treasurer][chief accounting officer][chief financial officer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Schedule 1 (the “[Pro Forma] Financial Statements”). [The Pro Forma Financial Statements (i) were prepared on a pro forma basis as if the Permitted Acquisition had been consummated on the first day of the Pro Forma Test Period and (ii) give effect to the Borrower’s good faith estimate of any anticipated cost savings or increases as a result of the consummation thereof.] Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Schedule 2 are the calculations demonstrating [pro forma] compliance by the Borrower with the covenants set forth in Section 7.09 of the Credit Agreement [on the last day of the Pro Forma Test Period].

5. [Attached hereto as Schedule 3 is the computation of Excess Cash Flow generated during the most recent Fiscal Year covered by the Financial Statements.]8

[8]	Required when delivering annual financial statements pursuant to Section 6.01(b)

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6. [Attached hereto as Schedule 4 are the portions of the baskets for Restricted Junior Payments used during the most recent Fiscal Year pursuant to Section 7.05 of the Credit Agreement and the remaining portions available thereunder.]9

IN WITNESS WHEREOF, I execute this Certificate this             day of             , 20    .

THE FIRST AMERICAN CORPORATION

By:
Name:
Title:

[9]	Required when delivering annual financial statements pursuant to Section 6.01(b)

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Schedule 1

[Financial Statements]

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Schedule 2

The information described herein is as of             , 20    , and pertains to the period from             , 20    , to             , 20    .

[Set forth Covenant Calculations]

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Schedule 3

[Computation of Excess Cash Flow]

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Schedule 4

[Used and Remaining Portions of Baskets for Restricted Junior Payments]

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EXHIBIT D

to the Credit Agreement

FORM OF OPINIONS OF COUNSEL TO THE LOAN PARTIES

April 12, 2010

The Lenders Listed on Schedule A

Re: The First American Corporation

Ladies and Gentlemen:

We have acted as special counsel to The First American Corporation, a California corporation (“Borrower”), and the subsidiaries of the Borrower listed on Schedule B (the “Subsidiary Guarantors”; the Borrower and the Subsidiary Guarantors are referred to herein collectively as the “Loan Parties”) in connection with the execution and delivery of (i) the Credit Agreement, dated as of April 12, 2010, among the Borrower, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders (the “Credit Agreement”); (ii) the Guarantee and Collateral Agreement, dated as of April 12, 2010, among the Loan Parties and JPMorgan Chase Bank, N.A. in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties defined therein (the “Guarantee and Collateral Agreement”) and (iii) the promissory notes (if any) of the Borrower listed on Schedule C (the “Notes”; together with the Credit Agreement and the Guarantee and Collateral Agreement, the “Loan Documents”) . This opinion is being delivered to you pursuant to Section 5.01(f)(ii) of the Credit Agreement. All capitalized terms used and not defined herein have the same meanings herein as set forth in the Credit Agreement.

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Loan Documents and the financing statements listed on Schedule D (the “Financing Statements”), and such certificates and other documents of public officials, officers and other representatives of the Loan Parties and others as we have deemed relevant or proper as a basis for our opinions set forth herein. In examining the Loan Documents and the Financing Statements, we have relied as to factual matters on the representations and warranties contained in the Loan Documents and the Financing Statements. In addition, we have assumed the genuineness of signatures on original documents of all Persons (other than officers of the Loan Parties) and the conformity to the original of all copies submitted to us as photocopies or conformed copies. We have also assumed the due authorization, execution and delivery of the Loan Documents by all parties other than the California Opinion Parties listed on Schedule B (the “California Opinion Parties”), the Delaware Opinion Parties listed on Schedule B (the “Delaware Opinion Parties”) and the Florida Opinion Parties listed on Schedule

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B (the “Florida Opinion Parties”; together with the California Opinion Parties and the Delaware Opinion Parties, the “Opinion Parties”), and the authority and existence of all parties to the Loan Documents other than the Opinion Parties.

We have also assumed that, for purposes of the opinions expressed herein, (i) the Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds of the Loans, (ii) the Loan Parties do not and will not engage primarily, and do not and will not hold themselves out as being engaged primarily, and do not and will not propose to engage primarily, in the business of investing, reinvesting or trading in securities, (iii)(x) each party to each Loan Document is duly organized or formed and (y) each party to each Loan Document (other than the Opinion Parties) is validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to execute, deliver, enter into and perform its obligations under the Loan Documents to which it is a party, (iv) the execution, delivery and performance of each Loan Document by each party thereto, compliance by such Loan Party with the terms and provisions thereof and the consummation of the transactions contemplated thereby (x) (A) has been duly authorized and approved by all necessary corporate, partnership, limited liability company and/or other action on the part of such party (other than the Opinion Parties with respect to the Loan Documents to which each such Opinion Party is a party) and (B) has been duly executed and delivered by such party thereto (other than the Opinion Parties with respect to the Loan Documents to which each such Opinion Party is a party) and (y) does not contravene any provision of any law, statute, rule or regulation applicable to such party, including, without limitation, the laws of the jurisdiction in which such party is organized (provided that this assumption is not made as to the Loan Parties, solely with regard to the opinions expressly set forth in paragraph 7 hereof), or any order, writ, injunction or decree of any court applicable to such party, (v) the execution, delivery and performance of each Loan Document by each party thereto and compliance by such Loan Party with the terms and provisions thereof will not conflict with or result in any breach of any agreements, contracts or instruments to which such party is a party to or otherwise subject to and will not violate any provision of the organizational or other charter documents of such party (provided that this assumption is not made as to the Opinion Parties, solely with regard to the opinions expressly set forth in clause (d) of paragraph 7 hereof), (vi) all orders, consents, approvals, licenses, authorizations and validations of filings, recordings and registrations with, or exemptions by, all governmental or public bodies or authorities have been obtained and remain in full force and effect for the (x) execution, delivery and performance of each Loan Document by each party thereto (provided that this assumption is not made as to any Loan Party, solely with regard to the opinions expressly set forth in paragraph 5 hereof) and (y) legality, validity, binding effect and enforceability against each party of each such Loan Document (provided that this assumption is not made as to any Loan Party, solely with regard to the opinions expressly set forth in paragraph 5 hereof), (vii) each Loan Document constitutes the valid and binding obligation of each party thereto (other than each Loan Party, solely in the case of the Loan Documents to which such Loan Party is a party), enforceable against such party in accordance with its terms and (viii) each Loan Party has rights in the Collateral (as described and as defined in the Guarantee and

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Collateral Agreement to which such Loan Party is a party) existing on the date hereof and will have rights in any property or asset which becomes Collateral after the date hereof.

We have also assumed that (i) the parties to each limited liability company agreement set forth on Schedule E had full power and authority or legal capacity to execute and deliver such limited liability company agreement and perform its obligations thereunder, (ii) each limited liability company agreement has been duly executed and delivered by the parties thereto and is a valid, binding and enforceable agreement under California, Delaware or Florida law, as the case may be, (iii) the construction and interpretation of the terms of each limited liability company agreement under Delaware contract law is the same as it would be under New York law (although we note that such construction and interpretation under Delaware contract law may in fact differ from that under New York contract law) and (iv) each limited liability company agreement in the form reviewed by us is the sole document constituting the applicable Opinion Party’s “limited liability company agreement” or “operating agreement” as such term is, or terms are, used in the California Beverly-Killea Limited Liability Company Act, the Delaware Limited Liability Company Act (“DLLCA”) and the Florida Limited Liability Company Act and on the date on which there occurred any action or transaction by such Opinion Party relevant to this opinion and as to which a limited liability company agreement or operating agreement is applicable and there are no amendments thereto that have not been furnished to us.

Based upon the foregoing and such investigations as we deem advisable and proper, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	Each California Opinion Party, other than Basis100 Corporation, that is a corporation is validly existing and in good standing under the laws of the State of California. Each California Opinion Party that is a limited liability company is validly existing and in good standing under the laws of the State of California. [Basis100 Corporation is not in good standing – there is an outstanding 2007 tax issue that First American is working through with the CA Franchise Tax Board – First American believes everything has been submitted but the papers have not been processed by the Franchise Tax Board.]

2.	Each Delaware Opinion Party that is a corporation is validly existing and in good standing under the laws of the State of Delaware. Each Delaware Opinion Party that is a limited liability company is validly existing and in good standing under the laws of the State of Delaware.

3.	Each Florida Opinion Party that is a corporation is validly existing and in good standing under the laws of the State of Florida. Each Florida Opinion Party that is a limited liability company is validly existing and in good standing under the laws of the State of Florida.

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4.	Each Opinion Party has the necessary corporate or limited liability company power and authority, as the case may be, to execute and deliver each Loan Document to which it is a party and to perform its obligations thereunder.

5.	The execution and delivery by each Opinion Party of the Loan Documents to which it is a party and the performance by each Opinion Party of the transactions contemplated thereby have been duly authorized by each Opinion Party. Each Opinion Party has duly executed and delivered the Loan Documents to which it is a party, and, upon execution and delivery by other party or parties thereto, each Loan Document constitutes the legal, valid and binding obligation of each of the Loan Parties party thereto, enforceable against each such Loan Party in accordance with its terms.

6.	The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance by each Loan Party of the transactions contemplated thereby will not require such Loan Party to make any filing (except as have been obtained or made on or prior to the date hereof and except for such filings and/or recordings as may be required for the perfection of security interests granted pursuant to the Guarantee and Collateral Agreement) with, or obtain any permit, consent or approval from, or give any notice to, any New York state governmental or regulatory body, agency or authority.

7.	The execution, delivery and performance by each Loan Party of its obligations under the Loan Documents to which it is a party will not (a) contravene any existing applicable California, Florida or New York state or federal law, statute, rule or regulation to which it is subject that, in our experience, normally applies to transactions of the type contemplated in the Loan Documents (including Regulations U and X of the Board of Governor of the federal Reserve System); (b) in the case of the Delaware Opinion Parties that are corporations, contravene the Delaware General Corporation Law (“DGCL”); (c) in the case of the Delaware Opinion Parties that are limited liability companies, contravene the DLLCA (the laws, statutes, rules and regulations referred to in preceding clauses (a), (b) and (c), and in respect of preceding clauses (b) and (c) without regard to case law decided thereunder, collectively, the “Applicable Laws”) or (d) in the case of each Opinion Party contravene or conflict with any provision of its certificate of incorporation, bylaws or limited liability company or operating agreement.

8.	The Guarantee and Collateral Agreement creates a valid lien and security interest in favor of the Collateral Agent, as security for the Secured Parties, in that portion of the Collateral described (and as defined) in the Guarantee and Collateral Agreement owned by the Loan Parties in which a security interest may be created under Article 9 of the Uniform Commercial Code as currently in effect in the State of New York (such code, the “New York UCC”; such Collateral, the “Article 9 Collateral”).

9.	To the extent Collateral under, and as defined in, the Guarantee and Collateral Agreement constitutes “certificated securities” (as defined in Article 8 of the New York UCC), the

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Collateral Agent will have a perfected security interest in such certificated securities under the New York UCC upon delivery in the State of New York to the Collateral Agent (and for so long as such certificated securities are held in the State of New York by the Collateral Agent) of the certificates representing such certificated securities in registered form, in each case endorsed by an effective endorsement or accompanied by undated stock powers duly endorsed in blank, and assuming the continued possession and control by the Collateral Agent of such certificates in the State of New York, such security interest in such Collateral created in favor of the Collateral Agent for the benefit of the Secured Parties under the Guarantee and Collateral Agreement will be perfected under the New York UCC, and if the Collateral Agent obtains such perfected security interest without “notice of an adverse claim” (as defined in Section 8-105 of the New York UCC), the Collateral Agent will obtain such security interest free of any such “adverse claim” (as defined in Section 8-102 of the New York UCC).

10.	We have reviewed the financing statements attached hereto as Schedule D to be filed in respect of each California Opinion Party in the filing office of the Secretary of State of the State of California (the “California Financing Statements”) and, upon due filing of the California Financing Statements in the such filing office together with payment of any applicable filing fees, the security interest created by the Guarantee and Collateral Agreement in the Article 9 Collateral will constitute a perfected security interest in such Article 9 Collateral owned by such California Opinion Party and in which a security interest is granted by such California Opinion Party under the Guarantee and Collateral Agreement to the extent that the Article 9 Collateral owned and the security interest so granted by such California Opinion Party consists of the type of property in which a security interest may be perfected by filing a financing statement under Article 9 of the Uniform Commercial Code as in effect on the date hereof in the State of California (such code, the “California UCC”; such Collateral, the “California Article 9 Collateral”).

11.	We have reviewed the financing statements attached hereto as Schedule D to be filed in respect of each Delaware Opinion Party in the filing office of the Secretary of State of the State of Delaware (the “Delaware Financing Statements”) and, upon due filing of the Delaware Financing Statements in such filing office together with payment of any applicable filing fees, the security interest created by the Guarantee and Collateral Agreement in the Article 9 Collateral will constitute a perfected security interest in such Article 9 Collateral owned by such Delaware Opinion Party and in which a security interest is granted by such Delaware Opinion Party under the Guarantee and Collateral Agreement to the extent that the Article 9 Collateral owned and the security interest so granted by such Delaware Opinion Party consists of the type of property in which a security interest may be perfected by filing a financing statement under Article 9 of the Uniform Commercial Code as in effect on the date hereof in the State of Delaware (such code, the “Delaware UCC”; such Collateral, the “Delaware Article 9 Collateral”).

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12.	We have reviewed the financing statements attached hereto as Schedule D to be filed in respect of each Florida Opinion Party in the filing office of the Secretary of State of the State of Florida (the “Florida Financing Statements”) and, upon due filing of the Florida Financing Statements in such filing office together with payment of any applicable filing fees, the security interest created by the Guarantee and Collateral Agreement in the Article 9 Collateral will constitute a perfected security interest in such Article 9 Collateral owned by such Florida Opinion Party and in which a security interest is granted by such Florida Opinion Party under the Guarantee and Collateral Agreement to the extent that the Article 9 Collateral owned and the security interest so granted by such Florida Opinion Party consists of the type of property in which a security interest may be perfected by filing a financing statement under Article 9 of the Uniform Commercial Code as in effect on the date hereof in the State of Florida (such code, the “Florida UCC”; such Collateral, the “Florida Article 9 Collateral”).

13.	No Loan Party is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

14.	The Transactions do not conflict with, or violate the terms of, the Existing Note Documents to which any Loan Party is a party.

The opinions contained herein are subject to the following additional limitations, qualifications, exceptions and assumptions:

A.	Our opinions expressed in paragraphs 5, 8 and 9 herein are subject to the effects of applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

B.	In connection with our opinion set forth in paragraph 5 hereof, (i) such opinion is limited to the extent that a United States federal court sitting in diversity jurisdiction may not give effect to (x) the waiver of any objection to the laying of venue and of any claim of forum non conveniens and (y) the forum selection provisions contained in each Loan Document, (ii) no opinion is being expressed with respect to subject matter jurisdiction of any United States federal court, (iii) no opinion is being expressed with respect to subject matter jurisdiction of any United States federal court or the enforceability of any provisions whereby a party submits to such jurisdiction and (iv) no opinion is being expressed as to the effectiveness of (w) any provision of any Loan Document that provides for the severance of invalid, illegal or unenforceable terms of such Loan Document from the other terms of the Loan Documents, (x) any waiver (whether or not stated as such) under any Loan Document of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, to the extent that such rights cannot be waived under applicable law and (y) the enforceability of any Loan Document against any Loan Party following the

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occurrence of any facts or circumstances after the date hereof that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by such Loan Party. Without limiting the generality of the foregoing we express no opinion regarding the enforceability of any pre-default waiver of notification of disposition of Collateral, mandatory disposition of Collateral or redemption rights or any waiver of the requirement that every aspect of the disposition of the Collateral by the Collateral Agent upon its enforcement of the Lenders’ security interest therein be commercially reasonable. We also express no opinion as to the effect on the obligations of the Loan Parties under the Loan Documents to which they are a party of (i) any modification to or amendment of the obligations of the applicable Loan Party that materially increases those obligations or (ii) any other action by any person (other than the applicable Loan Party) that materially prejudices the applicable Loan Party under such Loan Documents, if, in any such instance, such modification, amendment or action occurs without notice to and the consent of the applicable Loan Party.

C.	We express no opinion as to the enforceability or assignment of any exculpation, indemnification or contribution provisions, or limitations on claims for damages, in the Loan Documents to the extent the rights to assignment, exculpation, indemnification or contribution, or limitations on damages provided for therein (x) are violative of any law, rule or regulation (including, without limitation, any securities law, rule or regulation) or public policy relating thereto or (y) are related to exculpation, indemnification, contribution or limitation on damages in respect of willful, reckless or criminal acts or gross negligence of the indemnified or exculpated person or entity or the person or entity receiving contribution or the person entitled to the limitation on damages.

D.	We wish to point out that there may be limitations upon the exercise of remedial or procedural provisions contained in the Loan Documents, but we believe that such limitations do not make the rights and remedies provided in or contemplated by each Loan Document inadequate for the practical realization of the principal rights and remedies intended to be afforded thereby.

E.	We express no opinion as to (i) the applicability to any Loan Document or the transactions contemplated thereby of Section 548 of the Bankruptcy Code (11 U.S.C. Section 548) or Article 10 of the New York Debtor and Creditor Law relating to fraudulent transfers and obligations or (ii) the effect of any possible judicial, administrative or other action giving effect to the actions of foreign governmental authorities or to foreign laws.

F.	We wish to point out that the laws of the State of New York generally impose an obligation of good faith, fair dealing and reasonableness in the performance and enforcement of contracts.

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G.	We express no opinion as to (i) the title of any Loan Party to any property constituting Collateral under the Guarantee and Collateral Agreement (and we have assumed that each such Loan Party has sufficient rights in and to such Collateral for a security interest to attach), (ii) the priority of any security interest created under the Guarantee and Collateral Agreement or (iii) except as expressly provided in paragraphs 8, 9, 10, 11 and 12 hereof, the validity or perfection of any security interest created under any Loan Document. In addition, we have assumed that value has been given (within the meaning of Section 9-203(b) of the New York UCC) by the Lenders.

H.	In the case of Collateral acquired by any Loan Party after the date hereof, Section 552 of 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

I.	We call to your attention that under the California UCC, the Delaware UCC and the Florida UCC (each, a “UCC”), events occurring subsequent to the creation of a security interest subject to the applicable UCC may affect such security interest, including, but not limited to, factors of the type identified in Section 9-315 of the UCC, with respect to proceeds; Section 9-316 of the UCC, with respect to changes in governing law or the location of the debtor; Sections 9-507 and 9-508 of the UCC, with respect to the name and identity of the debtor; Section 9-339 of the UCC, with respect to subordination agreements; and Sections 9-320, 9-330 and 9-331 of the UCC, with respect to subsequent purchasers of collateral. In addition, actions taken by a secured party (e.g., releasing or assigning the security interest, delivery of possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest.

J.	We call to your attention that federal and state courts located in New York could decline to hear a case on grounds of forum non conveniens or any other doctrine limiting the availability of the courts in New York as a forum for the resolution of disputes not having sufficient nexus to New York, and we express no opinion as to any waiver of rights to assert the applicability of forum non conveniens doctrine or any such other doctrine.

K.	Insofar as our opinion in paragraph 5 hereof relates to choice of law and choice of forum provisions contained in the Loan Documents, such opinion is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified as N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 1989) and N.Y. C.P.L.R. 327(b) (McKinney (1990)) (the “Act”) and is subject to the qualifications that (i) such enforceability as specified in the Act does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York UCC and (ii) the application of New York law pursuant to the Act to a transaction that has no contact or only insignificant contact with the parties and the transaction may raise constitutional issues.

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L.	Our opinions in paragraphs 8, 9, 10, 11 and 12 hereof are limited to Articles 8 and 9 of the California UCC, the Delaware UCC, the Florida UCC and the New York UCC, and therefore those opinion paragraphs do not address (i) laws of jurisdictions other than California, Delaware, Florida and New York, (ii) laws of California, Delaware, Florida and New York other than Articles 8 and 9 of the California UCC, the Delaware UCC, the Florida UCC and the New York UCC and (iii) collateral of a type not subject to Articles 8 and 9 of the California UCC, the Delaware UCC, the Florida UCC and the New York UCC. Our opinion set forth in paragraph 11 hereof, to the extent pertaining to matters governed by the Delaware UCC, is based solely on our review of Article 9 of the Delaware UCC as set forth in the Delaware UCC Annotated 2009-2010 Edition published by Lexis Publishing, and without regard to (and we have not reviewed) administrative law, regulatory law or any case law related to the Delaware UCC or any other judicial, regulatory or administrative interpretations thereof.

M.	We have assumed that (i) each California Opinion Party is not organized or formed under the laws of any state other than the State of California, (ii) each Delaware Opinion Party is not organized or formed under the laws of any state other than the State of Delaware and (iii) each Florida Opinion Party is not organized under the laws of any state other than the State of Florida.

N.	Our opinion with respect to good standing set forth in paragraph 1 is based solely upon our review of certificates of good standing of recent date received from the Secretary of State of the State of California.

O.	Our opinion with respect to good standing set forth in paragraph 2 is based solely upon our review of certificates of good standing of recent date received from the Secretary of State of the State of Delaware.

P.	Our opinion with respect to good standing set forth in paragraph 3 is based solely upon our review of certificates of good standing of recent date received from the Secretary of State of the State of Florida.

Q.	We express no opinion as to (and the term “Applicable Laws” as used in this opinion letter does not in any event include) (1) with the exception of paragraphs 7 and 13, federal or state securities laws or regulations; (2) federal or state antitrust or unfair competition laws or regulations; (3) federal or state environmental laws or regulations; (4) federal or state tax laws or regulations; (5) federal or state public utility laws or regulations; (6) pension or employee benefit laws or regulations; (7) federal patent, copyright or trademark, state trademark, or other federal or state intellectual property laws or regulations; (8) federal or state health and safety laws or regulations; (9) federal or state labor laws or regulations; (10) federal or state laws, regulations or policies relating to national or local emergencies; (11) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through

9	© Copyright 2010

The Lenders Listed on Schedule A

April 12, 2010

legislative action at the federal, state or regional level); (12) federal or state laws, rules or regulations relating to zoning, land use, building or construction; (13) federal or state usury laws (other than New York usury laws); (14) pension or employee benefits laws or regulations, including the Employee Retirement Income Security Act of 1974, as amended; (15) The USA Patriot Act (Title III of Public L. 107-56) or other anti-money laundering laws or regulations; (16) the Foreign Corrupt Practices Act; (17) (a) the Trading with the Enemy Act of 1917, 50 U.S.C.A. app. §1 et seq., of the United States, (b) the International Emergency Economic Powers Act, 50 U.S.C.A. §1701 et seq., of the United States, or (c) all United States Executive Orders (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), rules, regulations (including those from the Office of Foreign Assets Control of the United States Department of the Treasury), and other official acts promulgated under any of the foregoing or (18) judicial decisions to the extent that they deal with any of the foregoing.

R.	We call to your attention that under the UCC, with certain limited exceptions, the effectiveness of the Financing Statements will lapse five years after the date of filing thereof and the security interest therein will at that time become unperfected, unless a continuation statement is filed within six months prior to the end of such five-year period. We also call to your attention the fact that perfection of security interests under the UCC in the California Article 9 Collateral, the Delaware Article 9 Collateral and the Florida Article 9 Collateral will be terminated as to any such collateral acquired by the respective Loan Party more than four months after such Loan Party changes its name, identity or legal structure to such an extent as to make the Financing Statements seriously misleading, unless a new appropriate financing statement indicating such Loan Party’s new name, identity or legal structure, as applicable, is properly filed before the expiration of the four month period commencing immediately after such change.

S.	We express no opinion as to the enforceability of any provision in the Loan Documents specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modified any provisions of such Loan Documents.

T.	We express no opinion as to the enforceability of any provision of the Loan Documents that purports to give any person or entity the power to accelerate obligations or to foreclose upon collateral without any notice.

U.	In rendering our opinion in paragraph 6 hereof, we express no opinion with respect to orders, consents, permits or approvals that may be necessary in connection with the business or operations of the Loan Parties.

V.	We express no opinion as to any provisions of the Loan Documents providing for forfeitures or the recovery of, or securing, amounts deemed to constitute penalties, or for

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The Lenders Listed on Schedule A

April 12, 2010

liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges and prepayment charges.

W.	We express no opinion as to any provisions of the Loan Documents appointing any of you as attorney-in-fact for any Loan Party or providing that any determination by any of you will be conclusive or binding on any Loan Party.

X.	We express no opinion as to the enforceability of any provision of any Loan Document granting to any party thereto any right of setoff beyond that provided by law.

Y.	We express no opinion with respect to the effect of any provision of the Loan Documents that is intended to establish any standard other than a standard set forth in the New York UCC as the measure of performance by any party thereto of such party’s obligations of good faith, due diligence, reasonableness or care or the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities.

Z.	We express no opinion with respect to:

(i)	the perfection of any security interest in (1) any Collateral of a type represented by a certificate of title, (2) any proceeds of Collateral, (3) any distributions on the securities and (4) any Collateral consisting of money, cash equivalents, deposit accounts, letter of credit rights, as-extracted collateral or timber to be cut, cooperative interests or any property subject to a statute, regulation or treaty of the United States whose requirements for a security interest’s obtaining priority over the rights of a lien creditor with respect to the property preempt Section 9103(a) of the California UCC, Section 9-310(a) of the Delaware UCC or Section 9-310(a) of the Florida UCC;

(ii)	the perfection of any security interest whose priority is subject to Section 9-334 of the New York UCC;

(iii)	any security interest in commercial tort claims;

(iv)	any security interest in any item of Collateral which prior to the perfection of such security interest is sold or transferred to any third party;

(v)	any security interest in any item of Collateral or other property subject to any restriction on or prohibition against transfer contained in or otherwise applicable to such item of Collateral or other property or any agreement, license, permit, security, instrument or document constituting, evidencing or relating to such item, except to the extent that any such restriction or prohibition is rendered ineffective

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April 12, 2010

pursuant to any of Sections 9-406 through 9-409, inclusive, of the New York UCC; and

(vi)	any waivers or variations of rights of a debtor, including a guarantor, or duties of a secured party under provisions referred to in Sections 9-602, 9-615(f) or 9-626 and 1-102(3) of the New York UCC; without limiting the generality of the foregoing we express no opinion regarding the enforceability of any pre-default waiver of notification of disposition of Collateral, mandatory disposition of Collateral or redemption rights or any waiver of the requirement that every aspect of the disposition of the Collateral by you upon your enforcement of your security interest therein be commercially reasonable.

The opinions expressed above are limited to questions arising under the DGCL (without regard to case law decided thereunder), DLLCA (without regard to case law decided thereunder), the California UCC (to the extent specified in paragraph 10 above), the Delaware UCC (to the extent specified in paragraph 11 above), the Florida UCC (to the extent specified in paragraph 12 above), federal law of the United States and the laws of the State of New York which, in each case, in our experience are normally applicable to transactions of the type contemplated by the Loan Documents. This opinion does not cover the law of any jurisdiction other than that specified in the immediately preceding sentence (collectively, the “Other Jurisdictions”), nor did we review codifications of laws of Other Jurisdictions. Furthermore, we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Loan Parties. We assume no responsibility to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein.

This opinion may not be used or relied upon or published or communicated to any person or entity other than the addressees hereof for any purpose whatsoever without our prior written consent in each instance; provided that you may furnish copies of this opinion to your accountants and to bank auditors and examiners, in each case in connection with their audit and review activities and to any person that becomes or proposes to become a Lender in accordance with the provisions of the Credit Agreement.

This opinion letter shall be construed and interpreted in accordance with customary third party opinion practice in New York.

Very truly yours,

NWR:JW:sjd

12	© Copyright 2010

SCHEDULE A

LENDERS

Bank of America, N.A.

JPMorgan Chase Bank, N.A.

Comerica Bank

Union Bank of California, N.A.

US Bank

Wells Fargo Bank, National Association

Bank of the West

Keybank National Association

HSBC Bank USA, National Association

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SCHEDULE B

SUBSIDIARY GUARANTORS; OPINION PARTIES

Subsidiary Guarantors

Name of Subsidiary	Jurisdiction of Organization
Accufacts Pre-Employment Screening, Inc.	DE
American Driving Records, Inc.	CA
America’s Innovative Insurance Solutions, Inc.	CA
Atone Acquisition Corporation	DE
Atone Software, Inc.	DE
Basis100 Corporation	CA
CoreLogic, Inc.	DE
CreditReportPlus, LLC	MD
Data Tree LLC	CA
Decision Payroll Services, Inc.	FL
DecisionHR 30, Inc.	FL
DecisionHR I, Inc.	FL
DecisionHR II, Inc.	OK
DecisionHR IX, Inc.	FL
DecisionHR USA, Inc.	DE
DecisionHR V, Inc.	FL
DecisionHR VII, Inc.	GA
DecisionHR VIII, Inc.	FL
DecisionHR XIII, Inc.	FL
DecisionHR XIV, Inc.	FL
DecisionHR, Inc.	FL
eAppraiseIT, LLC	DE
FA Locate, Inc.	DE
FADV CMSI, Inc.	DE
FADV Holdings LLC	DE
Faslo Solutions LLC	DE
First Advantage Background Services Corp.	FL
First Advantage Corporation	DE
First Advantage Credco LLC	DE
First Advantage Enterprise Screening Corp.	DE
First Advantage Litigation Consulting, LLC	VA
First Advantage Membership Services, Inc.	CA
First Advantage Occupational Health Services Corp.	FL
First Advantage Public Records, LLC	DE
First Advantage SafeRent, Inc.	DE
First Advantage Supply Chain Security, LLC	AZ

© Copyright 2010

First Advantage Talent Management Services LLC	DE
First Advantage Tax Consulting Services, LLC	DE
First American Commercial Real Estate Services, Inc.	FL
First American CoreLogic Holdings, Inc.	DE
First American CoreLogic, Inc.	DE
First American Credco of Puerto Rico, Inc.	DE
First American Default Information Services LLC	FL
First American Flood Hazard Certification LLC	DE
First American Holding Corporation	DE
First American Indian Holdings LLC	DE
First American Real Estate Flood & Tax Solutions LLC	DE
First American Real Estate Information Services, Inc.	CA
First American Real Estate Solutions LLC	CA
First American Real Estate Tax Service LLC	DE
Jenark Business Systems, Inc.	MD
LeadClick Holding Company, LLC	DE
LeadClick Media, Inc.	CA
MarketLinx, Inc.	TN
Multifamily Community Insurance Agency, Inc.	MD
National Background Data, LLC	DE
National Data Registry, LLC	DE
Omega Insurance Services, Inc.	FL
PrideRock Holding Company, Inc.	AL
Proxix Solutions, Inc.	DE
Quantrix, LLC	DE
Screeners Advantage, Inc.	DE
Statistics Data, Inc.	DE
Teletrack, Inc.	GA

California Opinion Parties

American Driving Records, Inc.
America’s Innovative Insurance Solutions, Inc.
Basis100 Corporation
Data Tree LLC
First Advantage Membership Services, Inc.
First American Real Estate Information Services, Inc.
First American Real Estate Solutions LLC
LeadClick Media, Inc.
The First American Corporation

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Delaware Opinion Parties

Accufacts Pre-Employment Screening, Inc.
Atone Acquisition Corporation
Atone Software, Inc.
CoreLogic, Inc.
DecisionHR USA, Inc. eAppraiseIT, LLC
FA Locate, Inc.
FADV CMSI, Inc.
FADV Holdings LLC
Faslo Solutions LLC
First Advantage Corporation
First Advantage Credco LLC
First Advantage Enterprise Screening Corp.
First Advantage Public Records, LLC
First Advantage SafeRent, Inc.
First Advantage Talent Management Services LLC
First Advantage Tax Consulting Services, LLC
First American CoreLogic Holdings, Inc.
First American CoreLogic, Inc.
First American Credco of Puerto Rico, Inc.
First American Flood Hazard Certification LLC
First American Holding Corporation
First American Indian Holdings LLC
First American Real Estate Flood & Tax Solutions LLC
First American Real Estate Tax Service LLC
LeadClick Holding Company, LLC
National Background Data, LLC
National Data Registry, LLC
Proxix Solutions, Inc.
Quantrix, LLC
Screeners Advantage, Inc.
Statistics Data, Inc.

Florida Opinion Parties

Decision Payroll Services, Inc.
DecisionHR 30, Inc.
DecisionHR I, Inc.
DecisionHR IX, Inc.
DecisionHR V, Inc.
DecisionHR VIII, Inc.
DecisionHR XIII, Inc.
DecisionHR XIV, Inc.
DecisionHR, Inc.

16	© Copyright 2010

First Advantage Background Services Corp.
First Advantage Occupational Health Services Corp.
First American Commercial Real Estate Services, Inc.
First American Default Information Services LLC
Omega Insurance Services, Inc.

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SCHEDULE C

PROMISSORY NOTES

None.

© Copyright 2010

SCHEDULE D

FINANCING STATEMENTS

© Copyright 2010

SCHEDULE E

LIMITED LIABILITY COMPANY AGREEMENTS

1.	The Operating Agreement dated as of June 1, 1998 of Data Tree LLC by and between First American Real Estate Solutions LLC and R. Square Limited.

2.	The Limited Liability Company Agreement dated as of May 31, 2002 of eAppraiseIT, LLC by and between First American Real Estate Solutions LLC, a California limited liability company and LandAmerica OneStop Inc., a Virginia corporation.

3.	The Limited Liability Company Agreement dated as of September 14, 2005 of FADV Holdings LLC among The First American Corporation, First American Real Etate Information Services, Inc. and First American Real Estate Solutions LLC.

4.	The Operating Agreement dated June 20, 2007 of Faslo Solutions LLC by First American Default Information Services LLC, as its sole member.

5.	The Limited Liability Company Agreement dated as of July 22, 2005 of First Advantage Credco LLC (f/k/a First Advantage CIG, LLC) by First Advantage Corporation, a Delaware corporation, as its sole member.

6.	The Limited Liability Company Agreement dated as of September 22, 2004 of First Advantage Public Records, LLC by First Advantage Corporation, a Delaware corporation, as its sole member.

7.	The Limited Liability Company Agreement dated as of May 11, 2007 of First Advantage Talent Management Services, LLC by First Advantage Background Services Corp., a Florida corporation, as its sole member.

8.	The First Amended and Restated Limited Liability Company Agreement dated as of February 3, 2009 of First Advantage Tax Consulting Services, LLC by First Advantage Corporation, a Delaware corporation, as its sole member.

9.	The Operating Agreement dated as of December 21, 2000 of First American Default Information Services LLC (f/k/a First American Default Management Solutions LLC) by First American Real Estate Solutions LLC, as its sole member.

10.	The Limited Liability Company Agreement dated as of September 20, 2003 of First American Flood Hazard Certification LLC by Treis Holdings, Inc., a Delaware corporation, as its sole member.

11.	The Limited Liability Company Agreement dated as of June 5, 2003 of First American Indian Holdings LLC by First Advantage Corporation, a Delaware corporation, as its sole member.

12.	The Bylaws of First American Real Estate Flood & Tax Solutions LLC.

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April 12, 2008

13.	The Bylaws of First American Real Estate Solutions LLC.

14.	The Limited Liability Company Agreement dated as of September 20, 2003 of First American Real Estate Tax Services LLC by Treis Holdings, Inc., a Delaware corporation, as its sole member.

15.	The Operating Agreement dated as of November 7, 2005 of LeadClick Holding Company, LLC by and between First American Real Estate Information Services, Inc., a California Corporation, and First Advantage Corporation, a Delaware corporation.

16.	The Limited Liability Company Agreement dated as of September 22, 2004 of National Background Data, LLC by First Advantage Corporation, a Delaware corporation, as its sole member.

17.	The Limited Liability Company Agreement dated as of September 22, 2004 of National Data Registry, LLC by First Advantage Corporation, a Delaware corporation, as its sole member.

18.	The Limited Liability Company Agreement dated as of October 12, 2006 of Quantrix, LLC by and between Blue Box Holdings, Inc. a Delaware corporation and The First American Corporation, a California corporation.

21	© Copyright 2010

[DRAFT OPINION OF GENERAL COUNSEL]

April [    ], 2010

The Lenders Listed on Schedule A

Re: The First American Corporation

Ladies and Gentlemen:

I am general counsel of (x) First American Real Estate Information Services, Inc., a California corporation, and (y) the information solutions group of The First American Corporation, a California corporation (“Borrower”), and have represented the Borrower and the subsidiaries of the Borrower listed on Schedule B (the “Subsidiary Guarantors”; the Borrower and the Subsidiary Guarantors are referred to herein collectively as the “Loan Parties”), in connection with the execution and delivery of (i) the Credit Agreement, dated as of April [_], 2010, among the Borrower, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders (the “Credit Agreement”); (ii) the Guarantee and Collateral Agreement, dated as of April [    ], 2010, among the Loan Parties and JPMorgan Chase Bank, N.A. in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties defined therein (the “Guarantee and Collateral Agreement”) and (iii) the promissory notes (if any) of the Borrower listed on Schedule C (the “Notes”; together with the Credit Agreement and the Guarantee and Collateral Agreement, the “Loan Documents”) . This opinion is being delivered to you pursuant to Section 5.01(f)(i) of the Credit Agreement. All capitalized terms used and not defined herein have the same meanings herein as set forth in the Credit Agreement.

In connection with this opinion, I have examined originals or copies certified or otherwise identified to my satisfaction as being true copies of the Loan Documents, and such certificates and other documents of public officials, officers and other representatives of the Loan Parties and others as I have deemed relevant or proper as a basis for my opinions set forth herein. In examining the Loan Documents, I have relied as to factual matters on the representations and warranties contained in the Loan Documents. In addition, I have assumed the genuineness of signatures on original documents of all Persons (other than officers of the Loan Parties) and the conformity to the original of all copies submitted to us as photocopies or conformed copies. I have also assumed the due authorization, execution and delivery of the Loan Documents by all parties other than the Loan Parties, and the authority and existence of all parties to the Loan Documents other than the Loan Parties.

© Copyright 2010

The Lenders Listed on Schedule A

April [    ], 2010

Based upon the foregoing and such investigations as I have deemed advisable and proper, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.	Each of the California Opinion Parties listed in Schedule B, the Delaware Opinion Parties listed in Schedule B and the Florida Opinion Parties listed in Schedule B is duly organized as a corporation or limited liability company, as the case may be, under the laws of its jurisdiction of organization or formation.

2.	There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to my knowledge after due inquiry, threatened in writing against the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Loan Documents or the Transactions.

The opinions expressed above are limited to questions arising under the Delaware General Corporation Law (without regard to case law decided thereunder), Delaware Limited Liability Company Act (without regard to case law decided thereunder), the Florida Business Corporation Act (without regard to case law decided thereunder), the Florida Limited Liability Company Act (without regard to case law decided thereunder), federal law of the United States and the laws of the State of California which, in each case, in my experience are normally applicable to transactions of the type contemplated by the Loan Documents. This opinion does not cover the law of any jurisdiction other than that specified in the immediately preceding sentence (collectively, the “Other Jurisdictions”), nor did I review codifications of laws of Other Jurisdictions. Furthermore, I express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Loan Parties. I assume no responsibility to advise you of any such facts or circumstances of which I become aware, regardless of whether or not they affect the opinions herein.

This opinion may not be used or relied upon or published or communicated to any person or entity other than the addressees hereof for any purpose whatsoever without my prior written consent in each instance; provided that you may furnish copies of this opinion to your accountants and to bank auditors and examiners, in each case in connection with their audit and review activities and to any person that becomes or proposes to become a Lender in accordance with the provisions of the Credit Agreement.

This opinion letter shall be construed and interpreted in accordance with customary third party opinion practice in the State of California.

Very truly yours,

2	© Copyright 2010

SCHEDULE A

LENDERS

© Copyright 2010

SCHEDULE B

SUBSIDIARY GUARANTORS; OPINION PARTIES

Subsidiary Guarantors

Name of Subsidiary	Jurisdiction of Organization
Accufacts Pre-Employment Screening, Inc.	DE
American Driving Records, Inc.	CA
America’s Innovative Insurance Solutions, Inc.	CA
Atone Acquisition Corporation	DE
Atone Software, Inc.	DE
Basis100 Corporation	CA
CoreLogic, Inc.	DE
CreditReportPlus, LLC	MD
Data Tree LLC	CA
Decision Payroll Services, Inc.	FL
DecisionHR 30, Inc.	FL
DecisionHR I, Inc.	FL
DecisionHR II, Inc.	OK
DecisionHR IX, Inc.	FL
DecisionHR USA, Inc.	FL
DecisionHR V, Inc.	FL
DecisionHR VII, Inc.	GA
DecisionHR VIII, Inc.	FL
DecisionHR XIII, Inc.	FL
DecisionHR XIV, Inc.	FL
DecisionHR, Inc.	FL
eAppraiseIT, LLC	DE
FA Locate, Inc.	DE
FADV CMSI, Inc.	DE
FADV Holdings LLC	DE
Faslo Solutions LLC	DE
First Advantage Background Services Corp.	FL
First Advantage Corporation	DE
First Advantage Credco LLC	DE
First Advantage Enterprise Screening Corp.	DE
First Advantage Litigation Consulting, LLC	VA
First Advantage Membership Services, Inc.	CA
First Advantage Occupational Health Services Corp.	FL
First Advantage Public Records, LLC	DE
First Advantage SafeRent, Inc.	DE
First Advantage Supply Chain Security, LLC	AZ

© Copyright 2010

April [    ], 2008

First Advantage Talent Management Services LLC	DE
First Advantage Tax Consulting Services, LLC	DE
First American Commercial Real Estate Services, Inc.	FL
First American CoreLogic Holdings, Inc.	DE
First American CoreLogic, Inc.	DE
First American Credco of Puerto Rico, Inc.	DE
First American Default Information Services LLC	FL
First American Flood Hazard Certification LLC	DE
First American Holding Corporation	DE
First American Indian Holdings LLC	DE
First American Real Estate Flood & Tax Solutions LLC	DE
First American Real Estate Information Services, Inc.	CA
First American Real Estate Solutions LLC	CA
First American Real Estate Tax Service LLC	DE
Harvard Design and Mapping Company, Inc.	MA
Jenark Business Systems, Inc.	MD
LeadClick Holding Company, LLC	DE
LeadClick Media, Inc.	CA
MarketLinx, Inc.	TN
Multifamily Community Insurance Agency, Inc.	MD
National Background Data, LLC	DE
National Data Registry, LLC	DE
Omega Insurance Services, Inc.	FL
PrideRock Holding Company, Inc.	AL
Proxix Solutions, Inc.	DE
Quantrix, LLC	DE
Screeners Advantage, Inc.	MD
Statistics Data, Inc.	DE
Teletrack, Inc.	GA

California Opinion Parties

American Driving Records, Inc.
America’s Innovative Insurance Solutions, Inc.
Basis100 Corporation
Data Tree LLC
First Advantage Membership Services, Inc.
First American Real Estate Information Services, Inc.
First American Real Estate Solutions LLC
LeadClick Media, Inc.
The First American Corporation

5	© Copyright 2010

April [    ], 2008

Florida Opinion Parties

Decision Payroll Services, Inc.
DecisionHR 30, Inc.
DecisionHR I, Inc.
DecisionHR IX, Inc.
DecisionHR USA, Inc.
DecisionHR V, Inc.
DecisionHR VIII, Inc.
DecisionHR XIII, Inc.
DecisionHR XIV, Inc.
DecisionHR, Inc.
First Advantage Background Services Corp.
First Advantage Occupational Health Services Corp.
First American Commercial Real Estate Services, Inc.
First American Default Information Services LLC
Omega Insurance Services, Inc.

Delaware Opinion Parties

Accufacts Pre-Employment Screening, Inc.
Atone Acquisition Corporation
Atone Software, Inc.
CoreLogic, Inc. eAppraiseIT, LLC
FA Locate, Inc.
FADV CMSI, Inc.
FADV Holdings LLC
Faslo Solutions LLC
First Advantage Corporation
First Advantage Credco LLC
First Advantage Enterprise Screening Corp.
First Advantage Public Records, LLC
First Advantage SafeRent, Inc.
First Advantage Talent Management Services LLC
First Advantage Tax Consulting Services, LLC
First American CoreLogic Holdings, Inc.
First American CoreLogic, Inc.
First American Credco of Puerto Rico, Inc.
First American Flood Hazard Certification LLC
First American Holding Corporation
First American Indian Holdings LLC
First American Real Estate Flood & Tax Solutions LLC
First American Real Estate Tax Service LLC
LeadClick Holding Company, LLC
National Background Data, LLC
National Data Registry, LLC

6	© Copyright 2010

April [ ], 2008 Proxix Solutions, Inc.
Quantrix, LLC
Statistics Data, Inc.

7	© Copyright 2010

SCHEDULE C

PROMISSORY NOTES

© Copyright 2010

EXHIBIT E

to the Credit Agreement

FORM OF FINANCIAL CONDITION CERTIFICATE

April 12, 2010

Reference is made to Section 5.01(g) of the Third Amended and Restated Credit Agreement, dated as of April 12, 2010, as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among THE FIRST AMERICAN CORPORATION (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), J.P. MORGAN SECURITIES INC. and WELLS FARGO SECURITIES LLC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), US BANK, COMERICA BANK and BANK OF AMERICA, N.A., as documentation agents (in such capacity, the “Documentation Agents”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and the Lenders that [he][she] is the [treasurer][chief accounting officer][chief financial officer] of the Borrower, and that [he][she] has executed and delivered this Financial Condition Certificate on behalf of the Borrower, and not in an individual capacity, and further certifies to the Administrative Agent and the Lenders in such capacity that, as demonstrated in Schedule 1 attached hereto, the Borrower, after giving effect to the consummation of the Transactions, will be solvent.

© Copyright 2010

E-2

IN WITNESS WHEREOF, the undersigned has executed this Financial Condition Certificate as of the date first written above.

THE FIRST AMERICAN CORPORATION

By:

Name:
Title:

© Copyright 2010

E-3

Schedule 1

[Demonstration of Solvency of the Borrower After Giving Effect to the Transactions]

© Copyright 2010

EXHIBIT F

to the Credit Agreement

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

made by

THE FIRST AMERICAN CORPORATION

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of April 12, 2010

© Copyright 2010

i	© Copyright 2010

ii	© Copyright 2010

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 12, 2010, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, collectively, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Administrative Agent and Lenders parties to the Third Amended and Restated Credit Agreement, dated as of April 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The First American Corporation (the “Borrower”), the banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, initially capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights, Securities Account, Security and Supporting Obligations.

(b) The following terms shall have the following meanings:

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“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Secured Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations, Secured Hedging Obligations, Specified Cash Management Agreement and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Secured Hedging Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Secured Hedging Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those registered copyrights listed in Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee under, or granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Account”: any Deposit Account maintained at financial institutions other than Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A. or First American Trust or any of their affiliates where the close of business balance is less than $2,500,000 for at least 25 days in each calendar month and each Securities Account maintained at financial institutions other than Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A. or First American Trust or any of their affiliates where the market value of all Securities contained therein at the close of business is less than $2,500,000 for at least 25 days in each calendar month.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

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“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Guarantor Secured Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document or any Secured Hedging Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this

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Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Counterparty”: with respect to any Specified Cash Management Agreement, any counterparty thereto that, at the time such Specified Cash Management Agreement was entered into, was a Lender or an affiliate of a Lender.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Obligations”: (i) in the case of the Borrower, the Borrower Secured Obligations, and (ii) in the case of each Guarantor, its Guarantor Secured Obligations.

“Secured Parties”: the collective reference to the Administrative Agent, the Collateral Agent, the Lenders and any affiliate of any Lender to which Borrower Secured Obligations or Guarantor Secured Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

“Specified Cash Management Agreement”: any agreement, or any Guarantee of any agreement which is designated by Borrower as a Secured Obligation, providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, between the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise (including, without limitation, any of the foregoing registrations and recordings referred to in Schedule 5), and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Secured Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Secured Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Secured Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Secured Obligations or any payment received or collected from such Guarantor in respect of the Borrower Secured Obligations), remain liable for the Borrower Secured Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Secured Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

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2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Collateral Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any Lender for the payment of the Borrower Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent and the Lenders by the Borrower on account of the Borrower Secured Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Secured Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Secured Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Secured Obligations made by the Administrative Agent, the Collateral Agent or any Lender may be rescinded by the Administrative Agent, the Collateral Agent or such Lender and any of the Borrower Secured Obligations continued, and the Borrower Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, the Collateral Agent or any Lender for the payment of the Borrower Secured Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent, the Collateral Agent or any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Secured Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Secured Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower

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Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Collateral Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Collateral Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Collateral Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

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(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Instruments;

(i) all Intellectual Property;

(j) all Inventory;

(k) all Investment Property;

(l) all Letter-of-Credit Rights;

(m) all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(n) all books and records pertaining to the Collateral; and

(o) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in, and the following shall not constitute “Collateral”: (i) any certificated motor vehicles or (ii) any property to the extent that such grant of a security interest is prohibited by any requirement of law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

References in the remainder of this Agreement to “Collateral” or any element of Collateral shall mean “Collateral (or the specific element of Collateral, e.g., “Receivables”) of the Grantor”.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent, the Collateral Agent and each Lender that:

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4.1 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed (i) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement, (ii) to secure Indebtedness which is no longer outstanding and (iii) with respect to commitments to lend which have been terminated. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor or licensed to such Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity to third parties shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent, the Collateral Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly executed form) will constitute valid and perfected security interests in all of the Collateral that can be perfected by the filing and other actions specified on Schedule 3 in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law and Permitted Encumbrances.

4.3 Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 4. Such Grantor has furnished to the Collateral Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

4.4 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.5 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock of a first tier Foreign Subsidiary, if less, 66% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted pursuant to Section 7.02(a)(ix) and 7.02(a)(xi) of the Credit Agreement.

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4.6 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent.

(b) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

4.7 Intellectual Property. (a) Schedule 5 lists all Intellectual Property (other than common law Intellectual Property) owned by such Grantor in its own name on the date hereof.

(b) On the date hereof, all material Intellectual Property owned by such Grantor is valid, subsisting, unexpired and enforceable, has not been abandoned and does not, to the knowledge of such Grantor, infringe in any material respects the intellectual property rights of any other Person.

(c) No holding, decision or judgment has been rendered by any Governmental Authority against any Intellectual Property of a Grantor, and such Grantor knows of no valid basis for same, that could reasonably be expected to have a Material Adverse Effect.

(d) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, or (ii) which could reasonably be expected to have a material adverse effect on the value of any material Intellectual Property.

4.8 Commercial Tort Claims On the date hereof, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $5,000,000.

(b) Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5.7 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

4.9 Deposit Accounts; Securities Accounts. Schedule 6 hereto sets forth each Deposit Account and Securities Account constituting Collateral that is maintained with Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., or First American Trust or any of their affiliates on the date hereof.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that, from and after the date of this Agreement, unless otherwise permitted by the terms of the Credit Agreement, until the Secured Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper

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shall be immediately delivered to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.3 Changes in Name, etc. Such Grantor will not, except upon 30 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional executed financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) change its name; provided that such 30-day notice will not be required for name changes and jurisdiction changes among the Grantors in connection with Reincorporation approved by the Borrower’s shareholders at the Borrower’s 2010 shareholders’ meeting or for name changes among the Grantors following the Borrower’s 2010 shareholders’ meeting in the event the Reincorporation proposal is not approved by the Borrower’s shareholders at the Borrower’s 2010 shareholders’ meeting (prompt notice in such circumstances shall still be required).

5.4 Notices. Such Grantor will advise the Administrative Agent, the Collateral Agent and the Lenders promptly, in reasonable detail, of:

(a) the existence of any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which Lien would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created by the Grantor hereby.

5.5 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in

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connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.5(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.6 Intellectual Property. (a) Such Grantor (either itself or through licensees over which such Grantor has control) will (i) continue to use each material Trademark in such manner as to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain in a commercially reasonable manner the quality of products and services offered under such material Trademark, (iii) use such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable requirement of law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such material Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof over which such Grantor has control to) do any act or knowingly omit to do any act whereby such material Trademark is reasonably likely to become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees over which such Grantor has control) will not knowingly do any act, or knowingly omit to do any act, whereby any material Patent is reasonably likely to become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees over which such Grantor has control) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof over which such Grantor has control to) do any act or knowingly omit to do any act whereby any material portion of such material Copyright is reasonably likely to become invalidated or otherwise materially impaired. Such Grantor will not (either itself or through licensees over which such Grantor has control) do any act whereby any material portion of the material Copyrights is reasonably likely to fall into the public domain.

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(d) Such Grantor (either itself or through licensees over which such Grantor has control) will not knowingly infringe the material intellectual property rights of any other Person in any material respect.

(e) Such Grantor will notify the Collateral Agent and the Administrative Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property is likely to become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material and registrable Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall acquire or file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within fifteen Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in any Copyright, Patent or Trademark applications and registrations and the goodwill and general intangibles of such Grantor relating thereto or represented thereby constituting Collateral.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material and registrable Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that such Grantor becomes aware that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof.

5.7 Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $5,000,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Collateral Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

5.8 Deposit Accounts; Securities Accounts. Commencing no later than 60 days after the Closing Date, no Grantor shall establish or maintain a Deposit Account or Securities Account constituting Collateral for which such Grantor has not delivered to the Collateral Agent a control agreement executed by all parties relevant thereto unless such Deposit Account or Securities Account is an Excluded Account.

SECTION 6. REMEDIAL PROVISIONS

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6.1 Certain Matters Relating to Receivables. (a) At any time and from time to time, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Collateral Agent’s direction and control, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of the Grantor may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent, the Collateral Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent, the Collateral Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent, the Collateral Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged

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Notes, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to comply with any instruction received by it from the Collateral Agent in writing that (i) states that an Event of Default has occurred and is continuing and (ii) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.

6.4 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Administrative Agent, the Collateral Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section  6.5.

6.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Secured Obligations in the following order:

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First, to pay incurred and unpaid fees and expenses of the Administrative Agent and the Collateral Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Secured Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent, the Collateral Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in the order set forth in Section 6.5, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent, the Collateral Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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6.7 Registration Rights. (a) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable requirement of law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent, the Collateral Agent and the Lenders, that the Administrative Agent, the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement or that all Secured Obligations have been paid in full.

6.8 Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Collateral Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Secured Obligations.

6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent, the Collateral Agent or any Lender to collect such deficiency.

SECTION 7. THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon and during the continuance of an Event of Default:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other

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action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may require to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)(1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit

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Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Administrative Agent, the Collateral Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent, the Collateral Agent and the Lenders hereunder are solely to protect the Administrative Agent’s, the Collateral Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any Lender to exercise any such powers. The Administrative Agent, the Collateral Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section  10.02(b) of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent, the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision hereof or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b) of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse (i) all reasonable out-of-pocket expenses incurred by the Collateral Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Collateral Agent, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions thereof (whether or not the Transactions shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or protecting any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Each Guarantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.03 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the Lenders and their respective successors and assigns; provided that no Grantor may assign or

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otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the Collateral Agent (and any attempted assignment or transfer by a Grantor without such consent shall be null and void). For the avoidance of doubt, the parties to this Agreement acknowledge and agree that Reincorporation shall not constitute an assignment or transfer of any Grantor’s rights or obligations under this Agreement. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.6 Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Secured Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to set off and apply to the payment of such Secured Obligations any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Grantor against any of and all the obligations of the Grantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

8.7 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

8.8 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

8.9 Section Headings. The Section headings and the Table of Contents used in this Agreement are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.10 Integration. This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

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(a) Submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document to which such Grantor is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Secured Parties may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction;

(b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c) agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent and the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

(e) waives, to the maximum extent permitted by law, any right it may have to claim or recover in any legal action or proceeding, on any theory of liability, any indirect, punitive or consequential damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent, the Collateral Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.09 of the Credit Agreement shall become a Grantor for all

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purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Secured Obligations (other than Secured Hedging Obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents and take such actions as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement or if a Grantor is designated an “Excluded Subsidiary” by the Borrower, then the Collateral Agent, at the request and sole expense of such Grantor (or, in the case of the designation of a Grantor as an Excluded Subsidiary, the Borrower), shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral (or, in the case of the designation of a Grantor as an Excluded Subsidiary, the release of such Grantor from its obligations hereunder). At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent and the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor, the amount and nature of the net consideration to be received, directly or indirectly, by the Borrower in connection with such sale, transfer or other disposition and the anticipated date of sale, transfer or other disposition, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that such Guarantor is designated an “Excluded Subsidiary” by the Borrower; provided that the Borrower shall have delivered to the Administrative Agent and the Collateral Agent (i) a written request for release identifying the relevant Guarantor and (ii) a certificate of a Responsible Officer of the Borrower to the effect that the aggregate value of all assets of the Borrower and the Subsidiary Guarantors, as of such date and after giving effect to such release, shall be equal to at least 95% of the value of the Total Domestic Assets.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH GRANTOR MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH GRANTOR AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

THE FIRST AMERICAN CORPORATION, as Borrower and Grantor

By	/s/ Anthony Piszel
Name:	Anthony Piszel
Title:	Chief Financial Officer

© Copyright 2010

Accufacts Pre-Employment Screening, Inc. American Driving Records, Inc.
FA Locate, Inc.
FADV CMSI, Inc.
First Advantage Corporation
First Advantage Credco LLC
First Advantage Membership Services, Inc.
First Advantage Occupational Health Services Corp.
First Advantage Public Records, LLC
First Advantage Supply Chain Security, LLC
First Advantage Talent Management Services LLC First American Indian Holdings LLC
LeadClick Holding Company, LLC
LeadClick Media, Inc.
Teletrack, Inc., each as a Grantor

By	/s/ John C. Lamson
Name:	John C. Lamson
Title:	Chief Financial Officer

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

CreditReportPlus, LLC Decision Payroll Services, Inc.

DecisionHR 30, Inc.

DecisionHR I, Inc.

DecisionHR II, Inc.

DecisionHR IX, Inc.

DecisionHR USA, Inc.

DecisionHR V, Inc.

DecisionHR VII, Inc.

DecisionfIR VIII, Inc.

DecisionHR XIII, Inc.

DecisionHR XIV, Inc.

DecisionHR, Inc.

First Advantage Background Services Corp.
First Advantage Enterprise Screening Corporation First Advantage Litigation Consulting, LLC
First Advantage SafeRent, Inc.
First Advantage Tax Consulting Services, LLC First American Credco of Puerto Rico, Inc.
Jenark Business Systems, Inc.
Multifamily Community Insurance Agency, Inc. National Background Data, LLC
National Data Registry, LLC
Omega Insurance Services, Inc.
PrideRock Holding Company, Inc.
Screeners Advantage, Inc., each as a Grantor

By	/s/ John C. Lamson
Name:	John C. Lamson
Title:	Vice President

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

America’s Innovative Insurance Solutions, Inc. Atone Acquisition Corporation
Atone Software, Inc.
Basis100 Corporation
CoreLogic, Inc.
Data Tree LLC
First American Commercial Real Estate Services, Inc.
First American CoreLogic, Inc.
First American Holding Corporation
First American Flood Hazard Certification LLC First American Real Estate Flood & Tax Solutions
LLC
First American Real Estate Information Services, Inc.
First American Real Estate Solutions LLC
First American Real Estate Tax Service LLC MarketLinx, Inc.
Proxix Solutions,
Statistics Data, each as a Grantor

By	/s/ Anthony Piszel
Name:	Anthony Piszel
Title:	Chief Financial Officer

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

First American Default Information Services LLC, as a Grantor

By	/s/ Barry Sando
Name:	Barry Sando
Title:	Executive Vice President

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

eAppraiseIT, LLC Quantrix LLCC, as a Grantor

By	/s/ Joni Pierce
Name:	Joni Pierce
Title:	Senior Vice President

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

FADV Holdings LLC, as a Grantor

By	/s/ Craig Zinda
Name:	Craig Zinda
Title:	Vice President and Secretary

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

FASLO Solutions LLC, as a Grantor

By	/s/ Jason Pinson
Name:	Jason Pinson
Title:	President

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

First American CoreLogic Holdings, Inc, as a Grantor

By	/s/ Margaret Yonkouich
Name:	Margaret Yonkouich
Title:	Chief Financial Officer

[Signature Page to Guarantee and Collateral Agreement]	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Please send any and all notices to any Guarantor to:

Information Solutions Group

The First American Corporation

4 First American Way

Santa Ana, CA 92707

Attn: Office of the General Counsel

Copy: Anand Nallathambi

1	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Owner	Issuer	Class of Stock	Stock Certificate No.	No. of Shares
First Advantage Corporation	American Driving Records, Inc.	Common	24	100

First Advantage Corporation	First Advantage Background Services Corp	Common	19	100

First Advantage Corporation	First Advantage Enterprise Screening Corporation	Common	2	100

First Advantage Corporation	First Advantage Occupational Health Services Corp	Common	68	772.196

First Advantage Corporation	First Advantage Saferent, Inc.	Common	2	100

First Advantage Corporation	Jenark Business Systems Inc.	Common	7	800

First Advantage Corporation	Omega Insurance Services, Inc.	Common	3	90,000

First Advantage Corporation	Screeners Advantage Inc. (fka Realeum, Inc.)	Common	2	100

First Advantage Saferent, Inc.	Multifamily Community Insurance Agency, Inc.	Common	2	100

First Advantage Corporation	First Advantage Membership Services, Inc. (fka First American Membership Services, Inc.)	Common	3	100

2	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Owner	Issuer	Class of Stock	Stock Certificate No.	No. of Shares
First Advantage Credco, LLC (fka First Advantage CIG, LLC)	First American Credco Of Puerto Rico, Inc.	Common	4	1,000

First Advantage Corporation	FADV CMSI, Inc. (fka Credit Management Solutions, Inc.)	Common	4	1

First Advantage Corporation	Tele-Track, Inc.	Common	6	4,004

First Advantage Corporation	Accufacts Pre-Employment Screening, Inc.	Common	1	100

DecisionHR USA, Inc.	DecisionHR, Inc.	Common	Blank	7,500

First Advantage Background Services Corp.	DecisionHR USA, Inc.	Common	2	100

DecisionHR USA, Inc.	DecisionHR I, Inc.	Common	Blank	1,000

DecisionHR USA, Inc.	DecisionHR 30 Inc.	Common	Blank	1,029,500

DecisionHR USA, Inc.	Decision HR II, Inc.	Common	Blank	1,000

DecisionHR USA, Inc.	DecisionHR V, Inc.	Common	Blank	1,000

DecisionHR USA, Inc.	Decision HR VII, Inc. (fka Decision PEO VII, Inc.)	Common	2	1,000

3	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Owner	Issuer	Class of Stock	Stock Certificate No.	No. of Shares
DecisionHR USA, Inc.	Decision Payroll Services, Inc.	Common	Blank	100,000

DecisionHR USA, Inc.	DecisionHR XIII, Inc. (fka Decision Transmitting Services, Inc.)	Common	2	1,000

DecisionHR USA, Inc.	DecisionHR VIII, Inc. (fka Staffmg Decisions, Inc.)	Common	2	1,000

DecisionHR USA, Inc.	DecisionHR IX, Inc. (fka Temp Staff, Inc.)	Common	2	1,000

DecisionHR USA, Inc.	DecisionHR XIV, Inc.	Common	1	100

LeadCIick Holding Company, LLC	LeadClick Media, Inc.	Common	4	5,812.5

LeadCIick Holding Company, LLC	LeadClick Media, Inc.	Common	5	1,687.5

LeadCIick Holding Company, LLC	LeadCIick Media, Inc.	Common	Blank	658.75

LeadCIick Holding Company, LLC	LeadCIick Media, Inc.	Common	Blank	658.75

LeadCIick Holding Company, LLC	LeadClick Media, Inc.	Common	Blank	620

First Advantage Corporation	PrideRock Holding Company, Inc.	Common	9	85,000

First Advantage Corporation	FA Locate, Inc. (fka US Search. com, Inc.)	Common	1	100

4	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Owner	Issuer	Class of Stock	Stock Certificate No.	No. of Shares
FADV CMSI, Inc. (fka Credit Management Solutions, Inc.)	DealerTrack Holdings, Inc	Common	See footnote.[1]	2,553,824

First American Real Estate Solutions LLC	First American CoreLogic Holdings, Inc.	Common	B1	39,696,923

First American Real Estate Solutions LLC	First American CoreLogic Holdings, Inc.	Common	B3	597,038

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Common	C-4	24,993,750

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Common	C-5	8,331,250

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-8	3,219,616.5

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-9	804,904.25

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-10	65,921.75

[1]	* Note: These shares are held at Merrill Lynch. On 3/24/10, Mark Usui of Merrill Lynch (646-855-6770) was contacted to determine process for pledging these shares. He indicated that this could be accomplished by an electronic transfer called "Free Delivery" whereby Merrill will transmit identifying information for the Dealertrack shares to the receiving bank based on the receiving bank's instructions. He would need an instruction letter on company letterhead (via email is fine) to Merrill Lynch with a copy to the receiving bank. If the instruction letter is emailed to Merrill Lynch in the a.m., the transfer can most likely take place the same day.

5	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Owner	Issuer	Class of Stock	Stock Certificate No.	No. of Shares
First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-11	11,832

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-12	64,392.25

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-13	9,658,849.5

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-14	2,414,712.75

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-15	197,765.25

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-16	35,496

First American CoreLogic Holdings, Inc.	First American CoreLogic, Inc. (f/k/a Corelogic Systems, Inc.)	Convertible Preferred Stock	CP-17	193,176.75

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	2	176

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	3	176

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	4	88

6	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Owner	Issuer	Class of Stock	Stock Certificate No.	No. of Shares
First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	5	120

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	7	40

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	9	80

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	10	330

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	11	30

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	12	4

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	13	30

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	15	18

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	16	18

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	17	18

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	18	18

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	19	5

7	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Owner	Issuer	Class of Stock	Stock Certificate No.	No. of Shares
First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	20	3

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	22	22

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	24	6

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Common	25	60

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Series A Preferred Stock	1	120

First American Real Estate Solutions LLC	Proxix Solutions, Inc.	Series B Preferred Stock	1	242

First American Real Estate Information Services, Inc.	Competent Software PVT. Ltd.	Common	15	39,000

First American Real Estate Solutions LLC	Basis100 Inc.	Preferred	P-1	100

First American Real Estate Solutions LLC	Basis100 Inc.	Common	1	1

First American Real Estate Information Services, Inc.	First American Corelogic Holdings, Inc.	Common	A25	4,384,593

CoreLogic, Inc.	Sirius Holding Corp.	Common	1	10

First Advantage Corporation	DealerTrack Holdings, Inc.	Common	Requesting duplicate share certificate	2,553,824

8	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Owner	Issuer	Class of Stock	Stock Certificate No.	No. of Shares
First Advantage Litigation Consulting, LLC	First Advantage Corefacts, Inc.	Common	1	1,000

First American Corelogic Inc.	The Federal National Mortgage Association	Preferred	N/A	136,000

First American Corelogic Inc.	The Federal National Mortgage Association	Preferred	N/A	20,000

Pledged Non-Agency MBS and ABS:

Owner	Issuer	Description	Original Face	Quantity	Book Value	Market Value	Due and Accrued as of 3/31/2010
First American Corelogic Inc.	CWALT, Inc.	CWALT 2007-24 A6 with a coupon rate of 1.25%, maturing 10/25/2037	5,250,000.00	3,841,031.82	2,847,915.57	2,158,476.28	797.69

Pledged Notes:

9	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Issuer	Payee	Principal Amount	Amount Outstanding
Dorado Network Systems Corporation	The First American Corporation	$1,083,000.00	$1,083,000.00

Dorado Network Systems Corporation	The First American Corporation	$2,166,667.00	$2,166,667.00

Dorado Network Systems Corporation	The First American Corporation	$4,500,000.00	$4,500,000.00

Realtytrac	First American Corelogic, Inc.	$1,500,000	$597,517

MSNI	First American Corelogic, Inc.	$77,032	$35,019

Century Property & Maintenance LLC	First American Default Information Services LLC	$25,000	$12,500

10	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Filing of Uniform Commercial Code financing statements naming each Grantor as Debtor and Administrative Agent as Secured Party in the Office of the Secretary of State of the states of Alabama, Arizona, California, Delaware, Florida, Georgia, Maryland, Massachusetts, Oklahoma, Tennessee and Virginia.

Patent and Trademark Filings

Filing of the Guarantee and Collateral Agreement with the United States Patent and Trademark Office and with the United States Copyright Office.

Actions with respect to Pledged Stock

Delivery of Pledged Stock to the Collateral Agent.

Other Actions

None.

11	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Entity	Jurisdiction of Organization	Organization ID #
The First American Corporation	CA	C0023760
Accufacts Pre-Employment Screening, Inc.	DE	2945487
American Driving Records, Inc.	CA	C1458568
America’s Innovative Insurance Solutions, Inc.	CA	C0649454
Atone Acquisition Corporation	DE	3941531
Atone Software, Inc.	DE	3742254
Basis100 Corporation	CA	C0945218
CoreLogic, Inc.	DE	4293160
CreditReportPlus, LLC	MD	W10071546
Data Tree LLC	CA	199809610043
Decision Payroll Services, Inc.	FL	P00000114448
DecisionHR 30, Inc.	FL	P96000075429
DecisionHR I, Inc.	FL	J37116
DecisionHR II, Inc.	OK	1900637181
DecisionHR IX, Inc.	FL	P05000055059
DecisionHR USA, Inc.	DE	3402672
DecisionHR V, Inc.	FL	V32091
DecisionHR VII, Inc.	GA	K936569
DecisionHR VIII, Inc.	FL	P05000039011
DecisionHR XIII, Inc.	FL	P04000109979
DecisionHR XIV, Inc.	FL	P07000075476
DecisionHR, Inc.	FL	S21970
eAppraiseIT, LLC	DE	3527658
FA Locate, Inc.	DE	3024757
FADV CMSI, Inc.	DE	2682170
FADV Holdings LLC	DE	3980094
Faslo Solutions LLC	DE	4374599
First Advantage Background Services Corp.	FL	K17518
First Advantage Corporation	DE	3599220
First Advantage Credco LLC	DE	4004440
First Advantage Enterprise Screening Corp.	DE	3719779
First Advantage Litigation Consulting, LLC	VA	S053833-2
First Advantage Membership Services, Inc.	CA	C2335347
First Advantage Occupational Health Services Corp.	FL	K89297
First Advantage Public Records, LLC	DE	3857057
First Advantage SafeRent, Inc.	DE	3040669
First Advantage Supply Chain Security, LLC	AZ	L10509605
First Advantage Talent Management Services LLC	DE	4350732
First Advantage Tax Consulting Services, LLC	DE	3791481

12	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Entity	Jurisdiction of Organization	Organization ID #
First American Commercial Real Estate Services, Inc.	FL	P95000041374
First American CoreLogic Holdings, Inc.	DE	4283559
First American CoreLogic, Inc.	DE	3803052
First American Credco of Puerto Rico, Inc.	DE	3483296
First American Default Information Services LLC	FL	L00000015940
First American Flood Hazard Certification LLC	DE	3246810
First American Holding Corporation0	DE	4452868
First American Indian Holdings LLC	DE	3516348
First American Real Estate Flood & Tax Solutions LLC	DE	2980685
First American Real Estate Information Services, Inc.	CA	C1229576
First American Real Estate Solutions LLC	CA	199731610036
First American Real Estate Tax Service LLC	DE	3246814
Jenark Business Systems, Inc.	MD	D02447993
LeadClick Holding Company, LLC	DE	4055294
LeadClick Media, Inc.	CA	C2265054
MarketLinx, Inc.	TN	000321143
Multifamily Community Insurance Agency, Inc.	MD	D06515688
National Background Data, LLC	DE	3855608
National Data Registry, LLC	DE	3856728
Omega Insurance Services, Inc.	FL	P96000073362
PrideRock Holding Company, Inc.	AL	174 – 831
Proxix Solutions, Inc.	DE	3630342
Quantrix, LLC	DE	3309862
Screeners Advantage, Inc.	DE	3242700
Statistics Data, Inc.	DE	3918789
Teletrack, Inc.	GA	J001062

13	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Schedule 5

COPYRIGHTS AND COPYRIGHT LICENSES

REGISTERED HOLDER	REGISTRATION NUMBER/DATE	TYPE OF WORK	TITLE
First American CoreLogic, Inc.	TX0006961548 2008-12-24	Text	AVM Cascade Methodology and Validation

First American Flood Hazard Certification LLC	TXu000628476 1994-04-18	Computer File	Flood serve

First American Flood Hazard Certification LLC	TXu000628241 1994-4-18	Computer File	Flood operator

First American Flood Hazard Certification LLC	TXu000628242 1994-4-18	Computer File	Flood print

First American Real Estate Solutions, LLC	TX0006881227 2008-12-03	Text	Broker Price Opinion Manual & Platinum Eagle Certification

First American Real Estate Solutions, LLC	TXu000622486 1994-02-07	Computer File	CMAX Other Titles: EDI express / TX 4-648-260; FHA loss analysis / TXu 622-486

First American Real Estate Solutions, LLC	TX0004648260 1997-9-19	Computer File	EDI Express

First American Real Estate Solutions, LLC	TX0004983636 1999-5-19	Computer File	FHA Loss Analysis

First American Real Estate Solutions, LLC	TXu 738-758 (1996)	Computer File	Value point; computer software to value residential real estate / By Larry J. Hudack Additional title: Valuate! DCR 1996

MarketLinx, Inc.	TX0005392436 2001-10-31	Computer File	INTEREALTY SYSTEM 4: Version 4.06

MarketLinx, Inc.	TX0005392577 2001-11-5	Computer File	INTEREALTY T-iii: Version 3.5

MarketLinx, Inc.	TX0005392435 2001-10-31	Computer File	INTEREALTY T-iii: Version 3.6

14	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

REGISTERED HOLDER	REGISTRATION NUMBER/DATE	TYPE OF WORK	TITLE
MarketLinx, Inc.	TX0005384883 2001-10-1	Computer File	MLS Passport 4.8

MarketLinx, Inc.	TXu001116965 2003-7-17	Computer File	MLXchange Version 1.3

MarketLinx, Inc.	TXu001114430 2003-7-17	Computer File	MLXchange: Version 1.4

MarketLinx, Inc.	TX0005384888 2001-10-1	Computer File	Net.MLS 3.1.60

MarketLinx, Inc.	TX0005508986 2002-5-24	Computer File	Stellar 3 : MRM site customization

MarketLinx, Inc.	TX0005384882 2001-10-01	Computer File	Stellar 3 : version 4.0

MarketLinx, Inc.	TX0005384888 2001-10-1	Computer File	Net.MLS 3.1.60

MarketLinx, Inc.	TX0005508986 2002-5-24	Computer File	Stellar 3 : MRM site customization

MarketLinx, Inc.	TX0005384882 2001-10-01	Computer File	Stellar 3 : version 4.0

PATENTS AND PATENT LICENSES

Registered Holder	Application No.	Registration/ Publication No.	Title
First American CoreLogic, Inc.	11/526,208	7,587,348 US 2007/0226129 A1	SYSTEM AND METHOD OF DETECTING MORTGAGE RELATED FRAUD

First American CoreLogic, Inc.	11/543,271	7,668,769 US 2007/0106582 A1	SYSTEM AND METHOD OF DETECTING FRAUD

First American CoreLogic, Inc.	12/246,407	US 2009/0099959 A1	METHODS AND SYSTEMS OF PREDICTING MORTGAGE RISK

First American CoreLogic, Inc.	2582706 Canada		SYSTEM AND METHOD OF DETECTING MORTGAGE RELATED FRAUD

First American CoreLogic, Inc.	705653.4 UK		SYSTEM AND METHOD OF DETECTING MORTGAGE RELATED FRAUD

First American CoreLogic, Inc.	12/710,228		SYSTEM AND METHOD OF DETECTING FRAUD

15	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder	Application No.	Registration/ Publication No.	Title
First American CoreLogic, Inc.	PCT/US08/78987	WO2009/048843	METHODS AND SYSTEMS OF PREDICTING MORTGAGE RISK

eAppraiseIT LLC	10/849,702		SYSTEM AND METHOD FOR EVALUATING RISK ASSOCIATED WITH PROPERTY

First American CoreLogic, Inc.	2007242962 Australia		METHOD AND APPARATUS FOR DETECTING FRAUDULENT LOANS

First American CoreLogic, Inc.	07/963,908	5,361,201	REAL ESTATE APPRAISAL USING PREDICTIVE MODELING

First American CoreLogic, Inc.	10/713,348	7,599,882 US 2005/0108025 A1	METHOD FOR MORTGAGE FRAUD DETECTION

First American CoreLogic, Inc.	10/892,618	US 2006/0015357 A1	METHOD AND APPARATUS FOR SPATIOTEMPORAL VALUATION OF REAL ESTATE

First American CoreLogic, Inc.	11/007,750	US 2006/0122918 A1	METHOD AND APPARATUS FOR TESTING AUTOMATED VALUATION MODELS

First American CoreLogic, Inc.	11/135,778	US 2006/0271472 A1	METHOD AND APPARATUS FOR ADVANCED MORTGAGE DIAGNOSTIC ANALYTICS

First American CoreLogic, Inc.	11/197,653	US 2007/0033122 A1	METHOD AND APPARATUS FOR COMPUTING SELECTION CRITERIA FOR AN AUTOMATED VALUATION MODEL

First American CoreLogic, Inc.	11/499,341	US 2007/0033126 A1	METHOD AND SYSTEM FOR UPDATING A LOAN PORTFOLIO WITH INFORMATION ON SECONDARY LIENS

First American CoreLogic, Inc.	11/765,355	US 2007/0294303 A1	SYSTEM AND METHOD FOR ACQUIRING MORTGAGE CUSTOMERS

First American CoreLogic, Inc.	11/765,373	US 2007/0294163 A1	SYSTEM AND METHOD FOR RETAINING MORTGAGE CUSTOMERS (PT CUSTOMER RETENTION)

16	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder	Application No.	Registration/ Publication No.	Title
First American CoreLogic, Inc.	11/771,114	US 2008/0004893 A1	METHOD AND APPARATUS FOR VALIDATING AN APPRAISAL REPORT AND PROVIDING AN APPRAISAL SCORE

First American CoreLogic, Inc.	11/772,545	US 2008/0010188 A1	METHOD AND APPARATUS FOR PREDICTING OUTCOMES OF A HOME EQUITY LINE OF CREDIT (HELOC SCORE)

First American Corelogic, Inc.	11/864,606		INFORMATION VALIDATION SYSTEM

First American CoreLogic, Inc.	12/020,422	US 2008/0222028 A1	METHOD AND SYSTEM FOR PROVIDING MORTGAGE DATA QUALITY CONTROL VERIFICATION

First American CoreLogic, Inc.	2005209683 Australia	2005209683	METHOD AND APPARATUS FOR CONSTRUCTING A FORECAST STANDARD DEVIATION FOR AUTOMATED VALUATION MODELING

First American CoreLogic, Inc.	555315 NZ		METHOD AND APPARATUS FOR TESTING AUTOMATED VALUATION MODELS

First American CoreLogic, Inc.	12/637,448		METHOD, SYSTEM AND COMPUTER PROGRAM PRODUCT FOR CREATING A REAL ESTATE PRICING INDICATOR AND PREDICTING REAL ESTATE TRENDS

First American CoreLogic, Inc.	61/259,967		MULTIPLE LISTINGS SERVICE DATA SHARING SYSTEM, METHOD, AND COMPUTER PROGRAM PRODUCT

First American CoreLogic, Inc.	713280.6 UK	GB2437860A	METHOD AND APPARATUS FOR TESTING AUTOMATED VALUATION MODELS

First American Corelogic, Inc.	11/623,020		METHOD AND APPARATUS FOR DETECTING FRAUDULENT LOANS

17	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder	Application No.	Registration/ Publication No.	Title
First American CoreLogic, Inc.	11/499,401	US 2007/0185806 A1	METHOD AND APPARATUS FOR MONITORING AND REPORTING OF LIEN DISTRESS EVENTS (LIEN WATCH)	(1)

First American CoreLogic, Inc.	11/677,535	US 2007/0198493 A1	SYSTEM AND METHOD FOR MONITORING EVENTS ASSOCIATED WITH A PERSON OR PROPERTY	(1)

First American CoreLogic, Inc.	12/166,051	US 2010/0004952 A1	SYSTEM AND METHOD FOR TRACKING, MONITORING AND REPORTING EXTINGUISHMENT OF A TITLE INSURANCE POLICY	(1)

First American CoreLogic, Inc.	PCT/US2009/048694 NF	WO2010/002705	SYSTEM AND METHOD FOR TRACKING, MONITORING AND REPORTING EXTINGUISHMENT OF A TITLE INSURANCE POLICY	(1)

First American CoreLogic, Inc.	10/944,593	US 2006/0085234 A1	METHOD AND APPARATUS FOR CONSTRUCTING A FORECAST STANDARD DEVIATION FOR AUTOMATED VALUATION MODELING

First American CoreLogic, Inc.	1838/MUMNP/2007 India		METHOD AND APPARATUS FOR ADVANCED MORTGAGE DIAGNOSTIC ANALYTICS

First American CoreLogic, Inc.	2006249507 Australia		METHOD AND APPARATUS FOR ADVANCED MORTGAGE DIAGNOSTIC ANALYTICS

First American CoreLogic, Inc.	200680018393.2 China		METHOD AND APPARATUS FOR ADVANCED MORTGAGE DIAGNOSTIC ANALYTICS

First American CoreLogic, Inc.	2518394 Canada		METHOD AND APPARATUS FOR CONSTRUCTING A FORECAST STANDARD DEVIATION FOR AUTOMATED VALUATION MODELING

First American Real Esate Tax Service	12/651,137		AUTOMATIC DELINQUENCY ITEM PROCESSING WITH

18	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder	Application No.	Registration/ Publication No.	Title
CUSTOMIZATION FOR LENDERS

First American Real Estate Solutions LLC	10/784,325	US 2004/0260510 A1	GIS-BASED RAPID POPULATION ASSESSMENT TOOL

First American Real Estate Solutions LLC	11/811,250	US 2008/0055096 A1	REAL-TIME MODELING ANALYSIS OF HAZARDS DATA WITH LARGE NUMBERS OF LOCATIONS AND WITH CUSTOMIZED REPORTING AND WEB-BASED DELIVERY

First American Real Estate Solutions LLC	11/974,911		SYSTEMS AND METHODS FOR FLOOD RISK ASSESSMENT

First American Real Estate Solutions LLC	11/999,267		SYSTEMS AND METHOD FOR TRACKING PARCEL DATA ACQUISITION

First American Real Estate Solutions LLC	11/999,319		PARCEL DATA ACQUISITION AND PROCESSING

First American Real Estate Solutions, LLC	11/601,448		UPDATING A DATABASE WITH DETERMINED CHANGE IDENTIFIERS

First American Real Estate Solutions, LLC	11/601,574		SYSTEMS AND METHODS FOR FLOOD AREA CHANGE DETECTION

First American Real Estate Solutions, LLC	11/601,575		DISPLAYING A FLOOD CHANGE MAP WITH CHANGE DESIGNATORS

First American Real Estate Solutions, LLC	11/712,833		RULES-BASED DELINQUENCY ITEM PROCESSING

First American Real Estate Solutions, LLC	11/712,835		TAX DELINQUENCY SCREEN WITH LOAN DATABASE BACKSEARCH

First American Real Estate Solutions, LLC	11/971,735		FLOOD ANALYSIS DATA PRODUCTION

First American Real Estate Solutions, LLC	12/027,096		SYSTEMS AND METHODS FOR QUANTIFYING FLOOD RISK

MarketLinx Inc.	10/621,954		INTERNET-BASED HOUSING MARKET REPORT GENERATING TOOL

19	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder	Application No.	Registration/ Publication No.	Title
MarketLinx Inc.	09/861,282	7,343,348 US 2002/0095385 A1	SYSTEM FOR PERFORMING REAL-ESTATE TRANSACTIONS OVER A COMPUTER NETWORK USING PARTICIPANT TEMPLATES	(1)

MarketLinx Inc.	11/104,371		METHOD FOR PROVIDING REAL-TIME ACCESS OF REAL ESTATE PROPERTY LISTING DATABASE VIA VOICE COMMUNICATION NETWORKS

The First American Corporation	10/730,266		ELECTRONIC CLOSING

The First American Corporation	10/405,890		ELECTRONIC MORTGAGE QUALITY CONTROL

The First American Corporation	10/989,559		DOCUMENT MANIFEST AND PUBLICATION ASSOCIATION WITH DATASET QUALITY CONTROL

(1)	Subject to a licensing arrangement between The First American Corporation (“FAC”) and First American Financial Corporation (“FAFC”), some of which are under review in connection with the spin-off.

TRADEMARKS AND TRADEMARK LICENSES

Registered Holder		Trademark
Atone Software, Inc.	2862644	AMPMORTGAGES
Atone Software, Inc.	2883289	ATONE
Atone Software, Inc.	2940924	ATONE SOFTWARE & Design

20	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
Atone Software, Inc.	3036476	RIGHT HERE RIGHT NOW

First American CoreLogic, Inc.	3393028	FRAUDMARK

First American CoreLogic, Inc.	3407213	BROKERWATCH

First American CoreLogic, Inc.	3510951	BASEPOINT EPD

First American CoreLogic, Inc.	3514165	BASEPOINT ANALYTICS

First American CoreLogic, Inc.	3517073	APPRAISERWATCH

First American CoreLogic, Inc.	3517074	LENDERWATCH

First American CoreLogic, Inc.	3517075	SCIENCE SOLVING FRAUD

First American CoreLogic, Inc.	3521251	DYNAMIC TRAITS

First American CoreLogic, Inc.	3538194	BASEPOINT EPD

First American CoreLogic, Inc.	3559890	BASEPOINT

First American CoreLogic, Inc.	3584020	AEWATCH

21	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American CoreLogic, Inc.	3587987	PATTERNWATCH

First American CoreLogic, Inc.	1309433 Canada	BASEPOINT ANALYTICS

First American CoreLogic, Inc.	2425913 UK	BASEPOINT ANALYTICS

First American CoreLogic, Inc.	2682333 Argentina	BASEPOINT ANALYTICS

First American CoreLogic, Inc.	2682334 Argentina	BASEPOINT ANALYTICS

First American CoreLogic, Inc.	828539332 Brazil	BASEPOINT ANALYTICS

First American CoreLogic, Inc.	828539359 Brazil	BASEPOINT ANALYTICS

First American CoreLogic, Inc.	953661 Mexico	BASEPOINT ANALYTICS

First American CoreLogic, Inc.	966549 Mexico	BASEPOINT ANALYTICS

Basis100 Corporation	2561954	PASS

Basis100 Corporation	2907616	SOLIMAR TECHNOLOGY

eAppraiseIT, LLC	2267223	NETWORK APPRAISAL SERVICES

eAppraiseIT, LLC	2267224	NAS

eAppraiseIT, LLC	2830941	EAPPRAISEIT (typed drawing)

22	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
eAppraiseIT, LLC	2264963	NAS NETWORK APPRAISAL SERVICES (Stylized)

First Amercian Corelogic, Inc.	1292629 TMA747511 Canada	CORELOGIC

First Amercian Corelogic, Inc.	908481 EU	CORELOGIC

First American CoreLogic, Inc.	1434675	THE REAL ESTATE PACE

First American CoreLogic, Inc.	1512529	METROSCAN

First American CoreLogic, Inc.	1724438	REALIST

First American CoreLogic, Inc.	2241224	INTELLIGENT TECHNOLOGIES AT WORK

First American CoreLogic, Inc.	2347036	WIN2DATA

First American CoreLogic, Inc.	2349946	VALUEPOINT

First American CoreLogic, Inc.	2378780	RES

23	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American CoreLogic, Inc.	2378975	REALQUEST

First American CoreLogic, Inc.	2385540	BRAIN

First American CoreLogic, Inc.	2403687	MARKETRAC

First American CoreLogic, Inc.	2404929	LEADS TO LOANS

First American CoreLogic, Inc.	2414648	EXPERT LEADS

First American CoreLogic, Inc.	2503420	[GRAPHIC APPEARS HERE]

First American CoreLogic, Inc.	2560509	NEIGHBORHOOD PROFILE

First American CoreLogic, Inc.	2585104	Misc. Design (Clasping Hands Design)

First American CoreLogic, Inc.	2622732	BRAIN

First American CoreLogic, Inc.	2733676	HPI

24	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American CoreLogic, Inc.	2792062	CONNECT2DATA

First American CoreLogic, Inc.	2798429	CONNECT2DATA

First American CoreLogic, Inc.	2858394	REISOURCE

First American CoreLogic, Inc.	2899549	BRAIN WAVES

First American CoreLogic, Inc.	2927771	BOHAN GROUP

First American CoreLogic, Inc.	2995200	REISOURCE (Stylized)

First American CoreLogic, Inc.	3070979	Misc. Design (Bohan Group Logo)

First American CoreLogic, Inc.	3138282	BRAIN QC

First American CoreLogic, Inc.	3210678	HISTORYPRO REVIEW

25	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American CoreLogic, Inc.	3210679	AVMSELECT

First American CoreLogic, Inc.	3210680	HISTORYPRO

First American CoreLogic, Inc.	3224414	IDENTITYPRO

First American CoreLogic, Inc.	3224415	THIRDPARTYSCORECARD

First American CoreLogic, Inc.	3229180	LOANSAFE

First American CoreLogic, Inc.	3232429	BRAINPLC

First American CoreLogic, Inc.	3268453	TRUESTANDINGS

First American CoreLogic, Inc.	3280533	COMMERCIALIST

First American CoreLogic, Inc.	3288591	BRAIN SMART FORMS

First American CoreLogic, Inc.	3299281	CORELOGIC

First American CoreLogic, Inc.	3308829	CORELOGIC

First American CoreLogic, Inc.	3330701	BRAIN EXCHANGE

26	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American CoreLogic, Inc.	3330731	LOANIQ

First American CoreLogic, Inc.	3338328	V VISIONCORE A CORELOGIC COMPANY & Design

First American CoreLogic, Inc.	3359524	CUSTOM DATA SOLUTIONS

First American CoreLogic, Inc.	3367362	EABSTRACTING

First American CoreLogic, Inc.	3381415	RESIGRAPHICS

First American CoreLogic, Inc.	3460680	INCOMEPRO

First American CoreLogic, Inc.	3489814	VALUEPOINT4 DEFAULT

First American CoreLogic, Inc.	3492331	FIRST AMERICAN CORELOGIC

First American CoreLogic, Inc.	3684487	BRAIN

First American CoreLogic, Inc.	3720623	NEIGHBORHOOD PROFILE

First American CoreLogic, Inc.	3730465	RISKMODEL

27	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American CoreLogic, Inc.	77097649	LEAD WATCH

First American CoreLogic, Inc.	77213351	REALIST VALUEMAP

First American CoreLogic, Inc.	77230614	LOANSAFE RDS

First American CoreLogic, Inc.	78666416	BRAIN CENTER

First American CoreLogic, Inc.	1301689 TMA740159 Canada	HISTORYPRO

First American CoreLogic, Inc.	1302035 TMA740154 Canada	LOANSAFE

First American CoreLogic, Inc.	898903 Australia	LOANSAFE

First American CoreLogic, Inc.	904015 WIPO Australia	HISTORYPRO

First American CoreLogic, Inc.	3177362	BRAINWEB

First American Corporation, The	TMA552674RD Canada	Credit Connection

First American Corporation, The	1861172	CERTIFAX

First American Corporation, The	2369844	MLS PASSPORT

28	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American Corporation, The	2405014	MARKETLINX SOLUTIONS & Design

First American Corporation, The	2485001	CITY.SERVE (Stylized)

First American Corporation, The	2490483	METRO.SERVE

First American Corporation, The	2563195	MARKETLINX.TEMPO

First American Corporation, The	2782191	MLXCHANGE

First American Corporation, The	2802701	MLXCHANGE

First American Corporation, The	2807896	MARKETLINX

First American Corporation, The	3004098	NEWPORTWORKS

First American Corporation, The	141258 Canada	MLXCHANGE

29	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American Corporation, The	1596384

First American Corporation, The	2481785 UK	UKVECTOR

First American Corporation, The	898903 WIPO Australia UK	LOANSAFE

First American Corporation, The	78631625	TRANSACTION MANAGER

First American Corporation, The ProductName: FAREIS - EXCELIS	1639396	EXCELIS

First American Corporation, The Product Name: FAREIS - EXCELIS	1684806	EXCELIS

First American Corporation, The Product Name: FAREIS—First American Flood Data	1823454	FLOODCERT

30	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American Corporation, The Product Name: FAREIS - First American Real Estate Tax Service	1674460	FIRST AMERICAN REAL ESTATE TAX SERVICE

First American Corporation, The Product Name: FAREIS - First American Real Estate Tax Service	1822104	SMART

First American Corporation, The Product Name: FAREIS - First American Tax Valuation	3166013	LIENWATCH

First American Corporation, The Product Name: Interealty, TITLE-RESIDENTIAL GROUP	2354161	NET.MLS

31	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American Corporation, The Product Name: TITLE - RESIDENTIAL GROUP	2796517	MIRROR.SERVE

First American Corporation, The	1211168 Australia	VECTOR

First American Corporation, The	780887 New Zealand	VECTOR

First American Real Estate Solutions LLC	1887440	WATERTIGHT GUARANTEES

First American Real Estate Solutions LLC	2430522	FLOODMAP (Supplemental Register)

First American Real Estate Solutions LLC	2729482	POWERLINES

First American Real Estate Solutions LLC	3279044	SMARTWEB

First American Real Estate Solutions LLC	3299314	FAPAY

First American Real Estate Solutions LLC	3299441	TAXWATCH

First American Real Estate Solutions LLC	3450982	SOURCEBRIDGE

32	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
First American Real Estate Solutions LLC	3450983	SOURCEPLUS

First American Real Estate Solutions LLC	3452207	PARCELPOINT

First American Real Estate Solutions LLC	3525760	RAPIDLINES

First American Real Estate Solutions LLC Product Name: FAREIS - First American Real Estate Tax Service	3236132	INSTANTDATA

First American Real Estate Solutions LLC. Product Name: FAREIS - Transamerica Tax & Flood	2058756	HOMEOWNER AREA NOTIFICATION SERVICE, HNS

First American Default Information Services, LLC Product Name: FARES	2984631	REOSOURCE

Harvard Design and Mapping Co., Inc.	1936250	FLOODINFO (Supplemental Register)

33	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Registered Holder		Trademark
Harvard Design and Mapping Co., Inc.	2188975	HDM

Harvard Design and Mapping Co., Inc.	2862558	QA/QC PRO

Harvard Design and Mapping Co., Inc.	2872277	GEO-SECURITY

Harvard Design and Mapping Co., Inc.	2948302	MAPRX

Harvard Design and Mapping Co., Inc.	3221534	INSMAP

Harvard Design and Mapping Co., Inc.	3243728	V-BIZ

Harvard Design and Mapping Co., Inc.	3262133	GEONUMERO

Harvard Design and Mapping Co., Inc.	3337557	GIS PORTAL (Supplemental Register)

Harvard Design and Mapping Co., Inc.	3456583	INSMAP

Harvard Design and Mapping Co., Inc.	3524215	GEOCODE GLOBAL

Marketlinx, Inc.	3717399	TEMPO

Marketlinx, Inc.	3728252	INNOVIA

Marketlinx, Inc.	77779630	LUCERO

34	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
absloanlevel.com
absloanlevel.net
absloanlevel.org
actmls.com
amlsok.com
amsclient.com
appraisal20.com
appraisals.com
appraiseitsolutions.com
ashebororandolphmls.com
atonesoftware.com
augustarealtorsmls.com
bankruptcycompliance.com
basepointftp.com
basepointftp.net
basepointftp.org
basis100.com
binghamtonmls.com
binmls.com
binmls.info
binmls.mobi
binmls.net
binmls.org
binmls.us
bnymls.com
bohangroup.com
bonnermls.com
bor-mls.com
bporesources.com
brevardmls.com
brooklynmls.com
burlingtonalamancecomls.com
caaronline-mis.com
cbainfo.com
cbainfo.net
cbalynk.com
cbalynk.net
cbapecheck.com
ccbrealtors.com
charlotteareamls.com
charlotteareamls.net
chasecredit.com
chasevms.com
cirmlsonline.com
clientlinx.com
clientlinx.net
closeanydeal.net
closeanydeal.org

35	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
closemoredeals.net
closemoredeals.org
closethedeal.net
closethedeal.org
closeyourdeal.com
closeyourdeal.org
close-your-deal.org
closeyourdeals.net
closeyourdeals.org
closuredeal.net
closuredeal.org
collateraltech.com
collateraltech.net
columbusinmls.com
columbusrealtors.com
commercialist.com
commercialpropinfo.com
commercialreinfo.com
connect2data.com
corelogic.com
corelogic.net
corelogic.org
corelogics.biz
corelogics.net
corelogics.org
courthousedatastage.com
credco.biz
credco.com
credco.info
credco.net
credco.us
credcocertification.com
credcoconnect.biz
credcoconnect.com
credcoconnect.net
credcoconnect.org
credcocredit.com
credcocreditreports.com
credcodatacheck.com
credcodatahq.com
credcoservices.com
credstar.com
cscorelogic.biz
cscorelogic.net
cscorelogic.org
cscorelogics.biz
cscorelogics.com
cscorelogics.net

36	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
cscorelogics.org
csmarketing.com
csmarketing.net
csvaluation.com
cullmanmls.com
dabmls.com
dataflite.com
dataflite.net
dataflite.org
decisionsuite.com
defaulthub.com
delmls.com
devenio.com
devenio.net
dimensionalysis.com
eappr.com
eappr.net
eappraiseit.com
easternncmls.com
ecredco.com
ecustomer-support.com
emortgageprospector.com
epropertywatch.com
erelscredit.com
erelscredit.info
escrowplus.org
fastlandv.com
fastlender.net
fayettevillencmls.com
fhaarmls.com
fhaarmls.info
fhaarmls.mobi
fhaarmls.net
fhaarmls.org
fhaarmls.us
fulfillment-solutions.com
fusionmls.com
gainesvillemls.com
geparmls.com
geparmlsmobile.com
geparwireless.org
getoffutt.com
ghvmls.com
gnmls.com
goldsboromls.com
greenvillencrealtors.com
gurbr.net
hcmls.com

37	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
hendersonvillencmls.com
hernandomls.com
hicentralmls.biz
hicentralmls.com
hicentralmls.info
hicentralmls.net
hicentralmls.org
hiltonheadmls.com
homeprice.com
homepriceanalyzer.com
homeprofile.com
hpa2000.com
icredco.com
idfraudservice.com
idinsights.com
idinsights.net
illinihomes.com
infosolco.com
infosolco.mobi
infosolco.net
infosolco.org
innoviademo.com
instantmerge.com
interealty.com
interealty.net
interrealty.com
iredonline.com
iscsys.com
iscsys.net
itinfocenter.com
itinformationcenter.com
jacksonmls.com
jbormls.com
jcbormls.com
jcmls.com
jeffersoncityarearealestate.com
jenark.com
jerseyshoremls.com
jerseyshoremls.net
juniorlienservices.biz
juniorlienservices.com
juniorlienservices.info
juniorlienservices.net
lakeozarksmls.com
leadstoloans.com
listsource.com
loaniq.com
loaniq.net

38	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
loanlevelabs.com
loanlevelabs.net
loanlevelabs.org
loanlevelmbs.com
loanlevelmbs.net
loanlevelmbs.org
loanlevelnet.com
loanlevelnet.net
loanlevelnet.org
loanlevelupdate.com
loanlevelupdate.net
loanlevelupdate.org
loanperformance.com
loanproductionsolutions.com
mailinglistprospects.com
maptracker.com
marcoareamls.com
marketlinx.biz
marketlinx.com
marketlinx.net
marketlinx.us
marketracweb.com
mba-tax.com
mbsloanlevel.com
mbsloanlevel.net
mbsloanlevel.org
metroscan.com
mktrac.com
mlsaugusta.com
mlscitrus.com
mlsdatachecker.com
mlsocala.com
mlsrets.com
mlsrets.net
mltempo.com
mltempo.net
mlxbuild.com
mlxcange.com
mlxchange.com
mlxhelp.com
mlxpro.com
mlxtempo.com
mlxtempo.mobi
mlxtempo.net
mlxwireless.com
mortgagedataproducts.com
mortgagedataproducts.net
mortgagelists.com

39	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
mortgagerisk.com
movmls.com
myconsumermls.biz
myconsumermls.com
myconsumermls.info
myconsumermls.mobi
myconsumermls.net
myconsumermls.org
myfastor.net
myprivatecredit.com
myrealist.com
nacogdochesmls.com
nciar.com
newmlssystem.com
newvista-ams.com
nnerenmls.com
nnerenmls.org
nsbmls.com
ntreisinnovia.com
ntreisinnovia.info
ntreisinnovia.mobi
ntreisinnovia.net
ntreisinnovia.org
ntreisinnovia.us
ocbrmls.com
offutt-dev.com
offutt-innovia.com
orangecomls.com
ourventureonline.com
paarmls.org
pbmls.com
pisgmail.com
pretell.com
propertylinx.com
propertylinx.net
propertyplace.com
propertyplace.mobi
propertyview.com
prospect-check.com
quantrix.info
quantrix.us
quantrixllc.biz
quantrixllc.com
quantrixllc.info
quantrixllc.net
quantrixvaluation.biz
quantrixvaluation.com
quantrixvaluation.info

40	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
quantrixvaluation.net
quantrixvaluation.us
quantrixvaluationservices.biz
quantrixvaluationservices.com
quantrixvaluationservices.info
quantrixvaluationservices.net
quantrixvaluationservices.us
quantrixvendorservices.com
quantrixvendorservices.net
quantrixvendorservices.org
ranwrealtors.com
ranwwmls.com
realestateerie.com
realestate-transaction.com
realestate-transaction.org
realist.com
realquest.ca
realquest.co.uk
realquest.com
realquestexpress.com
realquestinvestor.com
realquestpr.com
realquestpr.net
realquestpro.com
realquest-pro.com
realquestpro.net
realquest-pro.net
realquestprofessional.com
realquest-professional.com
realquestprofessional.net
realquest-professional.net
realquestpros.com
realquestpros.net
reisource.com
relsconnect.com
relscredit.com
relscredit.info
relsreporting.com
relsreporting.info
relsreportingservices.com
relsreportingservices.info
remreports.com
remsanalytics.com
reosource.com
resdts.com
resftp.com
retsconnector.com
retsconnector.net

41	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
retsconnector.org
rq-pro.com
rqpro.net
rq-pro.net
rqprofessional.com
rqprofessional.net
saferent.com
saleescrow.com
sancapmls.com
sanluisvalleymls.com
scrantonpamls.com
secondlienservices.biz
secondlienservices.com
secondlienservices.info
secondlienservices.net
seibrmls.com
selkirkmls.com
sirmlsinc.com
sivalue.com
sivalue.net
socalmls.com
socalmls.org
solimar.com
solimar.net
sourceoneservices.com
sourceoneservices.net
stauntonaugustahomes.com
stjmls.com
swmls.com
tempohelp.com
tennvamls.com
thelistfactory.com
the-marketpulse.com
t-iii.com
tractescrow.com
trilakesmls.com
trueltv.biz
trueltv.net
truestandings.com
us.com
uticaromerealtor.net
valueanyhome.com
vendorscape.com
visioncore.com
vreinmls.com
wcaremls.net
westlakess.com
willcapmatrix.com

42	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
willcapmatrix.net
willcapmatrix.org
win2data.com
wncrmls.com
zbormls.com
agentpoint360.com
agentpoint360.net
agentresource.biz
agentresource.com
agentresource.info
agentresource.net
agentresource.us
areasavm.com
automatedvaluationnews.com
avmnews.net
avmselect.biz
avmselect.info
basis100.bz
basis100.cc
basis100.net
basis100.org
basis100.tv
better-data.com
brokerresource.biz
brokerresource.org
brokerresource.us
chasevms.biz
chasevms.info
chasevms.net
chasevms.org
chasevmservices.biz
chasevmservices.com
chasevmservices.info
chasevmservices.net
chasevmservices.org
connectodata.com
corelogic.asia
corelogic.co.in
corelogic.com.au
corelogic.in
corelogicmarketpulse.com
corelogicmarketpulse.net
corelogicnews.com
corelogicnews.net
courthousedata.net
cscorelogic.com
dataheadquarters.com
deskavm.net

43	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
eappraiseit.net
eappraiseit.org
eappraisit.com
emetroscan.com
epropertywatch.biz
epropertywatch.net
expertagent.biz
expertagent.com
expertbroker.biz
expertbroker.com
freehomedetail.com
freelienreport.com
freelienreport.net
freelienwatch.com
freelienwatch.net
freemortgagewatch.com
freepropertydetail.com
freepropertyfacts.com
freepropertywatch.com
historypro.biz
historypro.info
historypro.net
homedatafree.com
homefraudwatch.com
homehistoryfree.com
homeleads.com
homeprofile.biz
homeprofile.info
homereportfree.com
icredco.info
identitypro.biz
identitypro.info
identitypro.net
incomepro.info
incomepro.net
leadstoloan.com
leadstoloans.com.au
leadtoloan.com
leadtoloans.com
loaniq.biz
loaniq.com.au
loaniq.info
loanperformance.info
loanperformance.net
loansafe.biz
marketlinx.us.com
mavex1003.com
mavex1003.net

44	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
mavexdefender.com
mavexdefender.net
metroscan.biz
mlxinnovia.com
mlxselfchange.com
neighborhoodprofile.com
paperlessdeals.net
propertydatafree.com
propertydatasource.com
propertyfactsfree.com
propertyhistoryfree.com
propertyinformationexchange.com
propertymaps.info
propertyreportfree.com
propinfo.biz
realestate-transaction.net
realmaps.biz
realmaps.info
realmaps.net
realmaps.org
realmaps.us
realpoint360.net
realquest.asia
realquest.be
realquest.biz
realquest.ch
realquest.co.ca
realquest.co.il
realquest.co.in
realquest.co.kr
realquest.co.za
realquest.com.au
realquest.com.bd
realquest.com.br
realquest.com.es
realquest.com.pt
realquest.com.sg
realquest.com.tr
realquest.com.tw
realquest.com.vn
realquest.cz
realquest.es
realquest.fr
realquest.gr
realquest.ie
realquest.in
realquest.it
realquest.jp

45	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
realquest.kr
realquest.ma
realquest.nl
realquest.ru
realquest.sg
realquest.tv
realquest.tw
realquest.us
realquestnews.com
realquestnews.net
realtyplusonline.org
remsanalytics.net
riskmodel.com
rtquest.biz
rtquest.com
rtquest.info
rtquest.net
rtquest.org
rtquest.us
servicingscorecard.com
solimar.us
the-market-pulse.com
trueltv.com
ukavm.com
ukavm.net
ukavm.org
ukvector.co.uk
valuall.com
valuepoint4.com
valuepoint4.com.au
valuepointplus.com
valuit.com
vectordefender.com
vectordefender.net
vectorplatform.com
vectorplatform.net
vectorportfolio.com
vectorportfolio.net
vectorportfolios.com
vectorportfolios.net
vectorxray.com
vectorx-ray.com
vectorxray.net
vectorx-ray.net
vendormanagement.biz
vendormanagementservices.com
visioncore.biz
vision-core.biz

46	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Domain Names
visioncore.info
vision-core.info vision-core.net visioncore.org vision-core.org visioncore.us vision-core.us vp4.com.au westlakess.net westlakess.org

(1)	Does not include certain domain names that are still subject to review in connection with the Spin-Off but are likely to be transferred to First American Financial Corporation (“FAFC”) on or about the completion date of the Spin-Off.

Trade Names/DBAs

True Name	DBA Name (Registered and Unregistered)

Accufacts Pre-Employment Screening, Inc.	First Advantage Select Business Services

American Driving Records, Inc.	First Advantage ADR

American Driving Records, Inc.	First Advantage Transportation Services

American Driving Records, Inc.	First Advantage ADR

American Driving Records, Inc.	First Advantage Transportation Services

American Driving Records, Inc.	First Advantage ADR

American Driving Records, Inc.	First Advantage Transportation Services

American Driving Records, Inc.	First Advantage ADR

American Driving Records, Inc.	First Advantage Transportation Services

47	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

True Name	DBA Name (Registered and Unregistered)

American Driving Records, Inc.	First Advantage ADR

American Driving Records, Inc.	First Advantage Transportation Services

Faslo Solutions, LLC	First American Advanced Analytics (FAAA)

First American CoreLogic, Inc.	VisionCore

First American CoreLogic, Inc.	BasePoint

First American CoreLogic, Inc.	BasePoint Analytics

First American CoreLogic, Inc.	LoanPerformance

First American Default Information Services (FADIS)	First American Global Outsourcing Services (FAGOS)

First American Default Information Services (FADIS)	First American Default Technology Group (FADTG)

First American Default Information Services (FADIS)	First American National Default Outsourcing (FANDO)

First American Default Information Services (FADIS)	First American REO Servicing (FAREO)

First American Default Information Services (FADIS)	First American National Claims Outsourcing (FANCO)

First American Default Information Services (FADIS)	First American Loss Mitigation Services (FALMS)

First American Default Information Services (FADIS)	First American Loan Production Services (FALPS)

First American Default Information Services (FADIS)	First American Field Services (FAFS)

First American Flood Hazard Certification LLC (FAFHC)	First American Flood Data Services (FAFDS)

48	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

True Name	DBA Name (Registered and Unregistered)

First American Flood Hazard Certification LLC (FAFHC)	First American Spatial Solutions (FASS)

First American Flood Hazard Certification LLC (FAFHC)	Proxix Solutions

First American Real Estate Solutions LLC (FARES)	First American Federal Solutions (FAFS)

First American Real Estate Solutions LLC (FARES)	First American Residential Value View (FARVV)

First American Real Estate Solutions LLC (FARES)	Valuation and Property Solutions (VPS)

First American Real Estate Tax Service LLC (FARETS)	First American Real Estate Tax Service

First Advantage Background Services Corp.	FADV Background Services Corp. (Forced)

First Advantage Background Services Corp.	First Advantage Saferent

First Advantage Corefacts, Inc.	EVIDENTDATA

First Advantage Corporation	First Advantage Holding, Inc. (Forced)

First Advantage Corporation	Omega Insurance Services Inc., A First Advantage Company (Forced)

First Advantage Credco LLC	CredStar

First Advantage Credco LLC	CredStar

First Advantage Credco LLC	CredStar

First Advantage Credco LLC	CredStar

First Advantage Credco LLC	CBA Information Solutions

49	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

True Name	DBA Name (Registered and Unregistered)

First Advantage Litigation Consulting, LLC	EvidentData

First Advantage Litigation Consulting, LLC	First Advantage Data Recovery Services

First Advantage Litigation Consulting, LLC	First Advantage Data Recovery Services

First Advantage Litigation Consulting, LLC	First Advantage Data Recovery Services

MarketLinx Inc.	Interealty Corporation

PrideRock Holding Company, Inc.	Advantage Biometric Group

Omega Insurance Services, Inc.	First Advantage Backtrack Reports

Omega Insurance Services, Inc.	First Advantage Litigation Consulting

Omega Insurance Services, Inc.	First Advantage Investigative Services (Inc.) (Forced)

Omega Insurance Services, Inc.	First Advantage Investigative Services (Forced)

50	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

True Name	DBA Name (Registered and Unregistered)

Omega Insurance Services, Inc.	First Advantage Investigative Services (Forced)

51	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Schedule 6

Deposit Accounts

Entity	Account Number	Bank
Backtrack	005502088321	Bank of America
BarNone	001472602662	Bank of America
BarNone	8765000506	Bank of America
BIS	005500503730	Bank of America
CIC	005502710071	Bank of America
CIC	008981715351	Bank of America
Credstar	898030311654	Bank of America
Decision HR	898028595330	Bank of America
Decision HR	005489601397	Bank of America
DRS	005566385167	Bank of America
eAppraiseIT	1235901945	Bank of America
eAppraiseIT	1235994718	Bank of America
FA CVENT Marketing	898006376377	Bank of America
Federal Solutions	51133815	Bank of America
First Advantage CIG	005561918173	Bank of America
First Advantage CoreFacts, LLC	005500507817	Bank of America
First Advantage Corporation (A/P)	005487624677	Bank of America
First Advantage Corporation (FSA)	898040451672	Bank of America
First Advantage Corporation (Master)	005491547850	Bank of America
First Advantage Corporation (PAC)	005561925412	Bank of America
First Advantage Corporation (PR)	005561916146	Bank of America
First Advantage Credco Puerto Rico	005566372484	Bank of America
First Advantage Enterprise Screening Corp.	898006376364	Bank of America
First Advantage Membership Services, Inc.	005566372471	Bank of America
First Advantage Occupational Health Services Corp.	005488079153	Bank of America
First Advantage Quest Research Co.	5508316149	Bank of America
First Advantage SafeRent, Inc.	003937345628	Bank of America
First Advantage SafeRent, Inc.	005500501127	Bank of America
First Advantage SafeRent, Inc. 401K	003939310554	Bank of America
First Advantage-NDVS	005566372468	Bank of America
First American Commercial Real Estate Services, Inc.	694715659	Bank of America
First American Commercial Real Estate Services, Inc.	4627183636	Bank of America
First American Corelogic, Inc. (RES)	12351-17181	Bank of America
First American Real Estate Solutions LLC	1235994732	Bank of America

52	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Entity	Account Number	Bank
First American Real Estate Tax Service LLC	4130028547	Bank of America
Hirecheck	003448086052	Bank of America
Jenark	005566374178	Bank of America
Leadclick Holding Company, LLC	898032374152	Bank of America
Leadclick Media	005561937028	Bank of America
Marketlinx	1235775904	Bank of America
Marketlinx	1235029750	Bank of America
Marketlinx	1235291911	Bank of America
Marketlinx	1235072602	Bank of America
Multifamily Community Insurance Agency, Inc	3933720085	Bank of America
Multifamily Community Insurance Agency, Inc	03937345042	Bank of America
National Background Data LLC	005502710518	Bank of America
National Data Registry LLC	005502710550	Bank of America
Priderock Holding Company	005566378530	Bank of America
ProudFoot	005496257718	Bank of America
ProudFoot	005498552932	Bank of America
PRSI	005496261270	Bank of America
Road Manager	005561911989	Bank of America
Screeners Advantage, Inc.	003939310046	Bank of America
SkillCheck	005561937905	Bank of America
True Data Partners	005562580296	Bank of America
TruStar Solutions	005566357263	Bank of America
First American Corelogic, Inc. (RES)	003666188745	Bank of America (Nations Bank)
First American Real Estate Information Services, Inc. (Non LLC)	4203800010	First American Trust
First American Real Estate Tax Service LLC	2100019296	First American Trust
First American Capital Trust	1085900405	First American Trust
First American Capital Trust	1085900407	First American Trust
First American Real Estate Tax Service LLC	816472047	JP Morgan
First American Real Estate Tax Service LLC	816472286	JP Morgan
First American Real Estate Tax Service LLC	816472294	JP Morgan
First Advantage Corporation (FSA)	475734513	JP Morgan Chase
First Advantage Corporation (FSA)	475734521	JP Morgan Chase
First Advantage Corporation (HSA)	397021661764	JP Morgan Chase
First American Real Estate Tax Service LLC	323-395880	JPM Chase Bank Acts.

53	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Entity	Account Number	Bank
First American Real Estate Tax Service LLC	765-911763	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	765-011755	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	601-862659	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	304-604712	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	601-873003	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	601-886757	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	304-658642	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	6300068619	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	601-883879	JPM Chase Bank Acts.
First American Real Estate Tax Service LLC	304-607665	JPM Chase Bank Acts.
Corp Accounts	0904716289	Wells Fargo
Corp Accounts	4159403435	Wells Fargo
Corp Accounts	4375652740	Wells Fargo
Corp Accounts	4588-533299	Wells Fargo
First Advantage Membership Services, Inc.	4120855325	Wells Fargo
First American Corelogic, Inc. (RES)	4496820812	Wells Fargo
First American Corelogic, Inc. (RES)	4496820804	Wells Fargo
First American Corelogic, Inc. (RES)	4121085526	Wells Fargo
First American Corelogic, Inc. (RES)	4945091239	Wells Fargo
First American Corelogic, Inc. (RES)	4945091221	Wells Fargo
First American Corelogic, Inc. (RES)	858-6282413	Wells Fargo
First American Real Estate Solutions LLC	4166786624	Wells Fargo
IOS HC	4311851273	Wells Fargo
Marketlinx	4121897946	Wells Fargo
American Innovative Insurance Solutions, Inc.	4496803040	WellsFargo Bank
FAFLO	4030014906	WellsFargo Bank
FAFLO	4375671021	WellsFargo Bank
FAGOS	4121713432	WellsFargo Bank
FALPS	1018236532	WellsFargo Bank
FAOFS	4121701718	WellsFargo Bank
FASLO	4121415582	WellsFargo Bank
FASLO	4121321202	WellsFargo Bank

54	© Copyright 2010

Guarantee and Collateral Agreement – First American Corporation

Entity	Account Number	Bank
FASLO	4121631741	WellsFargo Bank
FASLO	4121783385	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121-191654	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121-160121	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4375-694890	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121-134910	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121-127427	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121-388896	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4801-910621	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121595722	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121732515	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121721104	WellsFargo Bank
First American Commercial Real Estate Services, Inc.	4121732523	WellsFargo Bank
First American Default Information Services LLC	4121430839	WellsFargo Bank
First American Default Information Services LLC	4121430813	WellsFargo Bank
First American Default Information Services LLC	4121055321	WellsFargo Bank
First American Default Information Services LLC	4121807119	WellsFargo Bank
First American Flood Hazard Certification LLC	4121552988	WellsFargo Bank
First American Flood Hazard Certification LLC	4121489322	WellsFargo Bank
First American Real Estate Tax Service LLC	4121-070858	WellsFargo Bank
First American Real Estate Tax Service LLC	4000-033753	WellsFargo Bank
First American Real Estate Tax Service LLC	4311-851281	WellsFargo Bank
First American Real Estate Tax Service LLC	4020-019170	WellsFargo Bank
First American Real Estate Tax Service LLC	4121747752	WellsFargo Bank
First American Real Estate Tax Service LLC	4121682140	WellsFargo Bank
First American Real Estate Tax Service LLC	4121-036263	WellsFargo Bank
First American Real Estate Tax Service LLC	4121790380	WellsFargo Bank
First American Real Estate Tax Service LLC	4121790406	WellsFargo Bank
First American Real Estate Tax Service LLC	4121790414	WellsFargo Bank
First American Real Estate Tax Service LLC	4121790422	WellsFargo Bank
First American Real Estate Tax Service LLC	4121790398	WellsFargo Bank
First American Real Estate Tax Service LLC	18868200	WellsFargo Bank
First American Real Estate Tax Service LLC	18868201	WellsFargo Bank
IOS	4311851273	WellsFargo Bank
Proxix Solutions, Inc.	4121638308	WellsFargo Bank
Wells Fargo Trust Dept	881-3460311	WellsFargo Bank

55	© Copyright 2010

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of April 12, 2010 (the “Agreement”), made by the Grantors parties thereto in favor of JPMorgan Chase Bank, N.A., as Collateral Agent for the ratable benefit of the Secured Parties. The undersigned agrees for the benefit of the Collateral Agent and the Secured Parties as follows:

1.	The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.	The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.5(a) of the Agreement.

3.	The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

56	© Copyright 2010

Annex 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                     , 201    , made by                                          (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Administrative Agent and the Lenders parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, The First American Corporation (the “Borrower”), the Lenders, the Collateral Agent and the Administrative Agent have entered into that certain Credit Agreement, dated as of April 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of April 12, 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

57	© Copyright 2010

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

58	© Copyright 2010

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

59	© Copyright 2010